Exhibit 2.1

TRANSACTION AGREEMENT

AND

PLAN OF MERGER

among

CLEARWIRE CORPORATION,

SPRINT NEXTEL CORPORATION,

COMCAST CORPORATION,

TIME WARNER CABLE INC.,

BRIGHT HOUSE NETWORKS, LLC,

GOOGLE INC.,

AND

INTEL CORPORATION

Dated as of May 7, 2008

i

EXHIBITS

EXHIBIT A EXHIBIT B EXHIBIT C EXHIBIT D EXHIBIT E EXHIBIT F EXHIBIT G EXHIBIT H EXHIBIT I EXHIBIT J EXHIBIT K EXHIBIT L EXHIBIT M	– – – – – – – – – – – – –

DEFINITIONS

CERTIFICATE OF INCORPORATION OF NEWCO, INC.

BYLAWS OF NEWCO, INC.

INITIAL LIMITED LIABILITY COMPANY AGREEMENT OF NEWCO LLC

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF NEWCO LLC

LIMITED LIABILITY COMPANY AGREEMENT OF CLEARWIRE SUB LLC

LIMITED LIABILITY COMPANY AGREEMENT OF SPRINT SUB LLC

REGISTRATION RIGHTS AGREEMENT

EQUITYHOLDERS’ AGREEMENT

ASSUMED NOTE

OTHER MATTERS

TERMS OF SECURED NOTE

REVISED STRUCTURE

v

THIS TRANSACTION AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of May 7, 2008 (the “Execution Date”) by and among Clearwire Corporation, a Delaware corporation (“Clearwire”), Sprint Nextel Corporation, a Kansas corporation (“Sprint”), Comcast Corporation, a Pennsylvania corporation (“Comcast”), Time Warner Cable Inc., a Delaware corporation (“TWC”), Bright House Networks, LLC, a Delaware limited liability company (“BHN”), Google Inc., a Delaware corporation (“Google”), and Intel Corporation, a Delaware corporation (“Intel”), and together with Comcast, TWC, BHN and Google, the “Investors”; the Investors, Sprint and Clearwire are referred to herein as the “Parties”). Capitalized terms not otherwise defined in this Agreement have the meanings ascribed to those terms in Exhibit A attached to this Agreement.

RECITALS

A. The Parties desire to (i) foster the development of a nationwide wireless broadband network (the “Wireless Broadband Network”); (ii) expedite the commercial availability of wireless broadband services over the Wireless Broadband Network; (iii) enable the offering of a greater depth and breadth of wireless broadband services; and (iv) promote wireless broadband development.

B. In order to satisfy the foregoing objectives Sprint and Clearwire desire to combine their respective WiMAX Businesses and the Investors desire to invest capital and enter into certain commercial arrangements as follows:

(i) Clearwire will form a wholly owned Delaware corporation (“NewCo”);

(ii) NewCo will form a wholly owned Delaware limited liability company (“NewCo LLC”) that is, and at all times prior to the Closing will have been, treated as a disregarded entity for U.S. federal income tax purposes;

(iii) NewCo LLC in turn will form a wholly owned Delaware limited liability company (“Clearwire Sub LLC”) that is, and at all times prior to the Closing will have been, treated as a disregarded entity for U.S. federal income tax purposes;

(iv) the outstanding Class B common stock, par value $0.0001 per share, of Clearwire (“Clearwire Class B Common Stock”) will be converted into Class A common stock, par value $0.0001 per share, of Clearwire (“Clearwire Class A Common Stock”);

(v) Clearwire will merge with and into Clearwire Sub LLC, pursuant to which the shareholders of Clearwire will exchange their Clearwire Class A Common Stock for Class A common stock, par value $0.0001 per share, in NewCo (“Class A Common Stock”);

(vi) Sprint will cause to be formed a wholly owned Delaware limited liability company (“Sprint HoldCo LLC”), which in turn will form a wholly owned Delaware limited liability company (“Sprint Sub LLC”), that is, and at all times prior to the Closing will have been, a disregarded entity for U.S. federal income tax purposes;

(vii) Sprint will cause one or more wholly owned companies (referred to herein and as defined below, the “Transfer Entities”) to hold the Sprint WiMAX Business and will cause all the Transfer Entities to be limited liability companies that are treated as disregarded entities for U.S. federal income tax purposes immediately prior to and as of the Closing in accordance with the terms of this Agreement;

(viii) Sprint and its Subsidiaries will contribute all of the limited liability company interests in each of the Transfer Entities to Sprint HoldCo LLC, which in turn will contribute these interests to Sprint Sub LLC, and Sprint Sub LLC will assume the Sprint Pre-Closing Financing in accordance with the terms of this Agreement;

(ix) following both the completion of the merger of Clearwire with and into Clearwire Sub LLC and the contribution of the Transfer Entities to Sprint Sub LLC (a) Sprint will cause Sprint HoldCo LLC to contribute all of the limited liability company interests of Sprint Sub LLC to NewCo LLC in exchange for non-voting membership interests in NewCo LLC and to purchase an equal number of shares of Class B common stock, par value $0.0001 per share, in NewCo (“Class B Common Stock”) and (b) Sprint and certain of its Subsidiaries will enter into certain commercial agreements with NewCo LLC;

(x) following completion of the merger of Clearwire with and into Clearwire Sub LLC and the consummation of the transactions described in clause (ix)(a) above, Comcast, TWC, BHN and Intel will contribute $2.7 billion in the aggregate to NewCo LLC in exchange for voting and non-voting membership interests in NewCo LLC and will enter into certain commercial agreements with NewCo LLC;

(xi) following completion of the merger of Clearwire with and into Clearwire Sub LLC and the consummation of the transactions described in clause (ix)(a) above, Google will contribute $500,000,000 to NewCo in exchange for Class A Common Stock;

(xii) immediately following the purchase by Sprint HoldCo LLC of Class B Common Stock in NewCo as described in clause (ix)(a) above, NewCo will contribute the cash that it receives from Sprint HoldCo LLC to NewCo LLC in exchange for voting membership interests in NewCo LLC;

(xiii) immediately following the receipt by the Investors of voting and non-voting membership interests in NewCo LLC as described in clause (x) above, each of Comcast, TWC, BHN and Intel will contribute to NewCo its voting membership interests in NewCo LLC for Class B Common Stock in NewCo; and

(xiv) immediately following the purchase by Google of Class A Common Stock in NewCo as described in clause (xi) above, NewCo will contribute the cash that it receives from Google to NewCo LLC in exchange for voting membership interests and nonvoting membership interests in NewCo LLC, in each case according to the terms set forth in this Agreement.

C. Sprint and Clearwire have entered into a voting agreement with each of Eagle River Holdings, LLC, a Washington limited liability company (“Eagle River”), and Intel under which Eagle River and Intel have agreed, among other things, to vote their shares of Clearwire Capital Stock in favor of the Merger in the amounts and under the circumstances described in the respective voting agreements.

D. NewCo and its Subsidiaries will provide broad benefits to consumers, businesses, educators, governments and public safety users by fostering quicker, broader and more efficient deployment of a nationwide mobile wireless broadband network than either Sprint or Clearwire believes it could accomplish on its own.

E. NewCo LLC and Intel have agreed to enter into the Intel Agreement at the Closing to, among other things, accelerate and facilitate the development of a nationwide mobile wireless broadband network and devices using WiMAX.

F. The Parties intend that for U.S. federal income tax purposes, (i) the conversion of the outstanding Clearwire Class B Common Stock into Clearwire Class A Common Stock will qualify as a reorganization within the meaning of Section 368(a)(1)(E) of the Internal Revenue Code of 1986, as amended (the “Code”), and a transaction governed by Section 1036 of the Code; and (ii) the Merger of Clearwire with and into Clearwire Sub LLC in accordance with the terms set forth in this Agreement will qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Code.

G. The Parties intend that for U.S. federal income tax purposes, the contributions by NewCo, Sprint and the Investors (other than Google) to NewCo LLC will convert NewCo LLC from a disregarded entity into a partnership for U.S. federal income tax purposes, to which partnership NewCo, Sprint (through Sprint HoldCo LLC) and each such Investor will be treated as having contributed assets in a transaction qualifying for nonrecognition under Section 721 of the Code.

H. Sprint intends that, while the Merger of Clearwire with and into Clearwire Sub LLC will qualify separately as a reorganization described in Section 368(a)(1)(F) of the Code, the Merger also will be part of a larger transaction involving the transfers by Sprint HoldCo LLC and the Investors to NewCo in exchange for NewCo Capital Stock, with the result that the larger transaction will qualify as an exchange described in Section 351 of the Code.

NOW, THEREFORE, in consideration of the foregoing recitals and of the mutual promises set forth in this Agreement, the Parties to this Agreement and by this Agreement agree as follows:

ARTICLE 1

PRECEDENT TRANSACTIONS

SECTION 1.1 The Formation Transactions. Before the Closing Date, the following will have occurred:

(a) Incorporation of NewCo. Clearwire will incorporate NewCo, and Clearwire will take, and will cause NewCo to take, all actions necessary so that, as of the Closing Date, NewCo’s certificate of incorporation and bylaws will be in the form attached as Exhibits B and C, respectively; and

(b) Formation of NewCo LLC. Clearwire will cause NewCo to form NewCo LLC. For all periods following the formation and until the consummation of the transactions described in Sections 3.3 and 4.1, NewCo LLC will be governed by the terms of the limited liability company operating agreement of NewCo LLC in the form attached as Exhibit D (the “Initial NewCo LLC Agreement”). Clearwire will take, and will cause NewCo and NewCo LLC to take, all actions necessary so that (i) NewCo LLC is an entity disregarded as separate from NewCo for U.S. federal income tax purposes until the consummation of the transactions described in Sections 3.3 and 4.1 and (ii) as of the Closing Date and following the Merger, NewCo LLC’s limited liability company operating agreement is amended and restated in the form attached as Exhibit E (the “NewCo LLC Agreement”).

(c) Formation of Clearwire Sub LLC. Clearwire will cause NewCo LLC to form Clearwire Sub LLC, and Clearwire will take, and will cause NewCo, NewCo LLC and Clearwire Sub LLC to take, all actions necessary so that (i) Clearwire Sub LLC at all times since its formation will have been, and as of the Closing will be, an entity disregarded as separate from NewCo and NewCo LLC for U.S. federal income tax purposes and (ii) as of the Closing Date and following the Merger, Clearwire Sub LLC’s limited liability company operating agreement will be in the form attached as Exhibit F.

(d) Formation of Sprint HoldCo LLC and Sprint Sub LLC. Sprint will cause the formation of Sprint HoldCo LLC and cause Sprint HoldCo LLC to form Sprint Sub LLC, and Sprint will take, and will cause Sprint HoldCo LLC and Sprint Sub LLC to take, all actions necessary so that (i) Sprint Sub LLC at all times since its formation will have been, and immediately prior to the Closing will be, an entity disregarded as separate from Sprint HoldCo LLC for U.S. federal income tax purposes until the LLC Contribution and (ii) as of the Closing Date, Sprint Sub LLC’s limited liability company operating agreement will be in the form attached as Exhibit G.

SECTION 1.2 Sprint Financing Arrangements.

(a) Sprint will, or will cause one or more of its Subsidiaries to, finance the Sprint WiMAX Business between April 1, 2008 and the Closing Date (the “Sprint Pre-Closing Financing”), with Sprint Sub LLC to assume the obligation to repay Sprint (or its applicable Subsidiaries) in respect of the Sprint Pre-Closing Financing prior to the LLC Contribution; provided that (i) Sprint Sub LLC shall not assume, and Sprint shall retain and be responsible for, (x) any portion of the Sprint Pre-Closing Financing that was not incurred to fund the Sprint WiMAX Business, (y) the principal amount of the Sprint Pre-Closing Financing in excess of the total amounts set forth below each month on the Sprint Budget that has elapsed through and including the month in which the Closing occurs and (z) any amount of the Sprint Pre-Closing Financing to the extent such amount was incurred to fund the Sprint WiMAX Business but was not incurred in substantial compliance in the aggregate with the Sprint Budget (provided that, for purposes of this clause (z), spending a lesser amount on the Sprint WiMAX Business than is provided in the Sprint Budget will not constitute substantial non-compliance in the aggregate with the Sprint Budget), and (ii) the terms of the financing to be assumed by Sprint Sub LLC shall be as set forth in Exhibit J (the “Assumed Note”). For the avoidance of doubt, interest shall accrue on any amounts of Sprint Pre-Closing Financing in accordance with the terms of the Assumed Note beginning on the date that any such financing is provided by Sprint as provided by this Section 1.2(a) through but excluding the Sprint Pre-Closing Financing Repayment Date (as defined below).

(b) NewCo and NewCo LLC will cause the Sprint Pre-Closing Financing, together with any interest accrued thereon, to be repaid on the first Business Day following the Closing (the “Sprint Pre-Closing Financing Repayment Date”). A portion of the Sprint Pre-Closing Financing will be repaid in cash by wire transfer to Sprint in immediately available funds (the “Cash Payment”) with the remaining portion of the Sprint Pre-Closing Financing being repaid with the issuance of a secured promissory note by Sprint Sub LLC to Sprint (the terms of which note and related agreements shall be substantially as set forth on Exhibit L) (the “Secured Note”). Subject to the following sentence (and subject to any changes in the following amounts as a result of any refinancing of the Credit Agreement on or prior to the Sprint Pre-Closing Refinancing Repayment Date, as described in Exhibit L) and disregarding any interest accrued on the Sprint Pre-Closing Financing, if the amount of the Sprint Pre-Closing Financing is (i) less than or equal to $213 million, then the Cash Payment will equal the amount of the Sprint Pre-Closing Financing; (ii) greater than $213 million but less than or equal to $426 million, then the Cash Payment will equal $213 million and the principal amount of the Secured Note will equal the remaining amount of the Sprint Pre-Closing Financing or (iii) greater than $426 million, then the Cash Payment and the principal amount of the Secured Note will each equal 50% of the Sprint Pre-Closing Financing. All interest that has accrued on the Sprint Pre-Closing Financing in accordance with the terms of the Assumed Note between April 1, 2008 and the Sprint Pre-Closing Financing Repayment Date (the “Pre-Closing Accrued Interest”) will be paid to Sprint on the Sprint Pre-Closing Financing Repayment Date in a combination of cash and added principal to the Secured Note in the same proportion as the Cash Payment and the Secured Note.

(c) For a period of 45 days after the Closing Date, Sprint will, and will cause its Subsidiaries to promptly afford NewCo, NewCo LLC and their respective employees,

accountants and legal counsel such assistance and access to the books, records, work papers and personnel of Sprint and its Subsidiaries during normal business hours as is reasonably requested by NewCo or NewCo LLC, for the purposes of reviewing the Sprint Pre-Closing Financing assumed by Sprint Sub LLC prior to the LLC Contribution (the “Post-Closing Verification Period”); provided that the Post-Closing Verification Period will be extended as appropriate if Sprint does not provide NewCo, NewCo LLC and such representatives such access for such 45-day period. In the event that NewCo or NewCo LLC in good faith determines that any item or amount of the Sprint Pre-Closing Financing was assumed by Sprint Sub LLC in violation of Section 1.2(a), NewCo or NewCo LLC shall have the right to dispute such item or amount by delivering written notice thereof (the “Objection”) to Sprint on or before the last day of the Post-Closing Verification Period, which notice shall set forth in reasonable detail the basis for its objection(s). Following the receipt of the Objection by Sprint, NewCo and NewCo LLC, on the one hand, and Sprint, on the other hand, shall seek in good faith to resolve any differences which they may have with respect to the matters specified in the Objection. If such Parties are not able to resolve all of the differences specified in the Objection within 30 days after the Objection is received by Sprint, either NewCo or NewCo LLC, on the one hand, or Sprint, on the other hand, may submit the remaining differences to a mutually acceptable and nationally recognized independent accounting firm (who shall not have any material relationship with Sprint or NewCo) (the “Accounting Referee”), to review this Agreement and the remaining disputed item(s) or amount(s) for the purpose of determining whether such item(s) or amount(s) were assumed by Sprint Sub LLC in violation of Section 1.2(a) (it being understood that, to the extent appropriate, the Accounting Referee shall utilize employees of its firm with substantial telecommunications expertise). The Accounting Referee shall deliver to NewCo, NewCo LLC and Sprint, as promptly as practicable, a report setting forth its written determination of the remaining disputed item(s) or amount(s). Such report shall be final and binding upon NewCo, NewCo LLC and Sprint. The cost of such review and report shall be borne by NewCo LLC. For purposes of this Section 1.2(c), (i) all action taken by NewCo or NewCo LLC shall be determined and directed by the senior management of NewCo unless such action requires action on the part of the NewCo Board of Directors, in which case such action shall be determined and directed by the members of the NewCo Board of Directors other than the Sprint Designees (as such term is defined in the Equityholders’ Agreement) and (ii) the Sprint Designees will recuse themselves from all consideration of these matters.

(d) If it is determined in accordance with Section 1.2(c), whether by agreement of NewCo, NewCo LLC and Sprint, or in the absence of such agreement, by the Accounting Referee, that the aggregate Sprint Pre-Closing Financing assumed by Sprint Sub LLC prior to the LLC Contribution is in excess of the amount that should have been so assumed (such excess amount, the “Reimbursement Amount”), then, if the Sprint Pre-Closing Financing was less than or equal to $426 million, the principal amount of the Secured Note (if the Secured Note has been issued pursuant to Section 1.2(b)) will be reduced by the Reimbursement Amount and, if the Reimbursement Amount is greater than the principal amount of the Secured Note, or if the Secured Note has not been issued pursuant to Section 1.2(b), Sprint shall, promptly after the date of such determination (but in no event later than two Business Days thereafter), pay to Sprint Sub LLC the remaining portion of the Reimbursement Amount in cash by wire transfer of immediately available funds to a bank account designated by NewCo LLC. If the Sprint Pre-Closing Financing was greater than $426 million, then Sprint will pay 50% of the Reimbursement Amount to Sprint Sub LLC in cash in the manner provided in the immediately preceding sentence and the principal amount of the Secured Note will be reduced by 50% of the Reimbursement Amount (but not below zero); provided that in no event will such cash payment by Sprint reduce the net Cash Payment below $213 million unless the principal amount of the Secured Note has been reduced to zero, in which case Sprint will pay to Sprint Sub LLC any remaining portion of the Reimbursement Amount in cash as set forth in this Section 1.2(d).

(e) Upon the repayment (whether in cash or in a reduction in principal amount of the Secured Note) of the Reimbursement Amount, if applicable, Sprint will be required to repay to Sprint Sub LLC an amount of the Pre-Closing Accrued Interest equal to all interest that accrued in respect of the Reimbursement Amount from the date of incurrence through but excluding the Sprint Pre-Closing Financing Repayment Date in accordance with the Sprint Pre-Closing Financing. Any Pre-Closing Accrued Interest that is required to be repaid will be repaid in a combination of cash and reduction in principal amount of the Secured Note in the same proportion as the Reimbursement Amount. Any reduction in the principal amount of the Secured Note pursuant to this Section 1.2(e) will be effective as of the Sprint Pre-Closing Financing Repayment Date.

(f) In addition, (i) the portion of the Reimbursement Amount that Sprint is required to repay in cash and (ii) the interest, if any, paid by Sprint Sub LLC to Sprint pursuant to the Secured Note with respect to the portion of the Reimbursement Amount for which the Secured Note is reduced pursuant to Section 1.2(e), shall bear interest for each Interest Period from and including (x) in the case of clause (i), the Sprint Pre-Closing Financing Repayment Date and (y) in the case of clause (ii), the date on which any such interest was paid, to but excluding the date of payment pursuant to Section 1.2(d) at a rate per annum equal to LIBOR plus 250 basis points. Such interest shall be payable at the same time as the payment to which it relates and shall be calculated daily on the basis of a year of 360 days and the actual number of days elapsed. Any interest that is required to be repaid on the Reimbursement Amount will be repaid in a combination of cash and reduction in principal amount of the Secured Note in the same proportion as the Reimbursement Amount.

(g) If, as of December 1, 2008, it appears that the Closing may not occur by December 31, 2008, to the extent permitted by Law, the Parties shall work in good faith to modify the Sprint Budget to address the period after December 31, 2008 through the anticipated Closing Date. The budget for the post-December 31, 2008 period shall include (i) expenditures necessary or appropriate for the maintenance and continuation of the Sprint WiMAX Business as operated from April 1, 2008 through December 31, 2008 and (ii) if agreed by the Parties acting in good faith, additional expenditures for the further expansion of the Sprint WiMAX Business (it being understood that such budget will be developed with a view toward maintaining a cost structure that is as low as reasonably practicable consistent with the foregoing principles). If, 30 days prior to any date through which the Sprint Budget has been modified in accordance with this

Section 1.2(g), it appears that the Closing may not occur by the previous anticipated Closing Date, to the extent permitted by Law, the parties hereto shall again work in good faith to modify the Sprint Budget to address the period through the then-anticipated Closing Date in accordance with the preceding sentence. If the Sprint Budget is modified in accordance with this Section 1.2(g), all references to the Sprint Budget in this Agreement shall be deemed to be references to the Sprint Budget as so modified.

SECTION 1.3 NewCo Directors and Certain Other Matters. Immediately following the Closing, the members of the board of directors of NewCo will be determined as set forth in the Equityholders’ Agreement in substantially the form attached as Exhibit I hereto (the “Equityholders’ Agreement”). In addition, certain other matters with respect to NewCo after the Closing are set forth on Exhibit K.

ARTICLE 2

THE MERGER

SECTION 2.1 The Recapitalization. As soon as practicable after satisfaction or, to the extent permitted under this Agreement, waiver of all conditions set forth in Article 9 (the “Closing Conditions”) (excluding conditions that by their nature cannot be satisfied until the Closing), and prior to the Effective Time, all outstanding shares of Clearwire Class B Common Stock will be converted into and exchanged for a corresponding number of shares of Clearwire Class A Common Stock (the “Recapitalization”).

SECTION 2.2 The Merger. At the Effective Time, Clearwire will be merged (the “Merger”) with and into Clearwire Sub LLC in accordance with the Delaware General Corporation Law (“DGCL”) and the Delaware Limited Liability Company Act (the “DLLC” and, together with the DGCL, “Delaware Law”), at which time the separate existence of Clearwire will cease, Clearwire Sub LLC will be the surviving entity (the “Surviving Entity”) and a wholly owned, direct Subsidiary of NewCo LLC, which, in turn, will be a wholly owned, direct Subsidiary of NewCo. From and after the Effective Time, the Surviving Entity will possess all of the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of Clearwire, all as provided under Delaware Law.

SECTION 2.3 The Closing. Unless this Agreement has been earlier terminated in accordance with Section 12.1, and on the terms and subject to the next sentence and to the conditions set forth in Article 9, the closing of the transactions contemplated by Article 3 and Article 4 (the “Closing”) will take place as soon as practicable, but (i) in no event until after the Recapitalization and the Merger and (ii) subject to clause (i) above, on the last Business Day of the calendar month in which satisfaction or waiver of the Closing Conditions occurs (excluding conditions that by their nature cannot be satisfied until the Closing), or another time and date that the Parties agree to in writing. Clearwire will provide notice to the Parties that, in its view, the Closing is reasonably likely to occur (x) at least 10 Business Days prior to the anticipated Closing Date if the anticipated Closing Date is within six months of the Execution Date and (y) at least five Business Days prior to the Closing Date if the anticipated Closing Date is beyond six months following the Closing Date. The Closing will be held at the New York offices of King & Spalding LLP at 10:00 a.m. local time unless another place is agreed to in writing by the Parties. All actions taken at the Closing will be deemed to have been taken contemporaneously, but in the order specified in this Agreement.

SECTION 2.4 Effective Time. As soon as practicable after satisfaction or, to the extent permitted under this Agreement, waiver of all Closing Conditions and consummation of the Recapitalization, Clearwire will file a certificate of merger (the “Certificate of Merger”) with the Delaware Secretary of State in the form required by and executed and completed in accordance with the relevant provisions of Delaware Law and make all other filings or recordings required by Delaware Law to effect the Merger. The Merger will become effective on the date and at the time the Certificate of Merger is filed with the Delaware Secretary of State (or at a later date and time specified, if any, in the Certificate of Merger). The time when the Merger will become effective is referred to as the “Effective Time.”

SECTION 2.5 Conversion of Shares; Capitalization of NewCo LLC. At the Effective Time, by virtue of the Merger and without any other action on part of the holders of the shares:

(a) each share of Clearwire Class A Common Stock and each Clearwire restricted stock unit will be canceled and retired and cease to exist and will be converted into the right to receive one share of Class A Common Stock (the “Merger Consideration”); except that to the extent that any shares of Class A Common Stock are issued in exchange for unvested restricted Clearwire Class A Common Stock or any unvested Clearwire restricted stock units that were granted to Clearwire employees under Clearwire Stock Option Plans or otherwise, those shares of Class A Common Stock will continue to have substantially the same terms and conditions as applied to the corresponding restricted shares or restricted stock units immediately before the Effective Time;

(b) All shares of Clearwire Class A Common Stock that are held by Clearwire as treasury stock prior to the Effective Time will be canceled and retired and cease to exist and no Merger Consideration will be delivered in exchange therefor;

(c) Each membership interest of Clearwire Sub LLC issued and outstanding prior to the Effective Time shall remain outstanding and shall constitute the only issued and outstanding equity interests of the Surviving Entity immediately after the Effective Time;

(d) NewCo LLC will issue to NewCo a number of Voting Units and Class A Common Units so that NewCo holds a number of Voting Units and Class A Common Units in NewCo LLC equal to the number of shares of Clearwire Class A Common Stock outstanding after the Recapitalization and immediately prior to the Effective Time pursuant to the terms of the Initial NewCo LLC Agreement; and

(e) The outstanding shares of common stock of NewCo held by Clearwire immediately prior to the Effective Time will be canceled at the Effective Time.

SECTION 2.6 Surrender and Payment.

(a) Clearwire has appointed the Exchange Agent for the purpose of exchanging the Merger Consideration for:

(i) certificates representing shares of Clearwire Capital Stock (the “Certificates”) or

(ii) uncertificated shares of Clearwire Capital Stock (the “Uncertificated Shares”).

Promptly after the Closing Date, NewCo will send, or will cause the Exchange Agent to send, to each holder of shares of Clearwire Capital Stock at the Effective Time a letter of transmittal and instructions that will specify that the delivery will be effected, and risk of loss and title will pass, only on proper delivery of the Certificates or transfer of the Uncertificated Shares to the Exchange Agent.

(b) Each holder of shares of Clearwire Capital Stock will be entitled to receive, on

(i) surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal, or

(ii) receipt of an “agent’s message” by the Exchange Agent (or other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the aggregate Merger Consideration that the holder has a right to receive under Section 2.5. The shares of Class A Common Stock constituting the Merger Consideration will be in uncertificated book-entry form, unless a physical certificate is requested by the holder or is otherwise required under applicable Law. As a result of the Merger, at the Effective Time, all shares of Clearwire Capital Stock will cease to be outstanding and each holder of Clearwire Capital Stock will cease to have any rights with respect to the Clearwire Capital Stock, except the right to receive the Merger Consideration payable in respect of the Clearwire Capital Stock.

(c) If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it will be a condition to the payment that

(i) either the surrendered Certificate will be properly endorsed or will otherwise be in proper form for transfer or the applicable Uncertificated Share will be properly transferred, and

(ii) the Person requesting the payment will pay to the Exchange Agent any transfer or other Taxes required as a result of the payment to a Person other than the registered holder of the Certificate or Uncertificated Share or establish to the satisfaction of the Exchange Agent that the Tax has been paid or is not payable.

(d) After the Effective Time, there will be no further registration of transfers of shares of Clearwire Capital Stock. If, after the Effective Time, Certificates or Uncertificated Shares are presented to NewCo, they will be canceled and exchanged for the Merger Consideration payable in respect of the Clearwire Capital Stock provided for, and in accordance with the procedures set forth, in this Article 2.

(e) Any portion of the Merger Consideration made available to the Exchange Agent under Section 2.6(a) that remains unclaimed by the holders of shares of Clearwire Capital Stock twelve months after the Closing Date will be returned to NewCo, on demand. Any holder who has not exchanged shares of Clearwire Capital Stock for the Merger Consideration in accordance with this Section 2.6 before that date will look only to NewCo for payment of the Merger Consideration, and any dividends and distributions with respect to the Merger Consideration, in respect of those shares without any interest thereon. Regardless of the preceding sentence, NewCo will not be liable to any holder of shares of Clearwire Capital Stock for any amounts properly paid to a public official under applicable abandoned property, escheat or similar Laws. Any amounts remaining unclaimed by holders of shares of Clearwire Capital Stock six years after the Closing Date (or that earlier date, immediately before the time when the amounts would otherwise escheat to or become property of any Governmental Authority) will become, to the extent permitted by applicable Law, the property of NewCo, free and clear of any claims or interest of any Person previously entitled thereto.

SECTION 2.7 Stock Options.

(a) The terms of each outstanding compensatory option under any agreement, plan or arrangement of Clearwire (the “Clearwire Stock Option Plans”) to purchase shares of Clearwire Class A Common Stock (a “Clearwire Stock Option”), whether or not exercisable or vested, shall be adjusted as necessary to provide that, at the Effective Time, each Clearwire Stock Option outstanding immediately before the Effective Time will be converted into an option to acquire, on the same terms and conditions as were applicable under that Clearwire Stock Option, the same number of whole shares of Class A Common Stock (rounded down to the nearest whole share) as the holder of the Clearwire Stock Option would have been entitled to receive under the Merger had the holder exercised the Clearwire Stock Option in full immediately before the Effective Time, at a price per share (rounded up to the nearest whole cent) equal to:

(i) the aggregate exercise price for the shares of Clearwire Class A Common Stock otherwise purchasable under the Clearwire Stock Option divided by

(ii) the aggregate number of whole shares of Class A Common Stock deemed purchasable under the Clearwire Stock Option as adjusted, rounded up to the nearest whole cent; provided, however, if the above described conversion process fails to satisfy the requirements of Section 409A of the Code, the conversions shall be effected so as to comply with Section 409A of the Code.

(b) Before the Effective Time, Clearwire will make any amendments to the terms of the Clearwire Stock Option Plans and the Clearwire Stock Options that are necessary, and will take any other actions that are necessary, to give effect to the adjustments contemplated by this Section 2.7.

(c) NewCo will take whatever actions necessary for or otherwise material to the assumption of Clearwire Stock Options under this Section 2.7, including the reservation, issuance and listing of NewCo Capital Stock as is necessary to effectuate the transactions contemplated by this Section 2.7. NewCo will prepare and file with the SEC a registration statement on an appropriate form, or a post-effective amendment to a registration statement previously filed under the Securities Act, with respect to the shares of Class A Common Stock subject to Clearwire Stock Options.

(d) Clearwire and NewCo shall take all reasonable steps as may be required to cause the transactions contemplated by Section 2.7 and any other acquisition of NewCo equity securities or dispositions of Clearwire equity securities (including derivative securities) in connection with this Agreement by each individual who is a director or officer of Clearwire to be exempt under Rule 16b-3 promulgated under the Exchange Act, such steps to be taken in accordance with the Interpretive Letter dated January 12, 1999, issued by the SEC relating to Rule 16b-3.

SECTION 2.8 Warrants. At the Effective Time, each warrant to purchase shares of Clearwire Class A Common Stock (a “Clearwire Warrant”), whether or not exercisable or vested, outstanding immediately prior to the Effective Time under any agreement, plan or arrangement of Clearwire (the “Clearwire Warrant Agreements”) will be deemed to constitute a warrant to acquire, on the same terms and conditions as were applicable under that Clearwire Warrant, the same number of whole shares of Class A Common Stock as the holder of the Clearwire Warrant would have been entitled to receive under the Merger had the holder exercised the Clearwire Warrant in full immediately before the Effective Time, at a price per share of Class A Common Stock equal to the exercise price set forth in the applicable Clearwire Warrant.

SECTION 2.9 Withholdings. Each of Clearwire, NewCo, NewCo LLC and Clearwire Sub LLC will be entitled to deduct and withhold from the consideration otherwise payable to any Person under this Article 2 any amount it is required to deduct and withhold with respect to the making of the payment under any provision of federal, state, local or foreign Tax Law. If Clearwire, NewCo, NewCo LLC or Clearwire Sub LLC withholds any amount in accordance with the immediately preceding sentence, the amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of which Clearwire, NewCo, NewCo LLC or Clearwire Sub LLC made the deduction and withholding.

SECTION 2.10 Lost Certificates. If any Certificate has been lost, stolen or destroyed, on the making of an affidavit of that fact by the Person claiming that Certificate to be lost, stolen or destroyed and, if required by NewCo, NewCo LLC or Clearwire Sub LLC, delivery by that Person of an agreement in form reasonably satisfactory to NewCo, NewCo LLC or Clearwire Sub LLC or, as NewCo, NewCo LLC or Clearwire Sub LLC may reasonably deem necessary, the posting by that Person of a bond, in whatever reasonable amount

NewCo, NewCo LLC or Clearwire Sub LLC may direct, as indemnity against any claim that may be made against it with respect to the Certificate, the Exchange Agent will issue, in exchange for the lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Clearwire Capital Stock represented by that Certificate, as contemplated by this Section 2.10.

ARTICLE 3

TRANSFER OF SPRINT ASSETS

SECTION 3.1 Transfer of Sprint Assets. Before Closing, Sprint will cause the Sprint Assets to be held in their entirety by one or more of the Transfer Entities.

SECTION 3.2 Contribution of the Transfer Entities.

(a) Before the Closing, Sprint will cause the Transfer Entities to be contributed to Sprint HoldCo LLC, and Sprint HoldCo LLC will accept Capital Stock of the Transfer Entities, in each case, free and clear of any Encumbrance. Sprint will then cause Sprint HoldCo LLC to contribute the Transfer Entities to Sprint Sub LLC, and Sprint Sub LLC will accept the Capital Stock of the Transfer Entities, free and clear of any Encumbrance, and Sprint Sub LLC will issue to Sprint HoldCo LLC all of the Capital Stock of Sprint Sub LLC in accordance with the terms of the Sprint Sub LLC Agreement. The Transfer Entities will be transferred free of cash and Indebtedness (including any Encumbrances related thereto), other than the Sprint Pre-Closing Financing assumed by Sprint Sub LLC in accordance with Section 1.2(a). From and after the contributions described in this Section 3.2(a), Sprint will cause the Transfer Entities and Sprint Sub LLC to be entities disregarded as separate from Sprint HoldCo LLC for U.S. federal income tax purposes until the consummation of the transactions described in Section 3.3.

(b) Sprint will (i) use its Reasonable Best Efforts to transfer, or cause to be transferred, by assignment (and not by means of merger, liquidation or any other means), prior to the Closing, all assets owned by Sprint and its Subsidiaries that are primarily used in the operation of the Sprint WiMAX Business, including the Sprint Assets, and all Liabilities that relate primarily to the Sprint WiMAX Business to one or more newly formed single member limited liability companies that are treated as disregarded entities for U.S. federal income tax purposes and (ii) with respect to those assets and Liabilities that are not assigned under clause (i), each Transfer Entity that holds any such assets and Liabilities that as of the Execution Date is not a limited liability company treated as a disregarded entity for U.S. federal income tax purposes, cause such assets and Liabilities to be held by a limited liability company that is treated as a disregarded entity for U.S. federal income tax purposes, whether through a conversion, merger, liquidation or other means (each limited liability company described in clause (i) or (ii) above, a “New Sprint LLC”). For purpose of clause (i) of the preceding sentence, Sprint will use its Reasonable Best Efforts with respect to any particular assets until the earlier of (x) the date of the receipt of the FCC Consent and (y) the date that Sprint in its reasonable judgment determines that the assignment cannot be made because it would cause Sprint to incur costs (other than de minimis amounts), including transfer Taxes, greater than those that would be incurred under clause (ii). Each New Sprint LLC will at the time of such transaction under clause (i) or (ii) be deemed to be a Transfer Entity, and each entity that no longer holds the relevant assets or Liabilities will no longer be considered a Transfer Entity, if applicable, for all purposes of this Agreement. Within five Business Days before the Closing, Sprint will provide the other Parties a revised Section 7.1(c) of the Sprint Disclosure Schedule showing the then Transfer Entities. Sprint’s obligation to use its Reasonable Best Efforts to transfer by assignment any Sprint Lease will not require Sprint to request the consent of the lessor or sublessor under any such Sprint Lease if Sprint reasonably determines such consent is necessary to effectuate such transfer by assignment, if Sprint, in its reasonable discretion, determines that seeking such consent is not in the best interests of facilitating the Transactions, would cause Sprint to incur any additional out-of-pocket costs (other than de minimis amounts), or would be reasonably likely to damage the relationship with the lessor under the Sprint Lease.

SECTION 3.3 Contribution Consideration to NewCo LLC and NewCo. At the Closing, but following completion of the Merger,

(a) Sprint will cause Sprint HoldCo LLC to transfer all of the Capital Stock of Sprint Sub LLC to NewCo LLC, free and clear of any Encumbrance, and NewCo LLC will issue 370,000,000 Class B Common Units to Sprint HoldCo LLC in accordance with the terms of the NewCo LLC Agreement (the “LLC Contribution”);

(b) Sprint will cause Sprint HoldCo LLC to contribute $37,000 in cash to NewCo in consideration for NewCo’s issuance to Sprint HoldCo LLC of 370,000,000 shares of Class B Common Stock; and

(c) NewCo will contribute the cash received from Sprint HoldCo LLC pursuant to Section 3.3(b) to NewCo LLC in exchange for 370,000,000 Voting Units in NewCo LLC.

SECTION 3.4 Repayment. NewCo LLC will repay, or cause to be repaid, in full, in accordance with the terms of the Assumed Note and Section 1.2(b), the Sprint Pre-Closing Financing that was assumed by Sprint Sub LLC prior to the LLC Contribution.

SECTION 3.5 Marketing Funds. Sprint has the right (subject to the satisfaction of the conditions set forth in the relevant agreements) to have expended on its behalf approximately $250 million of market development and device incentive funds (“Marketing Funds”) by one or more vendors under supply agreements relating to the Sprint WiMAX Business. Subject to the terms of, and performance by Sprint of its obligations under the relevant agreements (x) to be performed prior to the Closing and (y) which relate to or impact the availability of any of the Marketing Funds, Sprint will have the right to retain up to $100 million of the Marketing Funds for its own benefit and not to assign those rights to the Transfer Entities. If the vendor or vendors providing the Marketing Funds to be allocated to Sprint are unwilling to allow Sprint to retain such Marketing Funds or allocate the full $100 million of Marketing Funds for Sprint’s own benefit prior to the end of 2009, NewCo will direct such additional spending of the Marketing Funds as directed by Sprint for the benefit of Sprint prior to December 31, 2009, so that Sprint receives the full $100 million benefit prior to that date. Such direction will be made by NewCo as and when the vendors have committed to expend any Marketing Funds after the Closing pursuant to supply agreements entered into by Sprint and its Subsidiaries prior to the Closing. Sprint and NewCo will discuss and cooperate with respect to the use of such Marketing Funds for Sprint’s benefit. If prior to the Closing, Sprint takes any actions to amend the Marketing Funds provisions of the relevant agreements or otherwise takes or fails to take any actions that adversely affect NewCo’s rights to the Marketing Funds (other than the $100 million of the Marketing Funds to be retained by Sprint pursuant to this Section 3.5), NewCo shall be entitled to seek monetary damages against Sprint to compensate NewCo for the loss of such Marketing Funds. NewCo will not take any actions to amend the Marketing Funds provisions of the relevant agreements or otherwise adversely affect such Marketing Funds to be allocated to Sprint until its obligations to Sprint under this Section 3.5 have been satisfied in full.

ARTICLE 4

INVESTMENTS

SECTION 4.1 Contributions of Certain Investors.

(a) At the Closing, but following the completion of the Merger and the LLC Contribution, Comcast will contribute $1,050,000,000 to NewCo LLC, TWC will contribute $550,000,000 to NewCo LLC, BHN will contribute $100,000,000 to NewCo LLC, and Intel will contribute $1,000,000,000 to NewCo LLC.

(b) In consideration for the contribution described in Section 4.1(a), NewCo LLC will issue in accordance with the terms of the NewCo LLC Agreement (i) 52,500,000 Class B Common Units and 52,500,000 Voting Units to Comcast, (ii) 27,500,000 Class B Common Units and 27,500,000 Voting Units to TWC, (iii) 5,000,000 Class B Common Units and 5,000,000 Voting Units to BHN and (iv) 50,000,000 Class B Common Units and 50,000,000 Voting Units to Intel.

(c) Each of Comcast, TWC, BHN and Intel will transfer all of its Voting Units to NewCo in consideration for NewCo’s issuance to such Investor of an equal number of shares of Class B Common Stock.

(d) All payments required under this Section 4.1 will be made in cash by wire transfer of immediately available funds to a bank account(s) of NewCo LLC designated in writing by NewCo LLC at least three Business Days before the Closing Date.

SECTION 4.2 Google’s Purchase of Shares and NewCo Contribution to NewCo LLC.

(a) At the Closing, but following the completion of the Merger and the LLC Contribution and simultaneously with the consummation of the transactions described in Section 4.1, Google will purchase from NewCo, and NewCo will issue to Google, 25,000,000 shares of Class A Common Stock for an aggregate Investment of $500,000,000.

(b) After the issuance of Class A Common Stock to Google under Section 4.2(a), NewCo will contribute Google’s Investment to NewCo LLC and NewCo LLC will issue to NewCo 25,000,000 Voting Units and Class A Common Units.

(c) All payments required under this Section 4.2 will be made in cash by wire transfer of immediately available funds to a bank account(s) of NewCo designated in writing by NewCo at least three Business Days before the Closing Date.

SECTION 4.3 Post-Closing Adjustment.

(a) On the Adjustment Date:

(i) If the Adjustment Amount with respect to an Investor who made its Investment (or the applicable portion of its Investment) under Section 4.1(a) is a positive number:

(A) Such Investor will transfer to NewCo LLC for no consideration a number of Class B Common Units held by such Investor equal to such Adjustment Amount and, simultaneously with such transfer, NewCo will transfer to NewCo LLC for no consideration a number of Voting Units held by NewCo equal to such Adjustment Amount and all such Class B Common Units and Voting Units shall be immediately and automatically canceled; and

(B) Such Investor will transfer to NewCo for no consideration a number of shares of Class B Common Stock held by such Investor equal to such Adjustment Amount and all such shares of Class B Common Stock shall be immediately and automatically canceled.

(ii) If the Adjustment Amount with respect to an Investor who made its Investment (or the applicable portion of its Investment) under Section 4.1(a) is a negative number:

(A) NewCo LLC will issue to such Investor for no additional consideration a number of Class B Common Units equal to the absolute value of such Adjustment Amount and issue to such Investor for no additional consideration a number of Voting Units equal to the absolute value of such Adjustment Amount; and

(B) Immediately thereafter, such Investor will transfer a number of Voting Units to NewCo equal to the absolute value of such Adjustment Amount in consideration for NewCo’s issuance to such Investor of a number of shares of Class B Common Stock equal to the absolute value of such Adjustment Amount and NewCo will deliver to such Investor a stock certificate or evidence of book-entry for those shares duly executed by NewCo.

(iii) If the Adjustment Amount with respect to an Investor who made its Investment (or the applicable portion of its Investment) under Section 4.2(a) is a positive number:

(A) Such Investor will transfer to NewCo for no consideration a number of shares of Class A Common Stock held by such Investor equal to such Adjustment Amount; and

(B) Simultaneously with such transfer, NewCo will transfer to NewCo LLC for no consideration a number of Voting Units held by NewCo equal to such Adjustment Amount and a number of Class A Common Units held by NewCo equal to such Adjustment Amount and all such Voting Units and Class A Common Units shall be immediately and automatically canceled.

(iv) If the Adjustment Amount with respect to an Investor who made its Investment (or the applicable portion of its Investment) under Section 4.2(a) is a negative number:

(A) NewCo will issue to such Investor for no additional consideration a number of shares of Class A Common Stock equal to the absolute value of such Adjustment Amount and deliver to such Investor a stock certificate or evidence of book-entry for those shares duly executed by NewCo; and

(B) Simultaneously with such issuance, NewCo LLC will issue to NewCo a number of Voting Units equal to the absolute value of such Adjustment Amount and a number of Class A Common Units equal to the absolute value of such Adjustment Amount.

(b) NewCo, NewCo LLC and each Investor will execute any documents necessary to effect the adjustments contemplated pursuant to clause (a) above.

(c) During the period between the Closing and the Adjustment Date, NewCo shall not effect any reclassification, recapitalization, stock split (including reverse stock split), stock dividend, merger, combination, exchange or readjustment of shares, subdivision or other similar transaction, commit to do so or publicly announce its intention to do so.

(d) The shares of Class A Common Stock and Class B Common Stock and Class A Common Units, Class B Common Units and Voting Units, if any, to be issued in connection with any adjustment made pursuant to clause (a) above, when issued and delivered in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and free of Encumbrances, preemptive rights or other similar rights, other than Encumbrances, preemptive rights or similar rights created by the Equityholders’ Agreement or the NewCo LLC Agreement.

(e) The Parties intend that the adjustments pursuant to this Section 4.3 be treated for U.S. federal income tax purposes as adjustments to the purchase price paid to (i) NewCo LLC by the Investors for their Class B Common Units and Voting Units or (ii) NewCo by the Investors for their Class A Common Stock, as applicable, and as an adjustment to the purchase price paid by the Investors for their shares of Class B Common Stock acquired from NewCo, as applicable, and not as separate transactions for those purposes; provided, however, that for purposes of making such adjustments, the portion of the purchase price allocable to Voting Units and Class B Common Stock shall in all cases be consistent with Section 10.12.

SECTION 4.4 NewCo and NewCo LLC Joinder. Clearwire shall cause each of NewCo and NewCo LLC to enter into a written agreement at the Closing, in a form reasonably satisfactory to the Investors and Sprint, pursuant to which each of NewCo and NewCo LLC will agree to be bound by the terms and provisions of this Agreement contemplating performance by NewCo or NewCo LLC, as applicable, after the Effective Time (including Section 3.5, Section 4.3, Section 10.6 and Section 10.17) and will make the representations and warranties set forth in Section 4.3(d) to Sprint and each Investor.

SECTION 4.5 Use of Proceeds. The aggregate proceeds received by NewCo LLC from the Total Investment on the Closing Date will be used by NewCo LLC (a) to pay fees and expenses incurred by NewCo (in accordance with Article 3 of the NewCo LLC Agreement), (b) to pay fees and expenses incurred by NewCo LLC in connection with the Transactions, including the fees and expenses contemplated under Section 10.11 and Section 14.14(a), (c) for capital expenditures and operational expenditures associated with the deployment and operation of the Wireless Broadband Network, including, expenditures for spectrum acquisitions, site acquisition, network construction and wireless broadband infrastructure, (d) subject to the limitations in the Equityholders’ Agreement, funding the business operations and activities of NewCo LLC’s international operations, (e) otherwise as permitted or contemplated by this Agreement and the NewCo LLC Agreement, including the repayment of the Sprint Pre-Closing Financing and (f) otherwise as may be approved by the NewCo Board of Directors in accordance with this Agreement, the Equityholders’ Agreement and the NewCo LLC Agreement.

ARTICLE 5

CLOSING DELIVERABLES

SECTION 5.1 Clearwire Closing Deliverables. At the Closing, Clearwire will deliver, or cause to be delivered, to the other Parties the following:

(a) certificates executed by an executive officer of Clearwire and the Chief Financial Officer of Clearwire certifying compliance by Clearwire with the conditions set forth in Section 9.2(a), Section 9.4(a), Section 9.2(b), Section 9.4(b), Section 9.2(d) and Section 9.4(d), solely with respect to Clearwire and its Subsidiaries;

(b) a certificate duly executed by the Secretary or any Assistant Secretary of Clearwire, dated as of the Closing Date, certifying

(i) the good standing of each of Clearwire, NewCo, NewCo LLC and Clearwire Sub LLC in its jurisdiction of incorporation or formation, as applicable,

(ii) the effectiveness of the resolutions of the board of directors of Clearwire authorizing the execution, delivery and performance of this Agreement, and

(iii) the receipt of the Clearwire Stockholder Approval;

(c) a certificate duly executed by the Secretary or any Assistant Secretary of NewCo, dated as of the Closing Date, certifying

(i) the good standing of NewCo in its jurisdiction of incorporation, and

(ii) the effectiveness of the resolutions of the board of directors of NewCo authorizing the execution, delivery and performance of this Agreement;

(d) a certificate duly executed by the Managing Member (as defined in the NewCo LLC Agreement) of NewCo LLC, dated as of the Closing Date, certifying

(i) the good standing of NewCo LLC in its jurisdiction of formation, and

(ii) the due authorization by the Managing Member of NewCo LLC authorizing the execution, delivery and performance of this Agreement;

(e) the NewCo LLC Agreement, duly executed by NewCo;

(f) the Registration Rights Agreement, duly executed by NewCo;

(g) the Equityholders’ Agreement, duly executed by NewCo;

(h) to each Investor making its Investment (or the applicable portion of its Investment) under Section 4.1(a), an instrument (which may be evidence of book-entry) evidencing the Voting Units to be issued at the Closing duly executed by NewCo LLC;

(i) to each Investor making its Investment (or the applicable portion of its Investment) under Section 4.2(a), a stock certificate for each such Investor or evidence of book-entry for the respective shares of Class A Common Stock to be issued at Closing duly executed by NewCo;

(j) an instrument (which may be evidence of book-entry) for Sprint HoldCo LLC and each Investor (other than Google) evidencing the Class B Common Units to be issued at the Closing duly executed by NewCo LLC;

(k) a stock certificate for Sprint HoldCo LLC and each Investor (other than Google) or evidence of book-entry for the respective shares of Class B Common Stock to be issued at Closing duly executed by NewCo;

(l) all other Ancillary Agreements (other than those signed and delivered on the Execution Date) to which Clearwire, NewCo, NewCo LLC or Clearwire Sub LLC is a party, duly executed by Clearwire, NewCo, NewCo LLC and Clearwire Sub LLC, as applicable;

(m) evidence in a form and substance reasonably satisfactory to Sprint and the Investors of the receipt of the Credit Agreement Consent or the consummation of the Credit Agreement Refinancing;

(n) copies of the opinions to be provided under Section 9.1(n) solely for information purposes;

(o) if the Secured Note is issued pursuant to Section 1.2(b), the Secured Note Documentation, duly executed by NewCo LLC and/or one or more of its Subsidiaries, as applicable, to be effective one Business Day after the Closing (such documentation to be delivered only to Sprint); and

(p) all other documents required to be entered into by Clearwire, NewCo, NewCo LLC or Clearwire Sub LLC under this Agreement or reasonably requested by other Parties to consummate the Transactions.

SECTION 5.2 Sprint Closing Deliverables. At Closing, Sprint will deliver, or cause to be delivered, to the other Parties the following:

(a) certificates executed by an executive officer of Sprint and the Chief Financial Officer of Sprint as to compliance by Sprint with the conditions set forth in Section 9.3(a), Section 9.4(a), Section 9.3(b), Section 9.4(b), Section 9.3(d) and Section 9.4(d), solely with respect to Sprint and its Subsidiaries;

(b) (i) a certificate duly executed by the Chief Financial Officer of Sprint, dated as of the Closing Date, certifying that the consummation of the Transactions will not (x) cause a breach of any covenants or obligations under the Sprint Senior Debt Agreements or (y) increase the magnitude of any then-existing unrelated breach of any covenants or obligations under the Sprint Senior Debt Arrangements and (ii) a legal opinion of King & Spalding LLP or another law firm of nationally recognized standing to the effect that the consummation of the Transactions will not violate, cause a default or event of default under or cause the imposition of a lien on the assets or property of NewCo or any of its Subsidiaries under the Sprint Senior Debt Agreements, which opinion shall (A) be subject to reasonable and customary assumptions, (B) be based upon reasonable and customary certificates from NewCo and Sprint, (C) be in form and substance reasonably satisfactory to NewCo and (D) provide that NewCo shall (and the lenders under the Credit Agreement (or any replacement in accordance with Section 10.1(a)(xv))) also be entitled to rely thereon; provided, however, if Sprint is unable to provide the foregoing certificate and legal opinion without taking actions of the type described in Section 2.13 of the Equityholders’ Agreement, Sprint shall be required to take, as promptly as possible to permit the Closing to occur at the end of the calendar month in which it otherwise would occur but for Sprint’s inability to provide such certificate or legal opinion, such actions in order to be able to deliver such certificate and legal opinion effective as of such Closing Date, and the rights and obligations of the Parties under Section 2.13 of the Equityholders’ Agreement shall apply with respect to such actions;

(c) a certificate duly executed by the Secretary or any Assistant Secretary of Sprint, dated as of the Closing Date, certifying

(i) the good standing of Sprint, Sprint HoldCo LLC, Sprint Sub LLC and each Transfer Entity, in its jurisdiction of incorporation or formation, as applicable and

(ii) the effectiveness of the resolutions of the board of directors of Sprint authorizing the execution, delivery and performance of this Agreement;

(d) the NewCo LLC Agreement, duly executed by Sprint;

(e) the Registration Rights Agreement, duly executed by Sprint;

(f) the Equityholders’ Agreement, duly executed by Sprint;

(g) an instrument evidencing the transfer of the Capital Stock of Sprint Sub LLC to be transferred at Closing, duly executed by Sprint HoldCo LLC;

(h) an instrument evidencing the wire transfer of the consideration for the Class B Common Stock to be issued to Sprint HoldCo LLC in immediately available funds to a bank account designated in writing by NewCo;

(i) all other Ancillary Agreements to which Sprint and/or one or more appropriate Subsidiaries of Sprint is a party, duly executed by Sprint and/or the appropriate Subsidiary of Sprint;

(j) all organizational documents and books and records of Sprint Sub LLC and each of the Transfer Entities (such organizational documents and books and records to be delivered only to NewCo);

(k) one or more instruments evidencing the conversion and/or transfers of assets and Liabilities contemplated by Section 3.2 (such instruments to be delivered only to NewCo);

(l) if the Secured Note is issued pursuant to Section 1.2(b), the Secured Note Documentation, duly executed by Sprint and/or one or more of its Subsidiaries, as applicable, to be effective one Business Day after the Closing (such documentation to be delivered only to NewCo); and

(m) all other documents required to be entered into by Sprint under this Agreement or reasonably requested by the other Parties to consummate the Transactions.

SECTION 5.3 Investor Closing Deliverables. At Closing, each Investor will deliver, or cause to be delivered, to the other Parties the following:

(a) an instrument evidencing the wire transfer of such Investor’s Investment in immediately available funds to a bank account designated in writing by NewCo or NewCo LLC, as the case may be;

(b) a certificate executed by an executive officer of such Investor certifying compliance by such Investor with the conditions set forth in Section 9.2(a), Section 9.3(a), Section 9.2(b) and Section 9.3(b), solely with respect to such Investor and its Subsidiaries;

(c) a certificate duly executed by the Secretary or any Assistant Secretary of such Investor, dated as of the Closing Date, certifying

(i) the good standing of such Investor, in its jurisdiction of incorporation or formation, as applicable; and

(ii) the effectiveness of the resolutions of the board of directors of such Investor, or other evidence of authority, authorizing the execution, delivery and performance of this Agreement;

(d) the NewCo LLC Agreement, duly executed by such Investor (other than Google);

(e) an instrument evidencing the transfer of the Voting Units to be transferred at Closing, duly executed by such Investor (other than Google);

(f) the Equityholders’ Agreement, duly executed by such Investor;

(g) all other Ancillary Agreements required to be entered into by such Investor under this Agreement, duly executed by such Investor and/or one or more appropriate Subsidiaries of such Investor; and

(h) all other documents required to be entered into by such Investor and/or one or more appropriate Subsidiaries of such Investor under this Agreement or reasonably requested by the other Parties to consummate the Transactions.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF CLEARWIRE

Except as disclosed in the disclosure letter (the “Clearwire Disclosure Schedule”) delivered by Clearwire to Sprint and the Investors prior to the execution of this Agreement (which letter sets forth items of disclosure with specific reference to the particular Section or subsection of this Agreement to which the information in the Clearwire Disclosure Schedule relates), except:

(A) any information set forth in one section of the Clearwire Disclosure Schedule will be deemed to apply to each other Section or subsection of this Agreement to which its relevance is reasonably apparent from a reasonable reading thereof to a reasonable person without independent knowledge of the matters so disclosed; and

(B) notwithstanding anything in this Agreement to the contrary, the inclusion of an item in such schedule as an exception to a representation or warranty will not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would reasonably be expected to have a Clearwire Material Adverse Effect.

Clearwire represents and warrants to the other Parties as of the Execution Date and the Closing Date as follows:

SECTION 6.1 Organization; Authorization.

(a) Clearwire and each of its Subsidiaries is duly organized, validly existing and in good standing under the Laws of its jurisdiction of formation and has all corporate, limited liability company or similar powers and all Governmental Licenses required to carry on its business as now conducted, except for those Governmental Licenses the absence of which would not reasonably be expected to result, individually or in the aggregate, in a Clearwire Material Adverse Effect. Clearwire and each of its Subsidiaries has all requisite power and authority to enter into this Agreement and each Ancillary Agreement to which it is or will be a party and to perform the obligations to be performed by it under this Agreement and each such Ancillary Agreement. Clearwire and each of its Subsidiaries is duly qualified to do business as a foreign entity and is in good standing under the Laws of each state or other jurisdiction in which the ownership of assets by it or the nature of the activities conducted by it requires such qualification, except where the failure to so qualify would not reasonably be expected to result, individually or in the aggregate, in a Clearwire Material Adverse Effect.

The affirmative (in person or by proxy) vote of the holders of a majority of the outstanding voting power of Clearwire A Common Stock and Clearwire Class B Common Stock, voting together as a single class, voting to approve this Agreement and the Transactions contemplated hereby is the only vote of the holders of Clearwire Capital Stock necessary in connection with the consummation of the Transactions contemplated by this Agreement (the “Clearwire Stockholder Approval”). The execution and delivery of this Agreement and the Ancillary Agreements to which Clearwire or any Subsidiary of Clearwire is or will be a party, and the performance by Clearwire and each of its Subsidiaries of its obligations under this Agreement and the Ancillary Agreements to which it is or will be a party, have been duly authorized by all necessary actions, except for the Clearwire Stockholder Approval, on the part of Clearwire and each of its Subsidiaries. This Agreement has been, and the Ancillary Agreements to which it or a Subsidiary of Clearwire will be a party at Closing will be, duly executed and delivered by

Clearwire and such Subsidiary and constitutes, and will constitute, a legal, valid and binding obligation of Clearwire and such Subsidiary, as the case may be, enforceable against it and such Subsidiary in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, fraudulent conveyance and other similar Laws and principles of equity affecting creditors’ rights and remedies generally (the “Bankruptcy Exception”).

Clearwire has furnished or made available to Sprint and the Investors true and complete copies of its and of each of its material Subsidiary’s organizational documents, each as amended to date. Those organizational documents are in full force and effect, and neither Clearwire nor any Subsidiary of Clearwire is in violation of any provision of its respective organizational documents, except as would not reasonably be expected to result, individually or in the aggregate, in a Clearwire Material Adverse Effect.

(b) At a meeting duly called and held on May 5, 2008, Clearwire’s board of directors, by the affirmative vote of all directors voting at the meeting,

(i) declared that this Agreement and the Transactions contemplated by it, including the Merger, are advisable and in the best interests of Clearwire and Clearwire’s stockholders,

(ii) approved and adopted this Agreement and the Transactions contemplated by it, including the Merger, and

(iii) resolved to recommend acceptance, approval and adoption of this Agreement and the Merger by Clearwire’s stockholders.

(c) Morgan Stanley & Co. Incorporated (the “Independent Advisor”) has delivered to Clearwire’s board of directors its written opinion, dated the Execution Date, that, as of the Execution Date and based on the assumptions, qualifications and limitations contained in that written opinion, the consideration to be received by holders of Clearwire Class A Common Stock as a result of the Merger is fair to such Clearwire stockholders from a financial point of view. A complete copy of such opinion will be made available solely for information purposes to Sprint and each Investor as soon as practicable after the Execution Date.

(d) As of Closing, each of NewCo, NewCo LLC and Clearwire Sub LLC will be a limited liability company or corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation or incorporation and will have all limited liability company or corporate power and all Governmental Licenses required to carry on its business, as then being conducted, except for those Governmental Licenses the absence of which would not reasonably be expected to result, individually or in the aggregate, in a Clearwire Material Adverse Effect. Each of NewCo, NewCo LLC and Clearwire Sub LLC on the Closing Date will have all requisite power and authority to enter into each Ancillary Agreement to which it will be a party and to perform the obligations to be performed by it under each such Ancillary Agreement. Immediately prior to the Closing, each of NewCo, NewCo LLC and Clearwire Sub LLC will be duly qualified to do business as a foreign entity and in good standing under the Laws of each state or other jurisdiction in which the ownership of assets by it or the nature of the activities conducted by it requires such qualification, except where the failure to be so qualified would not reasonably be expected to result, individually or in the aggregate, in a Clearwire Material Adverse Effect. Since the date of its formation, each of NewCo, NewCo LLC and Clearwire Sub LLC shall not have engaged in any activities and shall not have any Liabilities other than in connection with, or as contemplated by, this Agreement and the Transactions.

(e) Each of NewCo, NewCo LLC and Clearwire Sub LLC is not, and after giving effect to the Transactions and the transactions contemplated by the Ancillary Agreements, will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

SECTION 6.2 Non-Contravention. The execution, delivery and performance of this Agreement and the Ancillary Agreements to which it or NewCo, NewCo LLC or Clearwire Sub LLC is a party, the consummation of the Transactions including the Merger and the fulfillment of and compliance with the terms and conditions of this Agreement and the Ancillary Agreements to which it or NewCo, NewCo LLC or Clearwire Sub LLC is or will be as of the Closing a party do not or will not result in the imposition of any Encumbrance, and do not or will not (as the case may be), with the passing of time or the giving of notice or both, violate or conflict with, constitute a breach of or default under, result in the loss of any benefit under, permit the acceleration of any obligation under or create in any party the right to terminate, modify or cancel,

(a) any term or provision of the certificate of incorporation or bylaws of Clearwire or the organizational documents of NewCo, NewCo LLC or Clearwire Sub LLC,

(b) any Clearwire Lease or any Clearwire License,

(c) any Clearwire Contract,

(d) any Governmental License held by Clearwire or any of its Subsidiaries, (other than a Clearwire License),

(e) any judgment, decree or order of any Governmental Authority to which Clearwire or any of its Subsidiaries is a party or by which Clearwire or any of its Subsidiaries or any of their respective properties are bound, or

(f) any Law applicable to any Clearwire Asset and in existence as of the Execution Date,

in the case of each of clauses (b) through (f), except as would not reasonably be expected to result in a Clearwire Material Adverse Effect.

SECTION 6.3 Clearwire Licenses.

(a) Description. Section 6.3 of the Clearwire Disclosure Schedule sets forth: (i) a true and complete list, as of the Execution Date, of each of the Clearwire Licenses, (ii) the lawful, beneficial and exclusive holder of each Clearwire License, and (iii) the BTA, call sign or other identifying information for each Clearwire License. As of April 30, 2008, the number of MHz-Pops covered by Clearwire Licenses and spectrum rights that are subject to Clearwire In-Leases, less the number of MHz-Pops covered by the spectrum rights that are subject to the Clearwire Out-Leases, is at least 13,911,000,000.

(b) Validity.

(i) The grant, renewal or assignment of the Clearwire Licenses to the existing licensee of the Clearwire License was approved by the FCC by Final Order, and the Clearwire Licenses are validly issued and in full force and effect; and

(ii) other than Proceedings of general applicability, there is no Proceeding pending or, to the Knowledge of Clearwire, threatened before the FCC, that, if determined as requested by the moving party or as indicated in any document initiating the Proceeding, could result in the revocation, modification, restriction, cancellation, termination, suspension or non-renewal of any Clearwire License or other action that is adverse to holder of the License, or the imposition of a material monetary fine, nor does Clearwire have Knowledge of any facts which, if asserted, would be reasonably likely to result in any such action. Timely payments have been made to the United States Government for those of the Clearwire Licenses that are BTA authorizations.

(iii) Neither Clearwire nor any of its Affiliates is a party to any contract, agreement or other arrangement to assign or otherwise dispose of, or that would adversely affect, NewCo’s or its Subsidiaries’ ownership of, any material Clearwire License after the Effective Time.

(c) License Facilities.

(i) The facilities subject to a Clearwire License (the “Clearwire License Facilities”) were constructed and operated within the timeframe required by then-applicable FCC Rules (or waivers or extensions thereof) to satisfy construction and operating requirements applicable to each Clearwire License;

(ii) the Clearwire License Facilities since the acquisition of the Clearwire Licenses, and to the Knowledge of Clearwire, at all times, have been operating in material compliance with the FCC authorizations and the FCC Rules, except where the facilities were not required to operate under FCC Rules or by grant of authority from the FCC;

(iii) none of the Clearwire License Facilities (A) is authorized under an authorization that is subject to challenge before the United States Court of Appeals or (B) is subject to any lease, sublease or any agreement that grants to any third Person the right, contingent or otherwise, to use, acquire or make it available to, or for use by, a third Person;

(iv) no Clearwire License is subject to (A) a revocation proceeding or (B) a pending request for waiver of Section 21.303 of the FCC Rules or any successor provision thereto;

(v) Except as set forth in Section 6.3(c)(v) of the Clearwire Disclosure Schedule, no Clearwire Licenses or Clearwire License Facilities are subject to any contract or other agreement providing for the relocation of wireless facilities or the sharing of any costs associated with any such relocation with respect to the Clearwire Licenses; and

(vi) no Clearwire License Facilities are operating under special temporary or developmental authority.

(d) All reports required to be filed by Clearwire with the FCC with respect to the Clearwire Licenses have been timely filed except where the failure to so timely file would not reasonably be expected to result in a Clearwire Material Adverse Effect. To the Knowledge of Clearwire, all reports filed with the FCC relating to the Clearwire Licenses are complete and accurate.

(e) Clearwire has delivered or made available to Sprint and the Investors true and complete copies of all authorizations comprising each Clearwire License, and, except for documents otherwise publicly available, all documents filed in and all notices or orders issued in connection with, any Proceeding pending at the FCC relating to Clearwire Licenses.

SECTION 6.4 Clearwire Leases.

(a) Section 6.4 of the Clearwire Disclosure Schedule sets forth: (i) a true and complete list, as of the Execution Date, of each of the Clearwire Leases, (ii) the lawful, beneficial and exclusive holder of each Clearwire Lease, (iii) the licensee or sublessor, as applicable, for each such Clearwire Lease, and (iv) the BTA, call sign or other identifying information for each Clearwire Lease.

(b) Each Clearwire Lease is valid, binding and in full force and effect, meets in all material respects all requirements of Law, and is enforceable in accordance with its terms, except as may be modified by FCC Rules and subject to the Bankruptcy Exception. The applicable Clearwire entity is the lessee or sublessee under each Clearwire Lease (by entry into the Clearwire Lease, assignment of the Lease, transfer of rights or other means) and, except with respect to any capacity of EBS spectrum retained by the holder of the License, has the sole right to use the spectrum under each Clearwire Lease. To the Knowledge of Clearwire, other than the terms of each Clearwire Lease, the FCC Rules limiting the duration of any Clearwire Lease, the FCC’s renewal of the underlying License and the FCC’s renewal of its consent to any Clearwire De Facto Transfer Lease, there are no facts or circumstances that would reasonably be likely to (whether with or without notice, lapse of time or the occurrence of any other event) preclude the renewal or extension of any Clearwire Lease in the ordinary course of business.

(c) Clearwire and the Domestic Clearwire Subsidiaries are not, nor to the Knowledge of Clearwire, is any other party to any of the material Clearwire Leases in breach or default under the material Clearwire Leases, and any material breach or default that has been asserted by such other party has been waived, cured or otherwise settled.

(d) Clearwire and the Domestic Clearwire Subsidiaries have not, nor to the Knowledge of Clearwire, has any other party to any of the material Clearwire Leases claimed in any written statement that the counterparty is in breach or default under the material Clearwire Leases and any past breach or default has been waived, cured or otherwise settled. For purposes of this Section 6.4, any breach of a payment obligation shall be deemed material.

(e) No party to any Clearwire Lease has claimed in writing, and to the Knowledge of Clearwire, no party has threatened, in any written statement to Clearwire that the party has a right to terminate any Clearwire Lease at any time or to seek damages against any transferor for the violation, breach or default by any transferor of any Clearwire Lease.

(f) Clearwire has delivered or made available to Sprint and the Investors copies of all Clearwire Leases, which are true and complete in all material respects.

(g) Neither Clearwire nor any of its Affiliates is a party to any contract, agreement or other arrangement to assign or otherwise dispose of, or that would adversely affect, NewCo’s or its Subsidiaries’ ownership of, any material Clearwire Lease after the Effective Time.

(h) To the Knowledge of Clearwire:

(i) the grant, renewal or assignment of the FCC licenses subject to the Clearwire Leases (the “Clearwire Leased FCC Licenses”) to the existing licensee of the Clearwire Lease was approved by the FCC by Final Order;

(ii) the Clearwire Leased FCC Licenses are validly issued and in full force and effect;

(iii) other than Proceedings of general applicability, there is no Proceeding pending or threatened before the FCC that, if determined as requested by the moving party or as indicated in any document initiating the Proceeding, could result in the revocation, modification, restriction, cancellation, termination, suspension or non-renewal of the Clearwire Leased FCC Licenses or other action that is adverse to the licensee of the Clearwire Lease, nor is Clearwire aware of any facts which, if asserted, would be reasonably likely to result in any such action; and

(iv) adequate facilities were constructed and operated within the timeframe required by then-applicable FCC Rules (or waivers or extensions thereof) to satisfy construction and operating requirements applicable to each Clearwire Leased FCC License.

(i) Each Clearwire De Facto Transfer Lease has been granted by the FCC by Final Order.

SECTION 6.5 Clearwire Network Assets.

(a) Except as set forth in Section 6.5 of the Clearwire Disclosure Schedule, Clearwire or one of the Domestic Clearwire Subsidiaries has good and marketable title to each Clearwire Network Asset, free and clear of all Encumbrances. In the aggregate, the Clearwire Network Assets are:

(i) in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted;

(ii) usable in the regular and ordinary course of business;

(iii) operating as intended in accordance with normal industry practice; and

(iv) conform in all material respects to all applicable Laws.

Clearwire has no Knowledge of any material defect with any of the material Clearwire Network Assets.

(b) Each of Clearwire, the Domestic Clearwire Subsidiaries and the Clearwire Network Assets is in compliance with applicable Environmental Laws in all material respects. There are no pending or, to the Knowledge of Clearwire, threatened Proceedings alleging any material liability of, or material noncompliance by, Clearwire or the Domestic Clearwire Subsidiaries under applicable Environmental Laws. Clearwire or the applicable Domestic Clearwire Subsidiary, as the case may be, holds and is in compliance in all material respects with all Governmental Licenses required under Environmental Laws for their operations, including of the Clearwire Network Assets. Solely as a result of the Clearwire Assets, the consummation of the Merger will not require compliance with the New Jersey Industrial Site Recovery Act or with Sections 22a-134 through 22a-134e of the Connecticut General Statutes (commonly known as the Connecticut Transfer Act), each as amended. Notwithstanding anything to the contrary in this Agreement including Section 6.9, the representations contained in this Section 6.5 contain all representations and warranties made by Clearwire in this Agreement with respect to Environmental Laws.

SECTION 6.6 Litigation.

(a) There is no Proceeding instituted or pending or, to the Knowledge of Clearwire, threatened against Clearwire or its Subsidiaries that if adversely determined would reasonably be expected to result, individually or in the aggregate, in a Clearwire Material Adverse Effect or that, as of the Execution Date, in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Merger or the other Transactions contemplated by this Agreement. There are no judgments, orders, injunctions, decrees, stipulations or awards (whether rendered by a court, administrative agency, or by arbitration, as a result of a grievance or other procedure) against or relating to Clearwire, any of its Subsidiaries or, to the Knowledge of Clearwire, any Person for whom Clearwire or any of its Subsidiaries is liable for certain claims that would reasonably be expected to result, individually or in the aggregate, in a Clearwire Material Adverse Effect or that, as of the Execution Date, in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Merger or the other Transactions contemplated by this Agreement.

(b) Section 6.6(b) of the Clearwire Disclosure Schedule lists all pending litigation and material disputes regarding any Clearwire License or Clearwire Lease (the “Clearwire License Disputes”).

SECTION 6.7 Tax.

(a) None of the assets of Clearwire or any of its Subsidiaries is subject to any material Encumbrance for Taxes, except for liens for Taxes not yet due and payable.

(b) All material Tax Returns required to be filed by Clearwire or any of its Subsidiaries have been timely filed, and all those Tax Returns are true, correct and complete in all material respects.

(c) All material Taxes owed by Clearwire and its Subsidiaries (whether or not shown on any Tax Return) have been paid, except for those Taxes being contested in good faith and for which adequate reserves have been established in Clearwire’s Financial Statements. Except for Taxes that may arise solely as result of actions or transactions following the Execution Date permitted by this Agreement, neither Clearwire nor any of its Subsidiaries has incurred any liability (whether or not due) for material Taxes since the date of the most recent balance sheet included in the Clearwire Financial Statements other than in the ordinary course of business.

(d) Except as disclosed in Section 6.7(d) of the Clearwire Disclosure Schedule, there is no currently pending audit or administrative or judicial proceeding with respect to Taxes of Clearwire or any of its Subsidiaries. Except as disclosed in Section 6.7(d) of the Clearwire Disclosure Schedule, neither Clearwire nor any of its Subsidiaries (i) is a party to or bound by any material closing agreement, offer in compromise, gain recognition agreement or any other agreement with any Taxing Authority or any Tax indemnity or Tax sharing agreement with any person, or (ii) has entered into any waivers or extensions of the statute of limitations with respect to material Taxes.

(e) Clearwire has no Knowledge of any proposed or threatened Tax claims or assessments with respect to Clearwire or any of its Subsidiaries that, if upheld, would, individually or in the aggregate, reasonably be expected to have a Clearwire Material Adverse Effect.

(f) Except as disclosed in Section 6.7(f) of the Clearwire Disclosure Schedule, Clearwire and each of its Subsidiaries have withheld and paid over to the relevant Taxing Authorities all Taxes required to have been withheld and paid in connection with payments to employees, independent contractors, creditors, shareholders or other third parties.

(g) Neither Clearwire nor any of its Subsidiaries has entered into, or otherwise participated (directly or indirectly) in, any “listed transaction”, or any reportable transaction the principal purpose of which was tax avoidance, within the meaning of Sections 6011, 6111 or 6112 of the Code and the Treasury Regulations thereunder or has received a written opinion from a tax advisor that was intended to provide protection against a tax penalty.

(h) Except as set forth in Section 6.7(h) of the Clearwire Disclosure Schedule, each Subsidiary of Clearwire is either (x) treated as a partnership or (y) disregarded as an entity separate from its owner, for U.S. federal income tax purposes. No action has been taken by Clearwire or any of its Affiliates to treat NewCo LLC or its Subsidiaries (including Clearwire Sub LLC) other than as described in Section 1.1(b), Section 1.1(c) and this Section 6.7(h).

(i) Except as set forth in Section 6.7(i) of the Clearwire Disclosure Schedule, the Merger and other transactions contemplated by Articles 2, 3 and 4 of this Agreement will not result in the recognition by NewCo or any of its Subsidiaries of income or gain under Section 1502 of the Code and the Regulations thereunder (or any comparable provision under state or local income Tax law) or, to the Knowledge of Clearwire, any other material items of income or Tax (“Clearwire Transaction Tax Items”). For the avoidance of doubt, Clearwire Transaction Tax Items shall not include any items of income or gain of Sprint or any of its Subsidiaries (including any income or gain of Subsidiaries of Sprint that become Subsidiaries of NewCo in the LLC Contribution).

(j) Section 6.7(j) of the Clearwire Disclosure sets forth, in all material respects, the information concerning any limitations on the ability of NewCo to utilize the net operating losses of Clearwire for U.S. federal income Tax purposes following the Merger.

(k) Any liabilities of Clearwire, with the possible exception of any indebtedness issued by Clearwire between the Execution Date and the Closing in accordance with Sections 10.1(b)(iv)(F) or 10.1(b)(iv)(H) of this Agreement, deemed for U.S. federal income tax purposes to be assumed by NewCo LLC in connection with the transactions described in Articles 3 and 4 hereof will constitute “qualified liabilities” as defined in Treasury Regulation Section 1.707-5(a)(6)(i)(D).

SECTION 6.8 Clearwire Contracts.

(a) Section 6.8(a) of the Clearwire Disclosure Schedule sets forth a true, correct and complete list of the Specified Clearwire Contracts and true, correct and complete copies of all Specified Clearwire Contracts and all amendments and waivers thereunder have been made available to Sprint and the Investors. To the extent Specified Clearwire Contracts are not evidenced by documents, written summaries have been made available to Sprint and the Investors. Subject to the Bankruptcy Exception, all Specified Clearwire Contracts are in full force and effect and are legal, valid, binding and enforceable in accordance with their respective terms with respect to Clearwire and its Subsidiaries and, to the Knowledge of Clearwire, each other party to the Specified Clearwire Contracts, in each case except as would not be reasonably likely to result in a Clearwire Material Adverse Effect. There are no existing defaults or breaches of Clearwire or its Subsidiaries under any Specified Clearwire Contract (or events or conditions that, with notice or lapse of time or both would constitute a default or breach) and, to the Knowledge of Clearwire, there are no defaults or breaches (or events or conditions that, with notice or lapse of time or both, would constitute a default or breach) with respect to any third party to any Specified Clearwire Contract, in each case except as would not be reasonably likely to result in a Clearwire Material Adverse Effect.

(b) Except as set forth in Section 6.8(b) of the Clearwire Disclosure Schedule, or as contemplated by this Agreement Clearwire and Subsidiaries have not

(i) offered, sold, provided or marketed (as a reseller, mobile virtual network operator, wholesaler or agent) the products and services of any mobile voice carrier other than Sprint and its Affiliates;

(ii) permitted any of their trademarks, tradenames or service marks to be utilized by any mobile voice carrier (other than Sprint and its Affiliates) in the offer, sale, promotion or marketing of any products and services; or

(iii) entered into any wholesale/resale, mobile virtual network operator, co-branding or service bundling agreement with any third party.

(c) Clearwire has taken all actions necessary to terminate the Master Supply Agreement dated March 16, 2005 among Clearwire Corporation, Clearwire LLC, Bell Canada and BCE Nexxia Corporation in accordance with its terms, and such agreement shall be of no further force and effect as of October 19, 2008 except for those provisions that by their terms survive termination of such agreement.

(d) Except as set forth on Section 6.8(d) of the Clearwire Disclosure Schedule, as of the Closing, each of the registration rights agreements set forth on Section 6.8(d) of the Clearwire Disclosure Schedule shall be of no further force and effect. Clearwire is not party to any registration rights agreements with respect to Clearwire Capital Stock other than those set forth on Section 6.8(d) of the Clearwire Disclosure Schedule.

SECTION 6.9 Compliance with Law. Each of Clearwire and its Subsidiaries (since the time of formation or acquisition thereof by Clearwire) has been operated at all times in compliance with all Laws applicable to Clearwire or any of its Subsidiaries or by which any property, business or asset of Clearwire or any of its Subsidiaries is bound or affected or given written notice of any violation of any such Laws, other than failures to comply with or violation of such Laws that individually or in the aggregate would not reasonably be expected to result, individually or in the aggregate, in a Clearwire Material Adverse Effect.

SECTION 6.10 Required Filings and Consents. The execution and delivery of this Agreement by Clearwire and the consummation by Clearwire and its Subsidiaries of the Transactions contemplated by this Agreement do not, and the performance of this Agreement by Clearwire will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except for the Governmental Consents or where the failure to obtain those consents, approvals, authorizations or permits, or to make those filings or notifications, would not, individually or in the aggregate, prevent or materially delay the performance by Clearwire of any of its obligations under this Agreement or the performance by Clearwire and its Subsidiaries of the Transactions contemplated by this Agreement.

SECTION 6.11 Clearwire Non-FCC Licenses. Clearwire owns or possesses all of the Governmental Licenses (other than the Clearwire Licenses) that are necessary to enable it to carry on the business that relates to the Clearwire Assets except where the failure to so possess would not reasonably be expected to result in a Clearwire Material Adverse Effect. All Governmental Licenses owned or possessed by Clearwire (other than the Clearwire Licenses) are valid, binding, and in full force and effect, except as would not reasonably be expected to result, individually or in the aggregate, in a Clearwire Material Adverse Effect.

SECTION 6.12 SEC Documents; Financial Statements.

(a) Clearwire has filed all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated in those documents) with the SEC required to be filed by Clearwire in connection with and since its initial public offering (the “SEC Documents”). The SEC Documents include, without limitation, the final prospectus filed by Clearwire under Rule 424(b)(4) on March 8, 2007 (SEC File Number 333-139460), the Annual Report on Form 10-K filed by Clearwire on March 13, 2008, the Quarterly Reports on Form 10-Q filed by Clearwire on May 15, 2007, August 9, 2007 and November 14, 2007, the Current Reports on Form 8-K filed by Clearwire and all of its other statements, schedules and registration statements filed with the SEC.

(b) As of the dates of the respective filings, the SEC Documents complied as to form with the requirements of the Securities Act and the Exchange Act applicable to such SEC Documents, as the case may be.

(c) Except to the extent that information contained in any SEC Document has been revised, amended, supplemented or superseded by a later-filed SEC Document, none of the SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated in the SEC Documents or necessary in order to make the statements in the SEC Documents, in light of the circumstances under which they were made, not misleading.

(d) Each of the Financial Statements (including the related notes) of Clearwire included in the SEC Documents complied at the time it was filed as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, was prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of Clearwire and its consolidated Subsidiaries as of the dates of the SEC Documents and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Since December 31, 2007, Clearwire has not made any change in the accounting practices or policies applied in the preparation of its financial statements, except as required by GAAP, SEC rule or policy or applicable Law.

(e) Except as disclosed in the SEC Documents filed by Clearwire and publicly available before the Execution Date, neither Clearwire nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent, determined, determinable or otherwise) that (i) as of the Execution Date, would have been required to be included on a consolidated balance sheet (or the footnotes thereto) of Clearwire prepared in accordance with GAAP or (ii) individually or in the aggregate have had or would reasonably be expected to result in a Clearwire Material Adverse Effect.

(f) Clearwire has furnished or made available to Sprint and the Investors a complete and correct copy of any amendments or modifications that have not yet been filed with the SEC to agreements, documents or other instruments that previously had been filed by Clearwire with the SEC as exhibits to the SEC Documents under the Securities Act and the rules and regulations promulgated under the Securities Act or the Exchange Act.

(g) Clearwire has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act) designed to ensure that material information relating to Clearwire, including its consolidated Subsidiaries, is made known to Clearwire’s principal executive officer and its principal financial officer by others within those entities. To the Knowledge of Clearwire, such disclosure controls and procedures are effective in timely alerting Clearwire’s principal executive officer and principal financial officer to material information required to be included in Clearwire’s periodic reports required under the Exchange Act.

(h) Clearwire and its Subsidiaries have established and maintained a system of internal control over financial reporting (as defined in Rule 13a-15 under the Exchange Act) that are sufficient to provide reasonable assurance regarding the reliability of Clearwire’s financial reporting and the preparation of the Financial Statements of Clearwire for external purposes in accordance with GAAP. Clearwire has disclosed, based on its most recent evaluation of internal controls prior to the date hereof, to Clearwire’s auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of internal controls which are reasonably likely to adversely affect Clearwire’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in internal controls. Clearwire has made available to Sprint and the Investors a summary of any such disclosure made by management to Clearwire’s auditors and audit committee.

(i) There are no outstanding loans or other extensions of credit made by Clearwire or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Clearwire. Clearwire has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act of 2002.

(j) As of the date of this Agreement, there are no outstanding or unresolved comments in the comment letters received from the SEC staff with respect to the SEC Documents. To the Knowledge of Clearwire, none of the SEC Documents is subject to ongoing review or outstanding SEC comment or investigation.

(k) Since January 1, 2007, (i) neither Clearwire nor any of its Subsidiaries nor, to the Knowledge of Clearwire, any director, officer, employee, auditor, accountant or representative of Clearwire or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Clearwire or any of its Subsidiaries or their respective internal accounting controls, which asserts that Clearwire or any of its Subsidiaries has engaged in questionable accounting or auditing practices and (ii) no attorney representing Clearwire or any of its Subsidiaries, whether or not employed by Clearwire or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by Clearwire or any of its officers, directors, employees or agents to Clearwire’s Board of Directors or any committee thereof or to any director or officer of Clearwire.

(l) No Subsidiary of Clearwire has a class of securities required to be registered under the Exchange Act.

SECTION 6.13 Capitalization; Subsidiaries.

(a) The authorized Capital Stock of Clearwire consists of 300,000,000 shares of Clearwire Class A Common Stock, 50,000,000 shares of Clearwire Class B Common Stock and 5,000,000 shares of preferred stock, $0.0001 par value per share (the “Preferred Stock”). As of the close of business on April 30, 2008

(i) 135,618,712 shares of Clearwire Class A Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable and free of preemptive rights,

(ii) 28,596,685 shares of Clearwire Class B Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable and free of preemptive rights,

(iii) no shares of Clearwire Capital Stock were held in the treasury of Clearwire,

(iv) 18,862,169 shares of Clearwire Class A Common Stock were subject to outstanding Clearwire Stock Options, 740,000 shares of Clearwire Class A Common Stock were subject to outstanding Clearwire restricted stock units and 5,445,317 shares of Clearwire Class A Common Stock were authorized and reserved for future issuance under the Clearwire Stock Option Plans,

(v) 17,806,220 shares of Clearwire Class A Common Stock were subject to outstanding Clearwire Warrants and 17,806,220 shares of Clearwire Class A Common Stock were authorized and reserved for future issuance under the Clearwire Warrant Agreements, and

(vi) no shares of Preferred Stock were issued or outstanding.

(b) Section 6.13(b) of the Clearwire Disclosure Schedule sets forth a true and complete list of the outstanding Clearwire Stock Options and Clearwire Warrants with the exercise prices thereof and number of shares of Clearwire Class A Common Stock subject thereto as of the close of business on April 30, 2008.

(c) Except as set forth in Section 6.13(a) above or in Section 6.13(b) of the Clearwire Disclosure Schedule and except for changes since April 30, 2008 expressly permitted by Section 10.1(b)(iv), or otherwise consented to in accordance with this Agreement, there are no outstanding (i) shares of Capital Stock of Clearwire and (ii) options, warrants, convertible securities, subscriptions, stock appreciation rights, phantom stock plans or stock equivalents or other rights, agreements, arrangements or commitments (contingent or otherwise) of any character issued or authorized by Clearwire or any Subsidiary of Clearwire relating to the issued or unissued Capital Stock of Clearwire or any Subsidiary of Clearwire or obligating Clearwire or any Subsidiary of Clearwire to issue or sell any shares of Capital Stock of, or options, warrants, convertible securities, subscriptions or other equity interests in, Clearwire or any Subsidiary of Clearwire. All shares of Capital Stock of Clearwire or any Subsidiary of Clearwire subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments under which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. There are no outstanding contractual obligations of Clearwire or any Subsidiary of Clearwire to repurchase, redeem or otherwise acquire any shares of Clearwire Capital Stock or any Capital Stock of any Subsidiary of Clearwire or to pay any dividend or make any other distribution in respect thereof or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Person.

(d) Immediately following the Closing and after giving effect to the Transactions (other than the Adjustment), and excluding changes since April 30, 2008 expressly permitted by Section 10.1(b)(iv) or otherwise consented to in accordance with this Agreement:

(i) with respect to NewCo, there will be outstanding (A) a total of 189,215,397 shares of Class A Common Stock (plus up to 740,000 shares of Class A Common Stock issuable on the exercise of restricted stock units, up to 18,862,169 shares of Class A Common Stock issuable on the exercise of Clearwire Stock Options, up to 17,806,220 shares of Class A Common Stock issuable on the exercise of Clearwire Warrants, in each case outstanding immediately prior to the Effective Time and adjusted at the Effective Time in accordance with Sections 2.7 and 2.8) and (B) a total of 505,000,000 shares of Class B Common Stock;

(ii) with respect to NewCo LLC, there will be outstanding (A) a total of 694,215,397 Voting Units, (B) 189,215,397 Class A Common Units and (C) 505,000,000 Class B Common Units outstanding; and

(iii) except as contemplated by Section 2.8 of the Equityholders’ Agreement, there will be no other outstanding (A) shares of Capital Stock of NewCo or NewCo LLC or (B) options, warrants, convertible securities, subscriptions, stock appreciation rights, phantom stock plans or stock equivalents or other rights, agreements, arrangements or commitments (contingent or otherwise) of any character issued or authorized by NewCo, NewCo LLC or any Subsidiary of NewCo or NewCo LLC relating to the issued or unissued Capital Stock of NewCo or NewCo LLC or obligating NewCo or NewCo LLC to issue or sell any shares of Capital Stock of, or options, warrants, convertible securities, subscriptions or other equity interests in, NewCo or NewCo LLC.

(e) The shares of Class A Common Stock to be issued as Merger Consideration and the Class B Common Units, Voting Units, Class A Common Units, shares of Class A Common Stock and shares of Class B Common Stock to be issued in connection with the formation of NewCo LLC, the Merger, the LLC Contribution and the Investments by the Investors pursuant to Articles 1, 2, 3 and 4, respectively, when issued and delivered in accordance with the terms of this Agreement, will have been duly authorized, validly issued, fully paid and nonassessable and free of Encumbrances, preemptive rights or other similar rights, other than Encumbrances created by the Equityholders’ Agreement.

(f) Section 6.13(f) of the Clearwire Disclosure Schedule, sets forth a correct and complete list of each Subsidiary of Clearwire. Except as set forth in Section 6.13(f) of the Clearwire Disclosure Schedule, Clearwire owns beneficially and of record all of the issued and outstanding Capital Stock of each Subsidiary of Clearwire and does not own an equity interest in any other corporation, association, partnership, limited liability company or other entity, other than in its Subsidiaries. Each outstanding share of Capital Stock of each Subsidiary of Clearwire is duly authorized, validly issued, fully paid and nonassessable and each share of Capital Stock of each Subsidiary of Clearwire owned by Clearwire or another Subsidiary of Clearwire is free and clear of all Encumbrances.

SECTION 6.14 Absence of Certain Changes or Events. Except as contemplated by this Agreement or as disclosed in the SEC Documents filed before the date hereof, since December 31, 2007, Clearwire and its Subsidiaries have conducted their respective businesses in the ordinary course of business and there has not been: (a) any event, occurrence or development of any condition that has had or would reasonably be expected to have, individually or in the aggregate, a Clearwire Material Adverse Effect, (b) any declaration, setting aside or payment of any dividend or any other distribution with respect to any of the Capital Stock of Clearwire or any Subsidiary of Clearwire, (c) any material change in accounting methods, principles or practices employed by Clearwire, (d) any Bankruptcy of any such Person, or (e) any transfer to a third party of any Clearwire License or Clearwire Lease (other than spectrum swaps in the ordinary course of business).

SECTION 6.15 Change of Control Agreements. Except as set forth in Section 6.15 of the Clearwire Disclosure Schedule, neither the execution and delivery of this Agreement, the Merger nor the other Transactions contemplated by this Agreement will (either alone or in conjunction with any other event) result in, cause the accelerated vesting or delivery of, trigger any payment or funding (through a grantor trust or otherwise) of, or increase the amount or value of, any payment or benefit to any director, officer, employee or consultant of Clearwire or any of its Subsidiaries. Except as previously disclosed to Sprint and the Investors in writing expressly referencing this Section 6.15, and without limiting the generality of the foregoing, no amount paid or payable by Clearwire or any of its Subsidiaries in connection with the Merger or the other Transactions contemplated by this Agreement, including accelerated vesting of options (either solely as a result thereof or as a result of those Transactions in conjunction with any other event), will be an “excess parachute payment” within the meaning of Section 280G of the Code.

SECTION 6.16 Employee Benefit Plans. All employee benefit plans (as defined in Section 3(3) of ERISA), incentive plans or other benefit arrangements of Clearwire or any of its Subsidiaries which cover current or former officers, directors, employees or contractors of Clearwire or any of its Subsidiaries and with respect to which Clearwire or any of its Subsidiaries have any material liability (the “Clearwire Benefit Plans”) and all agreements providing for compensation, severance, change in control or other benefits to any current or former officer or director of Clearwire or any of its Subsidiaries are listed in Section 6.16 of the Clearwire Disclosure Schedule. True, correct and complete copies of the following documents with respect to each of the Clearwire Benefit Plans have been provided by Clearwire to the other Parties:

(a) any plans and related trust documents and amendments thereto, and

(b) summary plan descriptions and material modifications thereto.

To the extent applicable, the Clearwire Benefit Plans comply by their terms and in their operation with the requirements of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and the Code and other applicable Law other than instances of non-compliance that individually or in the aggregate would not reasonably be expected to result in a Clearwire Material Adverse Effect, and any Clearwire Benefit Plan intended to satisfy the requirements under Section 401(a) of the Code or comparable foreign Law has received a determination or opinion by the proper Governmental Authority that such plan satisfies such requirements. Neither Clearwire nor any of its Subsidiaries nor any of their ERISA Affiliates (as defined below) has any liabilities with respect to any benefit plan that is covered by Title IV of ERISA or Section 412 of the Code, and neither Clearwire nor any Subsidiaries has any liabilities under any defined benefit plan (as defined in Section 3(35) of ERISA) which is maintained primarily for employees who work outside the United States and which is not subject to Title IV of ERISA or Section 412 of the Code. Neither any Clearwire Benefit Plan, nor Clearwire nor any Subsidiary of Clearwire has incurred or will incur any liability or penalty under Section 4975 of the Code or Section 502(i) of ERISA or a comparable foreign Law that is reasonably expected to have a Clearwire Material Adverse Effect. There is no pending or, to the Knowledge of Clearwire, threatened or anticipated Proceeding that is reasonably expected to have a Clearwire Material Adverse Effect against or otherwise involving any of the Clearwire Benefit Plans and no Proceeding that is reasonably expected to have a Clearwire Material Adverse Effect (excluding claims for benefits incurred in the ordinary course of Clearwire Benefit Plan activities) has been brought against or with respect to any Clearwire Benefit Plan. Except as required by Law, neither Clearwire nor any of its Subsidiaries has any liability in an amount that would reasonably be expected to have a Clearwire Material Adverse Effect to provide life insurance or medical or other employee welfare benefits to any employee or former employee on his retirement or termination of employment.

Except as would not reasonably be expected to have a Clearwire Material Adverse Effect, (i) any individual who has performed services for Clearwire or any of its Subsidiaries (other than through a contract with an organization other than the individual) and who has not been treated as an employee for tax purposes by Clearwire or its Subsidiaries is or was not an employee for such purposes, and (ii) no individual who performs services for Clearwire or any of its Subsidiaries has been improperly excluded from participation in any Clearwire Benefit Plan.

For purposes of this Agreement “ERISA Affiliate” means any business or entity that is a member of the same “controlled group of corporations”, an “affiliated service group” or is under “common control” with an entity within the meanings of Sections 414(b), (c) or (m) of the Code, is required to be aggregated with the entity under Section 414(o) of the Code, or is under “common control” with the entity, within the meaning of Section 4001(a)(14) of ERISA, or any regulations promulgated or proposed under any of the foregoing Sections.

Except as would not reasonably be expected to have a Clearwire Material Adverse Effect, (x) no amount previously deducted by Clearwire, and (y) no amount paid or payable with respect to any compensation or benefit paid, awarded, or granted prior to the date hereof, would reasonably be expected to be disallowed under Section 162(m) of the Code. Except as would not reasonably be expected to result in material liability to Clearwire and its Subsidiaries, no Clearwire Benefit Plan is currently in violation of Section 409A of the Code and any regulations or Treasury guidance promulgated thereunder.

No Clearwire Stock Option is intended to qualify as an “incentive stock option” under Section 422 of the Code.

SECTION 6.17 Labor and Employment Matters.

(a) Neither Clearwire nor any of the Domestic Clearwire Subsidiaries is a party to, or bound by, or is currently negotiating in connection with entering into, any collective bargaining agreement or other contract, arrangement, agreement or understanding with a labor union or labor organization and, to the Knowledge of Clearwire, there has not been any activity or proceeding of any labor organization or employee group to organize any employees of Clearwire or any of the Domestic Clearwire Subsidiaries.

(b) Neither Clearwire nor any of the Domestic Clearwire Subsidiaries has taken any action that would constitute a “mass layoff” or “plant closing” within the meaning of the Worker Adjustment and Retraining Notification Act or would otherwise trigger notice requirements or liability under any state, local or foreign plant closing notice Law.

(c) There are no investigations, administrative proceedings, charges or formal complaints of discrimination (including discrimination based on sex, age, marital status, race, national origin, sexual preference, disability, handicap or veteran status) that are reasonably expected to have, individually or in the aggregate, a Clearwire Material Adverse Effect pending or, to the Knowledge of Clearwire, threatened before the Equal Employment Opportunity Commission or any federal, state or local agency or court against or involving Clearwire or any of its Subsidiaries. No discrimination, sexual harassment, retaliation or wrongful or tortious conduct claim that is reasonably expected to have a Clearwire Material Adverse Effect is pending or, to the Knowledge of Clearwire, threatened against Clearwire or any of its Subsidiaries under the 1866, 1877, 1964 or 1991 Civil Rights Acts, the Equal Pay Act, the Age Discrimination in Employment Act, as amended, the Americans with Disabilities Act, the Family and Medical Leave Act, the Fair Labor Standards Act, ERISA, or any other federal Law relating to employment or any comparable state or local fair employment practices act regulating discrimination in the workplace, and no wrongful discharge, libel, slander, invasion of privacy or other claim that is reasonably expected to have, individually or in the aggregate, a Clearwire Material Adverse Effect (including violations of the Fair Credit Reporting Act, as amended, and any applicable whistleblower statutes) under any state or federal Law is pending or, to the Knowledge of Clearwire, threatened against Clearwire or any of its Subsidiaries.

(d) If Clearwire or any of its Subsidiaries is a federal, state or local contractor obligated to develop and maintain an affirmative action plan, no discrimination claim, show-cause notice, conciliation proceeding, sanction or debarment proceeding that is reasonably expected to have, individually or in the aggregate, a Clearwire Material Adverse Effect is pending or, to the Knowledge of Clearwire, has been threatened against Clearwire or any of its Subsidiaries with the Office of Federal Contract Compliance Programs or any other federal agency or any comparable state or local agency or court and no desk audit or on-site review is in progress.

SECTION 6.18 Stockholders’ Rights Agreement; Antitakeover Statutes.

(a) Neither Clearwire nor any of its Subsidiaries has adopted a stockholders’ rights agreement or any similar plan or agreement that limits or impairs the ability to purchase, or become the direct or indirect beneficial owner of, Clearwire Capital Stock or any other equity or debt securities of Clearwire or any of its Subsidiaries.

(b) Clearwire has taken all action necessary to exempt the Merger, this Agreement and the Transactions contemplated by this Agreement from Section 203 of the DGCL, and, accordingly, neither such Section nor any other antitakeover or similar statute or regulation applies to any such transactions. No other “control share acquisition,” “fair price,” “moratorium,” or other antitakeover laws enacted under U.S. state or federal laws apply to this Agreement or any of the Transactions contemplated by this Agreement.

SECTION 6.19 Brokers. Except as set forth in Section 6.19 of the Clearwire Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement, the Merger or the other Transactions contemplated by this Agreement based on arrangements made by or on behalf of Clearwire. Clearwire has delivered to Sprint and the Investors a complete and correct copy of all agreements between Clearwire and the Independent Advisor under which that firm would be entitled to any payment relating to this Agreement, the Merger or the other Transactions contemplated by this Agreement.

SECTION 6.20 Information Supplied. None of the information supplied or to be supplied by Clearwire or its Subsidiaries for inclusion or incorporation by reference in the Proxy Statement to be mailed to Clearwire’s stockholders in connection with the meeting (the “Stockholders’ Meeting”) to be called to consider the Merger (the “Proxy Statement”) or the Registration Statement, or any amendments or supplements thereto will, at the dates those documents are first published, sent or delivered to Clearwire’s stockholders contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Proxy Statement or Registration Statement or necessary in order to make the statements made in the Proxy Statement or Registration Statement, in light of the circumstances under which they were made, not misleading. Each of the Proxy Statement and Registration Statement at the dates those documents are first published, sent or delivered to Clearwire’s stockholders or, unless promptly corrected, at any time during the pendency of the Stockholders’ Meeting will not contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Proxy Statement or Registration Statement or necessary in order to make the statements made in the Proxy Statement or Registration Statement, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by any Party with respect to statements made or incorporated by reference in the Proxy Statement or Registration Statement based on information supplied by the other Parties for inclusion or incorporation by reference in any of the foregoing documents.

SECTION 6.21 Certain Ancillary Agreements. As of the Execution Date, other than (i) this Agreement, (ii) the Ancillary Agreements, (iii) the other documents expressly contemplated by this Agreement and (iv) any confidentiality agreements between or among two or more of the Parties entered into prior to the Execution Date (the agreements referred to in clauses (i) through (iv), collectively, the “Transaction Related Agreements”), neither Clearwire nor any of its Affiliates has entered into any contract, agreement, arrangement or other understanding, whether written or oral, and regardless of the subject matter thereof, with any other Party or any of their respective Affiliates, in each case, in connection with or in consideration of the transactions contemplated by the Transaction Related Agreements, including, without limitation, any term sheet, letter of intent, memorandum of understanding or “agreement to agree,” in each case, whether or not such agreement purports to be binding.

ARTICLE 7

REPRESENTATIONS AND WARRANTIES OF SPRINT

Except as disclosed in the disclosure letter (the “Sprint Disclosure Schedule”) delivered by Sprint to Clearwire and the Investors prior to the execution of this Agreement (which letter sets forth items of disclosure with specific reference to the particular Section or subsection of this Agreement to which the information in the Sprint Disclosure Schedule relates), except

(A) that any information set forth in one section of the Sprint Disclosure Schedule will be deemed to apply to each other Section or subsection of this Agreement to which its relevance is reasonably apparent from a reasonable reading thereof to a reasonable person without independent knowledge of the matters so disclosed; and

(B) notwithstanding anything in this Agreement to the contrary, the inclusion of an item in such schedule as an exception to a representation or warranty will not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would reasonably be expected to have a Sprint Material Adverse Effect),

Sprint represents and warrants to the other Parties as of the Execution Date and the Closing Date as follows:

SECTION 7.1 Organization; Authorization.

(a) Sprint and each Subsidiary of Sprint that is or will be a party to an Ancillary Agreement is duly organized, validly existing and in good standing under the Laws of its jurisdiction of formation and has all corporate, limited liability company or similar powers and all Governmental Licenses required to carry on its business as now conducted, except for those Governmental Licenses the absence of which would not reasonably be expected to result, individually or in the aggregate, in a Sprint Material Adverse Effect. Sprint and each Subsidiary of Sprint that is or will be a party to an Ancillary Agreement has all requisite power and authority to enter into this Agreement and each Ancillary Agreement to which it is a party and to perform the obligations to be performed by it under this Agreement and each such Ancillary Agreement. Sprint and each Subsidiary of Sprint that is or will be a party to an Ancillary Agreement is duly qualified to do business as a foreign entity and is in good standing under the Laws of each state or other jurisdiction in which the ownership of assets by it or the nature of the activities conducted by it requires such qualification, except where the failure to so qualify would not reasonably be expected to result, individually or in the aggregate, in a Sprint Material Adverse Effect.

The execution and delivery of this Agreement and the Ancillary Agreements to which Sprint or any Subsidiary of Sprint is or will be a party, and the performance by Sprint or such Subsidiary of its respective obligations under this Agreement and the Ancillary Agreements to which it is or will be a party, have been duly authorized by all necessary actions on the part of Sprint or such Subsidiary. This Agreement has been, and the Ancillary Agreements to which it or a Subsidiary of Sprint will be a party at Closing will be, duly executed and delivered by Sprint or such Subsidiary, and constitutes, and will constitute, a legal, valid and binding obligation of Sprint or such Subsidiary, as the case may be, enforceable against it or such Subsidiary in accordance with its terms, subject to the Bankruptcy Exception.

(b) Each of the Transfer Entities is, or on the Closing Date will be, a limited liability company duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or formation. Each of the Transfer Entities is duly qualified to do business as a foreign entity and is in good standing under the Laws of each state or other jurisdiction in which the ownership of assets by it or the nature of the activities conducted by it requires the qualification, except where the failure to so qualify would not reasonably be expected to result in a Sprint Material Adverse Effect. Each of the Transfer Entities has, and Sprint Sub LLC on the Closing Date will have, all requisite power and authority to enter into each Ancillary Agreement to which it will be a party and to perform the obligations to be performed by it under each such Ancillary Agreement. Sprint has made available to Clearwire and the Investors true and complete copies of the organizational documents of each of the Transfer Entities, each as amended to date, and will have made available to Clearwire and the Investors true and complete copies of the organizational documents of Sprint Sub LLC prior to the Closing Date. The organizational documents of each of the Transfer Entities are, and the organizational documents of Sprint Sub LLC will be, in full force and effect, and no Transfer Entity is, and as of the Closing Date Sprint Sub LLC will not be, in violation of any provision of its organizational documents, except as would not reasonably be expected to result in a Sprint Material Adverse Effect.

(c) Sprint or one of its Subsidiaries owns beneficially and of record all of the issued and outstanding Capital Stock of the Transfer Entities, and immediately prior to the Closing, Sprint Sub LLC. The Capital Stock of the Transfer Entities is, and the Capital Stock of Sprint Sub LLC as of the Closing Date will be, duly authorized, validly issued, fully paid and non-assessable, free and clear of any Encumbrance. There are not any outstanding securities convertible into, exchangeable for, or carrying the right to acquire, the Capital Stock of the Transfer Entities, or as of the Closing Date, the Capital Stock of Sprint Sub LLC, nor are there any subscriptions, warrants, options, rights or other arrangements or commitments that could obligate Sprint Sub LLC and the Transfer Entities to issue any Capital Stock. The Transfer Entities are listed in Section 7.1(c) of the Sprint Disclosure Schedule and, except as listed in Section 7.1(c) of the Sprint Disclosure Schedule, the Transfer Entities do not own, and as of the Closing Date Sprint Sub LLC will not own, directly or indirectly, any Capital Stock of any Person.

(d) At Closing, the Transfer Entities will own all assets owned by Sprint and its Subsidiaries that are primarily used in the operation of the Sprint WiMAX Business,

including the Sprint Assets, free and clear of any Encumbrance. Such assets together with those assets that are owned by Sprint and its Subsidiaries and made available to NewCo under the Network Master Services Agreement, the IT Master Services Agreement, the Master Site Agreement and the Intellectual Property Rights Agreement constitute all of the assets owned by Sprint or its Subsidiaries that are primarily used in or otherwise material to the operation of the Sprint WiMAX Business as currently conducted.

(e) As of the Closing, each of Sprint HoldCo LLC and Sprint Sub LLC will be a limited liability company duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation and will have all limited liability company power and all Governmental Licenses required to carry on its business as then being conducted, except for those Governmental Licenses the absence of which would not be reasonably expected to result, individually or in the aggregate, in a Sprint Material Adverse Effect. As of the Closing, each of Sprint HoldCo LLC and Sprint Sub LLC will be as of the Closing duly qualified to do business as a foreign entity and in good standing under the Laws of each state or other jurisdiction in which the ownership of assets by it or the nature of the activities conducted by it requires such qualification, except where the failure to be so qualified and in good standing, would not reasonably be expected to result, individually or in the aggregate, in a Sprint Material Adverse Effect. Since the date of its formation, each of Sprint HoldCo LLC and Sprint Sub LLC will not have engaged in any activities and will not have any Liabilities other than in connection with, or as contemplated by, this Agreement and the Transactions.

SECTION 7.2 Non-Contravention. The execution, delivery and performance of this Agreement and the Ancillary Agreements to which it or any Subsidiary of Sprint is or will be at Closing a party, the consummation of the Transactions and the fulfillment of and compliance with the terms and conditions of this Agreement and the Ancillary Agreements to which it or any Subsidiary of Sprint is or will be at Closing a party do not and will not result in the imposition of any Encumbrance and do not or will not (as the case may be), with the passing of time or the giving of notice or both, violate or conflict with, constitute a breach of or default under, result in the loss of any benefit under, permit the acceleration of any obligation under or create in any party the right to terminate, modify or cancel,

(a) any term or provision of the certificate of incorporation or bylaws of Sprint or the other organizational documents of Sprint Sub LLC or any Transfer Entity,

(b) any Sprint Lease or any Sprint License,

(c) any contractual obligation (other than any Sprint Lease) of Sprint or any of its Subsidiaries,

(d) any Governmental License (other than any Sprint License) held by Sprint or any of its Subsidiaries in connection with the Sprint WiMAX Business or by any Transfer Entity or any Sprint License,

(e) any judgment, decree or order of any Governmental Authority to which Sprint, Sprint Sub LLC or any Transfer Entity is a party or by which Sprint, Sprint Sub LLC, any Sprint Asset, any Transfer Entity or any of its properties are bound, or

(f) any Law applicable to any Sprint Asset and in existence on the Execution Date,

in the case of each of clauses (b) through (f), except as would not reasonably be expected to result in a Sprint Material Adverse Effect.

SECTION 7.3 Sprint Licenses.

(a) Description. Section 7.3 of the Sprint Disclosure Schedule sets forth: (i) a true and complete list, as of the Execution Date, of each of the Sprint Licenses, (ii) the lawful, beneficial and exclusive holder of each Sprint License, and (iii) the BTA, call sign or other identifying information for each Sprint License. As of April 30, 2008, the number of MHz-Pops covered by Sprint Licenses and spectrum rights that are subject to Sprint In-Leases, less the number of MHz-Pops covered by the spectrum rights that are subject to the Sprint Out-Leases, is at least 28,989,000,000.

(b) Validity.

(i) The grant, renewal or assignment of the Sprint Licenses to the existing licensee of each Sprint License was approved by the FCC by Final Order, and the Sprint Licenses are validly issued and in full force and effect.

(ii) Other than Proceedings of general applicability, there is no Proceeding pending or, to the Knowledge of Sprint, threatened before the FCC, that, if determined as requested by the moving party or as indicated in any document initiating the Proceeding, could result in the revocation, modification, restriction, cancellation, termination, suspension or non-renewal of any Sprint License or other action that is adverse to holder of the License, or the imposition of a material monetary fine, nor does Sprint have Knowledge of any facts or circumstances which, if asserted, would reasonably be expected to result in any such action. Timely payments have been made to the United States Government for those of the Sprint Licenses that are BTA authorizations.

(iii) Neither Sprint nor any of its Affiliates is a party to any contract, agreement or other arrangement to assign or otherwise dispose of, or that would adversely affect, NewCo’s or its Subsidiaries’ ownership of, any material Sprint License after the Effective Time.

(c) License Facilities.

(i) The facilities subject to a Sprint License as of the Execution Date are listed in Section 7.3(c)(i) of the Sprint Disclosure Schedule (the “Sprint License Facilities”);

(ii) Adequate facilities were constructed and operated within the timeframe required by then-applicable FCC Rules (or waivers or extensions thereof) to satisfy construction and operating requirements applicable to each Sprint License;

(iii) the Sprint License Facilities since the acquisition of the Sprint Licenses, and to the Knowledge of Sprint, at all times, have been operating in material compliance with the FCC authorizations and the FCC Rules, except where the facilities were not required to operate under FCC Rules or by grant of authority from the FCC;

(iv) none of the Sprint License Facilities (A) is authorized under an authorization that is subject to challenge before the United States Court of Appeals or (B) is subject to any lease, sublease or any agreement that grants to any third Person the right, contingent or otherwise, to use, acquire or make it available to, or for use by, a third Person;

(v) no Sprint License is subject to (A) a revocation proceeding or (B) a pending request for waiver of Section 21.303 of the FCC Rules or any successor provision thereto;

(vi) Except as set forth on Section 7.3(c)(vi) of the Sprint Disclosure Schedule, no Sprint Licenses or Sprint License Facilities are subject to any contract or other agreement providing for the relocation of wireless facilities or the sharing of any costs associated with any such relocation with respect to the Sprint Licenses; and

(vii) no Sprint License Facilities are operating under special temporary or developmental authority.

(d) All reports required to be filed by Sprint with the FCC with respect to the Sprint Licenses have been timely filed except where the failure to so timely file would not reasonably be expected to result in a Sprint Material Adverse Effect. To the Knowledge of Sprint, all reports filed with the FCC relating to the Sprint Licenses are complete and accurate.

(e) Sprint has delivered or made available to Clearwire and the Investors true and complete copies of all authorizations comprising each Sprint License, and, except for documents otherwise publicly-available, all documents filed in, and all notices or orders issued in connection with, any Proceeding pending at the FCC relating to the Sprint Licenses.

SECTION 7.4 Sprint Leases.

(a) Section 7.4 of the Sprint Disclosure Schedule sets forth: (i) a true and complete list, as of the Execution Date, of each of the Sprint Leases, (ii) the lawful, beneficial and exclusive holder of each Sprint Lease, (iii) the licensee or sublessor, as applicable, for each such Sprint Lease, and (iv) the BTA, call sign or other identifying information for each Sprint Lease.

(b) Each Sprint Lease is valid, binding and in full force and effect, meets in all material respects all requirements of Law, and is enforceable in accordance with its terms, except as may be modified by FCC Rules and subject to the Bankruptcy Exception. The applicable Sprint entity is the lessee or sublessee under each Sprint Lease (by entry into the Sprint Lease, assignment of the Lease, transfer of rights or other means) and, except with respect to any capacity of EBS spectrum retained by the holder of the License, has the sole right to use the spectrum under each Sprint Lease. To the Knowledge of Sprint, other than the terms of each Sprint Lease, the FCC Rules limiting the duration of any Sprint Lease, the FCC’s renewal of the underlying License and the FCC’s renewal of its consent to any Sprint De Facto Transfer Lease, there are no facts or circumstances that would reasonably be likely to (whether with or without notice, lapse of time or the occurrence of any other event) preclude the renewal or extension of any Sprint Lease in the ordinary course of business.

(c) Sprint and its Subsidiaries are not, nor to the Knowledge of Sprint, is any other party to any of the material Sprint Leases in material breach or default under the Sprint Leases and any material breach or default that has been asserted by such other party, has been waived, cured or otherwise settled.

(d) Sprint and its Subsidiaries have not, nor to the Knowledge of Sprint, has any other party to any of the material Sprint Leases claimed in any written statement that the counterparty is in material breach or default under the material Sprint Leases and any past breach or default has been waived, cured or otherwise settled. For purposes of this Section 7.4, any breach of a payment obligation shall be deemed material.

(e) No party to any Sprint Lease has claimed in writing, and to the Knowledge of Sprint, no party has threatened, in any written statement to Sprint that the party has a right to terminate any Sprint Lease at any time or to seek damages against any transferor for the violation, breach or default by any transferor of any Sprint Lease; and

(f) Sprint has delivered or made available to Clearwire and the Investors copies of all Sprint Leases, which are true and complete in all material respects.

(g) Neither Sprint nor any of its Affiliates is a party to any contract, agreement or other arrangement to assign or otherwise dispose of, or that would adversely affect, NewCo’s or it Subsidiaries’ ownership of, any material Sprint Lease after the Effective Time.

(h) To the Knowledge of Sprint:

(i) the grant, renewal or assignment of the FCC licenses subject to the Sprint Leases (the “Sprint Leased FCC Licenses”) to the existing licensee of each Sprint Lease was approved by the FCC by Final Order;

(ii) the Sprint Leased FCC Licenses are validly issued and in full force and effect; and

(iii) other than Proceedings of general applicability, there is no Proceeding pending or threatened before the FCC, that, if determined as requested by the moving party or as indicated in any document initiating the Proceeding, could result in the revocation, modification, restriction, cancellation, termination, suspension or non-renewal of the Sprint Leased FCC Licenses or other action that is adverse to the licensee of the Sprint Lease, nor is Sprint aware of any facts which, if asserted, would be reasonably likely to result in any such action; and

(iv) adequate facilities were constructed and operated within the timeframe required by then-applicable FCC Rules (or waivers or extensions thereof) to satisfy construction and operating requirements applicable to each Sprint Leased FCC License.

(i) Each Sprint De Facto Transfer Lease has been granted by the FCC by Final Order.

SECTION 7.5 Sprint Network Assets.

(a) Section 7.5 of the Sprint Disclosure Schedule sets forth a complete list of the Sprint Network Assets as of the Execution Date. Except as set forth in Section 7.5 of the Sprint Disclosure Schedule a Transfer Entity has, or will have at Closing, good and marketable title to each Sprint Network Asset, free and clear of all Encumbrances. In the aggregate, the Sprint Network Assets are:

(i) in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted;

(ii) usable in the regular and ordinary course of business;

(iii) operating as intended in accordance with normal industry practice; and

(iv) conform in all material respects to all applicable Laws.

Sprint has no Knowledge of any material defect with any of the material Sprint Network Assets.

(b) Each of the Transfer Entities and the Sprint Network Assets is in compliance with applicable Environmental Laws in all material respects. There are no pending or, to the Knowledge of Sprint, threatened Proceedings alleging any material liability of, or material noncompliance by, the Transfer Entities under applicable Environmental Laws. The applicable Transfer Entity holds and is, or will hold at Closing and will be, in compliance in all material respects with all Governmental Licenses required under Environmental Laws for their respective operations, including the Sprint Network Assets. Neither the transfer of the Sprint Assets to the Transfer Entities nor the

LLC Contribution will require compliance with the New Jersey Industrial Site Recovery Act or with Sections 22a-134 through 22a-134e of the Connecticut General Statutes (commonly known as the Connecticut Transfer Act), each as amended. Notwithstanding anything to the contrary in this Agreement including Section 7.9, the representations contained in this Section 7.5 contain all representations and warranties made by Sprint in this Agreement with respect to Environmental Laws.

SECTION 7.6 Litigation.

(a) There is no Proceeding instituted or pending, or, to the Knowledge of Sprint, threatened against Sprint or its Subsidiaries that, would reasonably be expected to result, individually or in the aggregate, in a Sprint Material Adverse Effect or that, as of the Execution Date, in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Merger or the other Transactions contemplated by this Agreement. There are no judgments, orders, injunctions, decrees, stipulations or awards (whether rendered by a court, administrative agency, or by arbitration, as a result of a grievance or other procedure) against or relating to Sprint, any of its Subsidiaries or, to the Knowledge of Sprint, any Person for whom Sprint or any of its Subsidiaries is liable that would reasonably be expected to result, individually or in the aggregate, in a Sprint Material Adverse Effect or that, as of the Execution Date, in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Merger or the other Transactions contemplated by this Agreement.

(b) Section 7.6(b) of the Sprint Disclosure Schedule lists all pending litigation and material disputes regarding any Sprint License or Sprint Lease (the “Sprint License Disputes”).

SECTION 7.7 Tax.

(a) None of the Sprint Assets is subject to any material Encumbrances for Taxes except for liens for Taxes not yet due and payable.

(b) All material Tax Returns required to be filed by Sprint or any of its Subsidiaries with respect to the Sprint Assets and the business in which the Sprint Assets have been used have been timely filed and all those Tax Returns are true, complete and correct in all material respects.

(c) All material Taxes owed by Sprint and its Subsidiaries (whether or not shown on any Tax Return) with respect to the Sprint Assets and the business in which the Sprint Assets have been used have been paid, except for those Taxes being contested in good faith and for which adequate reserves have been established in Sprint’s Financial Statements.

(d) There is no currently pending audit or administrative or judicial proceeding with respect to Taxes relating to the Sprint Assets and the business in which the Sprint Assets have been used. Neither Sprint Sub LLC nor any of the Transfer Entities is or by virtue of the LLC Contribution will be (i) a party to or bound by any material closing agreement, offer in compromise, gain recognition agreement or any other agreement with any Taxing Authority or any Tax indemnity or Tax sharing agreement with any person, or (ii) a party to any waivers or extensions of the statute of limitations with respect to material Taxes (in each case other than with respect to Taxes that are the subject of the indemnification provided in Section 13.1 hereof).

(e) Sprint has no Knowledge of any proposed or threatened Tax claims or assessments with respect to the Sprint Assets and the business in which the Sprint Assets have been used that, if upheld, would result in the payment of a material amount of Tax.

(f) Sprint and its Subsidiaries have withheld and paid over to the relevant Taxing Authorities all Taxes required to have been withheld and paid in connection with Sprint Assets and the business in which the Sprint Assets have been used.

(g) Neither Sprint nor any of its Subsidiaries has, with respect to the Sprint Assets and the business in which the Sprint Assets have been used, entered into, or otherwise participated (directly or indirectly) in, any “listed transaction” or any reportable transaction the principal purpose of which was tax avoidance within the meaning of Sections 6011, 6111 or 6112 of the Code and the Treasury Regulations thereunder or has received a written opinion from a tax advisor that was intended to provide protection against a tax penalty.

(h) Sprint Sub LLC has been since its formation and each of the Transfer Entities will be, as of Closing, disregarded as an entity separate from its owner for U.S. federal income tax purposes pursuant to Treasury Regulation Section 301.7701-2(c)(2). No action has been taken by Sprint or any of its Affiliates to treat Sprint Sub LLC or any of the Transfer Entities other than as disregarded entities for U.S. federal income tax purposes as of and following the Closing.

(i) The assumption by NewCo LLC for U.S. federal income tax purposes of the Sprint Pre-Closing Financing will constitute an assumption of “qualified liabilities” as described in Treasury Regulation Section 1.707-5(a)(6)(i)(D).

SECTION 7.8 Sprint Contracts.

(a) Section 7.8 of the Sprint Disclosure Schedule sets forth a true, correct and complete list of the Specified Sprint Contracts, and true, correct and complete copies of all Specified Sprint Contracts and all amendments and waivers thereunder have been made available to Clearwire and the Investors. To the extent Specified Sprint Contracts are not evidenced by documents, written summaries have been made available to Clearwire and the Investors. Subject to the Bankruptcy Exception, all Specified Sprint Contracts are in full force and effect and are legal, valid, binding and enforceable in accordance with their respective terms with respect to Sprint or its Subsidiaries and, to the Knowledge of Sprint, each other party to the Specified Sprint Contracts, in each case except as would not be reasonably likely to result in a Sprint Material Adverse Effect. There are no existing defaults or breaches of Sprint or its Subsidiaries under any Specified Sprint Contract (or events or conditions that, with notice or lapse of time or both would constitute a default or breach) and, to the Knowledge of Sprint, there are no defaults or breaches (or events or conditions that, with notice or lapse of time or both, would constitute a default or breaches) with respect to any third party to any Specified Sprint Contract, in each case except as would not be reasonably likely to result, individually or in the aggregate, in a Sprint Material Adverse Effect.

(b) Except as contemplated by this Agreement, Sprint and its Subsidiaries have not entered into any wholesale/resale, mobile virtual network operator, co-branding, or service bundling agreement with any third party with respect to the Sprint WiMAX Business.

SECTION 7.9 Compliance with Law. The Sprint WiMAX Business, Sprint Sub LLC and each Transfer Entity has been operated at all times in compliance with all Laws applicable to Sprint Sub LLC, each Transfer Entity and the Sprint WiMAX Business or by which any property, business or asset of Sprint Sub LLC, each Transfer Entity and the Sprint WiMAX Business is bound or affected and has not been threatened to be charged with or given notice of any violation of any such Laws, other than failures to comply with or violations of such Laws that individually or in the aggregate would not reasonably be expected to result, individually or in the aggregate, in a Sprint Material Adverse Effect.

SECTION 7.10 Required Filings and Consents. The execution and delivery of this Agreement by Sprint and the consummation by Sprint and its Subsidiaries of the Transactions contemplated by this Agreement do not, and the performance of this Agreement by Sprint will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except for the Governmental Consents or where the failure to obtain those consents, approvals, authorizations or permits, or to make those filings or notifications, would not, individually or in the aggregate, prevent or materially delay the performance by Sprint of any of its obligations under this Agreement or the performance by Sprint and its Subsidiaries of the Transactions contemplated by this Agreement.

SECTION 7.11 Sprint Non-FCC Licenses. The Transfer Entities own or possess, or at Closing will own or possess, all of the Governmental Licenses (other than the Sprint Licenses) that are necessary to enable it to carry on the business that relates to the Sprint Assets except where the failure to so possess would not reasonably be expected to result in a Sprint Material Adverse Effect. All Governmental Licenses owned or possessed by the Transfer Entities are valid, binding, and in full force and effect, except as would not reasonably be expected to result, individually or in the aggregate, in a Sprint Material Adverse Effect.

SECTION 7.12 Absence of Certain Changes or Events. Except as contemplated by this Agreement since December 31, 2007, Sprint and its Subsidiaries have conducted the Sprint WiMAX Business in the ordinary course of business and there has not been: (a) any event, occurrence or development of any condition that has had or would reasonably be expected to have, individually or in the aggregate, a Sprint Material Adverse Effect, (b) any material change in accounting methods, principles or practices employed by Sprint in connection with the Sprint WiMAX Business, (c) any Bankruptcy of any such Person, or (d) any transfer to a third party of any Sprint License or Sprint Lease (other than spectrum swaps in the ordinary course of business).

SECTION 7.13 Employee Benefit Plans; Labor and Employment Matters.

(a) Sprint Sub LLC and the Transfer Entities do not have, and will not as of the Closing have, any employees or any benefit plans (as defined in Section 3(3) of ERISA). Except as specifically set forth in this Agreement, none of NewCo, NewCo LLC, Sprint Sub LLC or the Transfer Entities will have any actual or contingent liability after the Closing as a result of benefit plans, incentive plans or other material benefit arrangements that are sponsored or contributed to by Sprint or any of its Subsidiaries or that have ever been sponsored by or contributed to by any of the Transfer Entities.

(b) With respect to the Sprint WiMAX Business, neither Sprint nor any of its Subsidiaries is a party to, bound by, or is currently negotiating in connection with entering into any collective bargaining agreement or other contracts, arrangements, agreements or understandings with a labor union or labor organization and, to the Knowledge of Sprint, there has not been any activity or proceeding of any labor organization or employee group to organize any employees of the Sprint WiMAX Business.

SECTION 7.14 No Obligations. Except as set forth on Section 7.14 of the Sprint Disclosure Schedule and except for the Sprint Pre-Closing Financing to be assumed by Sprint Sub LLC in accordance with Section 1.2 prior to the LLC Contribution, Sprint Sub LLC, the Transfer Entities and their respective Subsidiaries are free of all Liabilities.

SECTION 7.15 Brokers. Other than Citigroup Global Markets Inc. and Lehman Brothers Inc., neither Sprint nor any of their respective Affiliates or agents has incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement.

SECTION 7.16 Information Supplied. None of the information supplied or to be supplied by Sprint for inclusion or incorporation by reference in the Proxy Statement or the Registration Statement, or any amendments or supplements thereto will, at the dates those documents are first published, sent or delivered to Clearwire’s stockholders contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Proxy Statement or Registration Statement or necessary in order to make the statements made in the Proxy Statement or Registration Statement, in light of the circumstances under which they were made, not misleading.

SECTION 7.17 Ownership of Clearwire Capital Stock. Sprint and its Subsidiaries do not own any shares of Clearwire Capital Stock, nor does Sprint or its Subsidiaries own any options, warrants, convertible securities, subscriptions, stock appreciation rights, phantom stock or stock equivalents or other rights, agreements, arrangements or commitments (contingent or otherwise) of any character issued or authorized by Clearwire relating to the issued or unissued Clearwire Capital Stock or obligating Clearwire to issue or sell any shares of Clearwire Capital Stock, or options, warrants, convertible securities, subscriptions or other equity interests in Clearwire.

SECTION 7.18 Certain Ancillary Agreements. As of the Execution Date, other than the Transaction Related Agreements and the Google Products and Services Agreement between Google and Sprint, neither Sprint nor any of its Affiliates has entered into any contract, agreement, arrangement or other understanding, whether written or oral, and regardless of the subject matter thereof, with any other Party or any of their respective Affiliates, in each case, in connection with or in consideration of the transactions contemplated by the Transaction Related Agreements, including, without limitation, any term sheet, letter of intent, memorandum of understanding or “agreement to agree,” in each case, whether or not such Agreement purports to be binding.

ARTICLE 8

REPRESENTATIONS AND WARRANTIES OF THE INVESTORS

Each Investor, severally with respect to itself (and not jointly or jointly and severally), represents and warrants to the Parties as of the Execution Date and the Closing Date as follows:

SECTION 8.1 Organization; Authorization. Such Investor is duly organized, validly existing and in good standing under the Laws of its jurisdiction of formation and has all corporate powers and all Governmental Licenses and consents required to carry on its business as now conducted, except for those Governmental Licenses and consents the absence of which would not reasonably be expected to result, individually or in the aggregate, in an Investor Material Adverse Effect. Such Investor and each of its Subsidiaries has all requisite power and authority to enter into this Agreement and each Ancillary Agreement to which it is a party and to perform the obligations to be performed by it under this Agreement and each such Ancillary Agreement.

The execution and delivery of this Agreement and the Ancillary Agreements to which such Investor is or will be a party, and the performance by such Investor of its obligations under this Agreement and the Ancillary Agreements to which it is or will be a party, have been duly authorized by all necessary actions on the part of such Investor. This Agreement has been, and the Ancillary Agreements to which such Investor or a Subsidiary of such Investor will be a party at Closing will be, duly executed and delivered by such Investor and such Subsidiary, and constitutes, and will constitute, a legal, valid and binding obligation of such Investor and such Subsidiary, as the case may be, enforceable against it and such Subsidiary in accordance with its terms, subject to the Bankruptcy Exception.

SECTION 8.2 Non-Contravention. Except for the Governmental Consents, the execution, delivery and performance of this Agreement and the Ancillary Agreements to which such Investor is a party, the consummation of the Transactions and the fulfillment of and compliance with the terms and conditions of this Agreement and the Ancillary Agreements to which such Investor is a party do not or will not (as the case may be), with the passing of time or the giving of notice or both, violate or conflict with, constitute a breach of or default under, result in the loss of any benefit under, permit the acceleration of any obligation under or create in any party the right to terminate, modify or cancel,

(a) any term or provision of the charter documents or equivalent organizational documents of such Investor,

(b) any contractual obligation of such Investor or its Subsidiaries,

(c) any judgment, decree or order of any Governmental Authority to which such Investor is a party or by which the Investor or any of its respective properties are bound, or

(d) any Law applicable to such Investor and in existence on the Execution Date,

in the case of each of clauses (b) through (d), except as would not be reasonably expected to result in an Investor Material Adverse Effect.

SECTION 8.3 Securities Act; Investigation. The Capital Stock received by such Investor under this Agreement is being acquired for investment only and not with a view to any public distribution thereof in violation of any of the registration requirements of the Securities Act or the securities Laws of any other jurisdiction applicable to the Transactions contemplated by this Agreement. Such Investor has the knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of the consideration received. Such Investor acknowledges that before the date of this Agreement, such Investor has had access to information and documents of Clearwire and the Sprint WiMAX Business and has had the opportunity to meet with members of senior management of Clearwire regarding the business and operations of Clearwire and members of senior management of the Sprint WiMAX Business, regarding the business and operations of the Sprint WiMAX Business; provided, however, that this Section 8.3 does not limit or modify the representations and warranties of Clearwire and Sprint set forth in this Agreement or the right of each Investor to rely thereon.

SECTION 8.4 Availability of Funds. On the Closing Date, such Investor will have cash available or existing borrowing facilities that together are sufficient to enable it to consummate the Transactions contemplated by this Agreement.

SECTION 8.5 Required Filings and Consents. The execution and delivery of this Agreement by such Investor and the consummation by such Investor of the Transactions contemplated by this Agreement do not, and the performance of this Agreement by such Investor will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except for the Governmental Consents or where the failure to obtain those consents, approvals, authorizations or permits, or to make those filings or notifications, would not, individually or in the aggregate, prevent or materially delay the performance by such Investor of any of its obligations under this Agreement or the performance by such Investor of the Transactions contemplated by this Agreement.

SECTION 8.6 Brokers. Except for Merrill Lynch & Co. Incorporated in the case of Comcast and TWC, such Investor has not incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement.

SECTION 8.7 Information Supplied. None of the information supplied or to be supplied by such Investor to Clearwire in writing for inclusion or incorporation by reference in the Proxy Statement or the Registration Statement, or any amendments or supplements thereto will, at the dates those documents are first published, sent or delivered to Clearwire’s stockholders contain any untrue statement of a material fact or omit to state any material fact regarding such Investor required to be stated in the Proxy Statement or Registration Statement or necessary in order to make the statements made in the Proxy Statement or Registration Statement regarding such Investor, in light of the circumstances under which they were made, not misleading.

SECTION 8.8 Ownership of Clearwire Capital Stock. Except with respect to Intel, the ownership by Intel or its Subsidiaries (i) as of the Execution Date of 26,760,934 shares of Clearwire Class A Common Stock, 9,905,732 shares of Clearwire Class B Common Stock and a warrant to purchase 93,333 shares of Clearwire Class A Common Stock and (ii) as of the Closing Date, any of such securities that Intel or its Subsidiaries have not sold or otherwise transferred, such Investor and its Subsidiaries do not own any shares of Clearwire Capital Stock, nor does such Investor or its Subsidiaries own any options, warrants, convertible securities, subscriptions, stock appreciation rights, phantom stock or stock equivalents or other rights, agreements, arrangements or commitments (contingent or otherwise) of any character issued or authorized by Clearwire relating to the issued or unissued Clearwire Capital Stock or obligating Clearwire to issue or sell any shares of Clearwire Capital Stock, or options, warrants, convertible securities, subscriptions or other equity interests in Clearwire.

SECTION 8.9 Certain Ancillary Agreements. As of the Execution Date, other than the Transaction Related Agreements and, with respect to Google, the Google Products and Services Agreement between Google and Sprint, neither such Investor nor any of its Affiliates has entered into any contract, agreement, arrangement or other understanding, whether written or oral, and regardless of the subject matter thereof, with any other Party or any of their respective Affiliates, in each case, in connection with or in consideration of the transactions contemplated by the Transaction Related Agreements, including, without limitation, any term sheet, letter of intent, memorandum of understanding or “agreement to agree,” in each case, whether or not such Agreement purports to be binding.

ARTICLE 9

CONDITIONS TO CLOSING

SECTION 9.1 Conditions to Each Party’s Obligations. The respective obligations of each Party at the Closing to effect the Transactions will be subject to the following conditions (each of which shall be determined and may be relied upon on an independent basis):

(a) the Clearwire Stockholder Approval will have been obtained in accordance with the DGCL and Nasdaq rules;

(b) the Registration Statement will have become effective under the Securities Act, and no stop order suspending the effectiveness of the Registration Statement will have been issued and no Proceedings for that purpose will have been initiated or be threatened by the SEC;

(c) no applicable Law will prohibit or prevent the consummation of the Transactions;

(d) the expiration or termination of the waiting period applicable to the consummation of the Transactions under the HSR Act, the expiration or termination of any mandatory waiting period applicable to the Transactions under any applicable foreign antitrust Laws, and, if applicable, the receipt of any Consents required under any applicable foreign antitrust Laws, in each case, without the imposition of any Burdensome Condition on or with respect to such Party or over which such Party has an approval right pursuant to Section 10.3(d);

(e) the receipt of the FCC Consent for the consummation of the Transactions without the imposition of any Burdensome Condition on or with respect to such Party or over which such Party has an approval right pursuant to Section 10.3(d);

(f) the receipt of any Consent required by any applicable foreign Governmental Authorities governing telecommunications services without the imposition of any Burdensome Condition on or with respect to such Party or over which such Party has an approval right pursuant to Section 10.3(d);

(g) no effective injunction, writ or preliminary restraining order or any order of any nature will have been issued by a Governmental Authority of competent jurisdiction prohibiting the consummation of the Transactions as provided in this Agreement;

(h) the Class A Common Stock required to be issued in the Merger and to Google under this Agreement and upon conversion of the Class B Common Stock and the Class B Common Units will have been approved for listing on Nasdaq or the NYSE, subject only to official notice of issuance;

(i) the Certificate of Merger will have been filed with the Delaware Secretary of State;

(j) NewCo’s certificate of incorporation and bylaws will have been amended to be in the form attached to this Agreement as Exhibits B and C, respectively;

(k) NewCo LLC’s limited liability company agreement will have been amended to be in the form attached hereto as Exhibit E;

(l) Clearwire Sub LLC’s limited liability company agreement will be in the form attached hereto as Exhibit F;

(m) Sprint Sub LLC’s limited liability company agreement will be in the form attached hereto as Exhibit G;

(n) (i) Clearwire shall have received an opinion from Tax Counsel, in form and substance reasonably satisfactory to the Parties, to the effect that the Recapitalization and the Merger will qualify as tax-free reorganizations of Clearwire within the meaning of Section 368(a) of the Code and (ii) NewCo LLC shall have received an opinion from Tax Counsel, in form and substance reasonably satisfactory to the Parties (other than those Parties who make their entire Investment into NewCo in accordance with Section 4.2) to the effect that, following the Closing, NewCo LLC should be treated as a partnership for U.S. federal income tax purposes; and

(o) Clearwire shall have received written consents of the Required Lenders (as defined in the Credit Agreement) under the Credit Agreement to the execution and delivery of this Agreement and the consummation of the Transactions (the “Credit Agreement Consent”) or all principal, accrued interest and premium, if any, outstanding under such Credit Agreement immediately prior to the Closing shall have been refinanced in full in accordance with this Agreement (the “Credit Agreement Refinancing”).

SECTION 9.2 Conditions to Obligations of Sprint. The obligations of Sprint to consummate the Transactions will be subject to the fulfillment (or written waiver by Sprint) of each of the following additional conditions (each of which shall be determined and may be relied upon on an independent basis):

(a) Representations and Warranties. The representations and warranties of Clearwire and each Investor set forth in Articles 6 and 8, respectively, shall have been true and correct as of the Execution Date and will be true and correct as of the Closing Date as though made on and as of the Closing Date (except representations or warranties that by their terms speak only as of an earlier date, which shall be true and correct as of such earlier date), except where the failure of any of the representations or warranties to be so true and correct (individually or in the aggregate) would not have a Clearwire Material Adverse Effect or an Investor Material Adverse Effect, respectively (provided, that solely for purposes of this Section 9.2(a), any representation or warranty in Articles 6 and 8, respectively that is qualified by materiality or Material Adverse Effect language shall be read as if such qualifier or language were not present); provided that the representations and warranties of Clearwire set forth in (i) Sections 6.13(a), 6.13(b), 6.13(c), 6.13(d) and 6.13(e) shall be true and correct in all respects except for de minimis changes and (ii) Section 6.14(d) with respect to Clearwire shall be true and correct in all respects, in each case, as of the Closing Date as though made on and as of the Closing Date (except representations or warranties that by their terms speak only as of an earlier date, which shall be true and correct as of such earlier date); provided, further, that any breach of Section 6.3 or 6.4 relating to the revocation, restriction, cancellation, termination, suspension or non-renewal of any Clearwire License or Clearwire Lease shall not give rise to a failure of the Closing Condition in this Section 9.2(a) if the Closing Condition in Section 9.2(d) has been satisfied.

(b) Performance of Obligations of Clearwire and the Investors. Clearwire and each Investor shall have performed in all material respects all of their respective covenants and agreements required to be performed by each of them under this Agreement at or before the Closing; provided that each Investor’s obligation pursuant to

Sections 4.1 and 4.2, as the case may be, shall be deemed performed solely for purposes of satisfying the condition in this Section 9.2(b) if the condition set forth in Section 9.2(e) is satisfied.

(c) Closing Deliveries. Clearwire and each Investor will have delivered to Sprint each of the closing deliveries required of them under Sections 5.1 and Section 5.3 (other than the closing deliveries relating to BHN, if BHN fails to consummate the Closing), respectively.

(d) Clearwire MHz-Pops. As of the Closing Date, the number of MHz-Pops covered by the Clearwire Licenses and spectrum rights that are subject to the Clearwire In-Leases, less the number of MHz-Pops covered by the spectrum rights that are subject to the Clearwire Out-Leases (the “Clearwire Closing Date MHz-Pops”), shall equal or exceed 13,215,450,000.

(e) Investments. The contribution of Investments by the Investors at the Closing in an aggregate amount of at least $3.1 billion.

(f) Certain Changes. There shall not have been any action taken, or any applicable Law or interpretation thereof proposed, enacted, enforced, promulgated or issued, by any Governmental Authority after the Execution Date as a result of or arising out of the Transactions that would reasonably be expected to result in the imposition of any Burdensome Condition, on or with respect to NewCo or any of its Subsidiaries (assuming for purposes of this Section 9.2(f) only that NewCo is a Party); provided, that Sprint will not be entitled to invoke this Closing Condition unless (i) Clearwire is invoking the Closing Condition in Section 9.3(g) and (ii) the events giving rise to such Burdensome Condition arise out of or relate to one or more Investors being a Party to this Agreement or the Transactions.

SECTION 9.3 Conditions to Obligations of Clearwire. The obligations of Clearwire to consummate the Transactions will be subject to the fulfillment (or written waiver by Clearwire) at or before the Closing of each of the following additional conditions (each of which shall be determined and may be relied upon on an independent basis):

(a) Representations and Warranties. The representations and warranties of Sprint and each Investor as set forth in Article 7 and Article 8, respectively, shall have been true and correct as of the Execution Date and will be true and correct as of the Closing Date as though made on and as of the Closing Date (except representations or warranties that by their terms speak only as of an earlier date, which shall be true and correct as of such earlier date), except where the failure of any of the representations or warranties to be so true and correct (individually or in the aggregate) would not have a Sprint Material Adverse Effect or an Investor Material Adverse Effect, respectively (provided, that solely for purposes of this Section 9.3(a), any representation or warranty in Articles 7 and 8, respectively that is qualified by materiality or Material Adverse Effect language shall be read as if such qualifier or language were not present); provided that the representations and warranties of Sprint set forth in (i) Section 7.1(d) shall be true and correct in all material respects and (ii) Section 7.12(c) with respect to Sprint shall be true and correct in all respects, in each case as of the Closing Date as though made on and as of the Closing Date (except representations or warranties that by their terms speak only as of an earlier date, which shall be true and correct as of such earlier date); provided, further, that any breach of Section 7.3 or 7.4 relating to the revocation, restriction, cancellation, termination, suspension or non-renewal of any Sprint License or Sprint Lease shall not give rise to a failure of the Closing Condition in this Section 9.3(a) if the Closing Condition in Section 9.3(d) has been satisfied.

(b) Performance of Obligations by Sprint and the Investors. Sprint and each Investor will have performed in all material respects all of their respective covenants and agreements required to be performed by each of them under this Agreement at or before the Closing, as applicable; provided that each Investor’s obligation pursuant to Sections 4.1 and 4.2, as the case may be, shall be deemed performed solely for purposes of satisfying the condition in this Section 9.3(b) if the condition set forth in Section 9.3(e) is satisfied.

(c) Closing Deliveries. Sprint and each Investor will have delivered to Clearwire each of the closing deliveries required of them under Sections 5.2 and Section 5.3 (other than the closing deliveries relating to BHN, if BHN fails to consummate the Closing), respectively.

(d) Sprint MHz-Pops. As of the Closing Date, the number of MHz-Pops covered by the Sprint Licenses and spectrum rights that are subject to the Sprint In-Leases, less the number of MHz-Pops covered by the spectrum rights that are subject to the Sprint Out-Leases (the “Sprint Closing Date MHz-Pops”), shall equal or exceed 27,539,550,000.

(e) Investments. The contribution of Investments by the Investors at the Closing in an aggregate amount of at least $3.1 billion.

(f) LLC Contribution. The consummation of the LLC Contribution at the Closing in accordance with Article 3.

(g) Certain Changes. There shall not have been any action taken, or any applicable Law or interpretation thereof proposed, enacted, enforced, promulgated or issued, by any Governmental Authority after the Execution Date as a result of or arising out of the Transactions that would reasonably be expected to result in the imposition of any Burdensome Condition, on or with respect to NewCo or any of its Subsidiaries (assuming for purposes of this Section 9.3(g) only that NewCo is a Party); provided, that Clearwire will not be entitled to invoke this Closing Condition unless (i) Sprint is invoking the Closing Condition in Section 9.2(f) and (ii) the events giving rise to such Burdensome Condition arise out of or relate to one or more Investors being a Party to this Agreement or the Transactions.

SECTION 9.4 Conditions to Obligations of the Investors. The obligations of each Investor to consummate the Transactions will be subject to the fulfillment (or written waiver by such Investor) at or before the Closing of each of the following additional conditions (each of which shall be determined and may be relied upon on an independent basis):

(a) Representations and Warranties. The representations and warranties of Sprint and Clearwire set forth in Article 6 and Article 7 shall have been true and correct as of the Execution Date and will be true and correct as of the Closing Date as though made on and as of the Closing Date (except representations or warranties that by their terms speak only as of an earlier date, which shall be true and correct as of such earlier date), except where the failure of any of the representations or warranties to be so true and correct (individually or in the aggregate) would not have a Sprint Material Adverse Effect or a Clearwire Material Adverse Effect, respectively (provided, that solely for purposes of this Section 9.4(a), any representation or warranty in Articles 6 and 7, respectively that is qualified by materiality or Material Adverse Effect language shall be read as if such qualifier or language were not present); provided that (i) the representations and warranties of Sprint set forth in (A) Section 7.1(d) shall be true and correct in all material respects and (B) Section 7.12(c) with respect to Sprint shall be true and correct in all respects and (ii) the representations and warranties of Clearwire set forth in (A) Sections 6.13(a), 6.13(b), 6.13(c), 6.13(d) and 6.13(e) shall be true and correct in all respects except for de minimis changes and (B) Section 6.14(d) with respect to Clearwire shall be true and correct in all respects, in each case, as of the Closing Date as though made on and as of the Closing Date (except representations or warranties that by their terms speak only as of an earlier date, which shall be true and correct as of such earlier date); provided, further, that any breach of Section 6.3 or 6.4 or Section 7.3 or 7.4 relating to the revocation, restriction, cancellation, termination, suspension or non-renewal of any Clearwire License or Clearwire Lease or any Sprint License or Sprint Lease, as the case may be, shall not give rise to a failure of the Closing Condition in this Section 9.4(a) if the Closing Condition in Section 9.4(d) has been satisfied.

(b) Performance of Obligations by Sprint and Clearwire. Sprint and Clearwire shall have performed in all material respects all of their respective covenants and agreements required to be performed by each of them under this Agreement at or before the Closing, as applicable.

(c) Closing Deliveries. Sprint, Clearwire and each other Investor will have executed and delivered to such Investor each of the closing deliveries required of them under Section 5.1, Section 5.2 and Section 5.3 (other than the closing deliveries relating to BHN, if BHN fails to consummate the Closing), respectively, with this Agreement and all Ancillary Agreements (including, for the avoidance of doubt, all Ancillary Agreements executed prior to the Closing Date) being in full force and effect (it being understood that the Investors are not obligated to enter into any of the transactions contemplated hereby unless all of the transactions contemplated hereby are consummated).

(d) Clearwire and Sprint MHz-Pops. As of the Closing Date, (1) the sum of the Clearwire Closing Date MHz-Pops and the Sprint Closing Date MHz-Pops shall equal or exceed 40,755,000,000 MHz-Pops, and (2) with respect to the top 100 BTAs (by population) listed on Section 9.4(d) of the Clearwire Disclosure Schedule and Section 9.4(d) of the Sprint Disclosure Schedule, Sprint and Clearwire will collectively hold rights to Licenses and Leases sufficient to cover:

(i) a minimum of 33 MHz of spectrum bandwidth in the 2.5 GHz Spectrum in each such BTA, which spectrum shall be licensed such that the GSA associated with each channel comprising the 33 MHz substantially overlaps the GSA of all other channels comprising the 33 MHz and such overlap area covers at least 80 percent of the population of the BTA, except (A) for those BTAs on Section 9.4(d) of the Clearwire Disclosure Schedule and Section 9.4(d) of the Sprint Disclosure Schedule marked as not meeting that threshold on the Execution Date and (B) not more than any two additional BTAs provided such BTAs are not in the top 10 BTAs (by population) listed on Section 9.4(d) of the Clearwire Disclosure Schedule and Section 9.4(d) of the Sprint Disclosure Schedule;

(ii) a minimum of three blocks of 10 contiguous MHz of spectrum bandwidth (for a total of at least 30 MHz of spectrum bandwidth) in the Lower Band Segment and/or the Upper Band Segment (as defined in Section 27.5(i)(2)(i) and (iii) of the FCC Rules) in each such BTA, which spectrum shall be licensed such that the GSAs associated with each channel comprising the 30 MHz substantially overlaps the GSAs of all other channels comprising the 30 MHz and such overlap area covers at least 80 percent of the population of the BTA, except for (A) those BTAs on Section 9.4(d) of the Clearwire Disclosure Schedule and Section 9.4(d) of the Sprint Disclosure Schedule marked as not meeting that threshold on the Execution Date and (B) not more than any two additional BTAs provided such BTAs are not in the top 10 BTAs (by population) listed on Section 9.4(d) of the Clearwire Disclosure Schedule and Section 9.4(d) of the Sprint Disclosure Schedule; and

(iii) an average of at least 100 MHz of spectrum bandwidth in the 2.5 GHz Spectrum, determined as the aggregate MHz-Pops for all such BTAs divided by the aggregate population for such BTAs.

(e) Investments. With respect to each Investor, the contemporaneous contribution by each other Investor (other than BHN) of its Investment.

(f) LLC Contribution. The consummation of the LLC Contribution at the Closing in accordance with Article 3.

(g) Certain Changes.

(i) There shall not have been any action taken, or any applicable Law or interpretation thereof proposed, enacted, enforced, promulgated or issued, by any Governmental Authority after the Execution Date as a result of or arising out of the Transactions that would reasonably be expected to (A) result in the imposition of any Burdensome Condition on or with respect to any Investor or over which such Investor has an approval right pursuant to Section 10.3(d) or (B) materially reduce or materially interfere with the benefits to be recognized by that Investor in the Transactions and the transactions contemplated by the Ancillary Agreements.

(ii) There shall not have been any action taken, or any applicable Law or interpretation thereof proposed, enacted, enforced, promulgated or issued, by the FCC after the Execution Date that would reasonably be expected to (A) result in the imposition of any Burdensome Condition with respect to any Investor, NewCo or any Subsidiary of any of the foregoing where such Burdensome Condition relates, in whole or in part, to a segment of the wireless business (including wireless-related products or services) of a type within the scope (or contemplated to be within the scope) of this Agreement or any of the Ancillary Agreements or any of the transactions contemplated hereby or thereby or (B) materially reduce or materially interfere with the benefits to be recognized by such Investor in the Transactions and the transactions contemplated by the Ancillary Agreements; provided, that this Closing Condition will be deemed satisfied if such action, Law or interpretation results from any act of such Investor that is unrelated to such Investor being a Party to this Agreement (it being agreed that the mere appearance before the FCC in matters unrelated to the Transactions or any such segment of the wireless business shall not, in and of itself, be deemed an act for purposes of this proviso).

(h) Certain Agreements. The notice of termination delivered by Clearwire under the Master Supply Agreement dated March 16, 2005 among Clearwire Corporation, Clearwire LLC, Bell Canada and BCE Nexxia Corporation shall not have been withdrawn by Clearwire.

SECTION 9.5 Frustration of Closing Conditions. No Party may rely on the failure of any condition set forth in this Article 9 to be satisfied if such failure was caused by the failure of such Party to use its Reasonable Best Efforts to consummate the Merger and the other Transactions, as required by Section 10.3.

ARTICLE 10

COVENANTS OF THE PARTIES

SECTION 10.1 Conduct of Business.

(a) Except as set forth on Section 10.1(a) of the Clearwire Disclosure Schedule, for the period between the date of this Agreement and the earlier of the Closing and the termination of this Agreement in accordance with Section 12.1, unless it obtains the prior written consent of Sprint and the Investor Supermajority in Interest, which consent shall not be unreasonably withheld, Clearwire will and will cause its Subsidiaries to:

(i) conduct its businesses in the ordinary course of business;

(ii) use its Reasonable Best Efforts to preserve the relationships and goodwill of its business with vendors, distributors, suppliers, employees and other Persons having business relations with the businesses;

(iii) comply in all material respects with all Laws applicable to Clearwire and its Subsidiaries wherever its business is conducted, including the timely filing of all reports, forms or other documents with the SEC required under the Securities Act or Exchange Act;

(iv) maintain each Clearwire License held by it in full force and effect under all applicable Laws in the ordinary course of business consistent with past practice;

(v) maintain each Clearwire Lease to which it is a party in full force and effect under all applicable Laws in the ordinary course of business consistent with past practice;

(vi) perform in all material respects all of its obligations under, and not default or suffer to exist any event or condition that with notice or lapse of time or both would reasonably be likely to constitute a material default under any Clearwire Lease or Specified Clearwire Contract to which it is a party (except those obligations being contested in good faith or for defaults existing on the Execution Date and disclosed in the Clearwire Disclosure Schedule);

(vii) not enter into, assume, amend or cancel any contract or commitment that is or would be a Specified Clearwire Contract other than (x) in the ordinary course of business, (y) as contemplated by this Agreement or (z) in accordance with Section 10.1(b)(vi);

(viii) not enter into, assume, amend or cancel any contract or commitment that is or would be a Clearwire Lease, other than in the ordinary course of business (i.e., as if Clearwire would be responsible for the long-term performance of the Lease);

(ix) use its Reasonable Best Efforts to preserve the terms of each Clearwire Lease and to preserve the scope of the Clearwire Leased FCC License, including proposed changes in duration, geographic coverage and payments, except the foregoing will not:

(A) require Clearwire or any of its Subsidiaries to file any item or take any particular position with the FCC that Clearwire does not have an independent good faith basis for the filing,

(B) require Clearwire or any of its Subsidiaries to commence or maintain any litigation or other legal proceedings,

(C) preclude Clearwire or any of its Subsidiaries from making a filing or taking a position with the FCC when Clearwire has a reasonable good faith basis for the filing, or

(D) require Clearwire or any of its Subsidiaries to renew any terms of a Clearwire Lease unless renewal would be completed in the ordinary course of business.

(x) not commit any act, engage in any activity or fail to take any action that would reasonably be expected to cause the impairment of, loss of service area authorized under, or the revocation, cancellation or suspension of, any material Clearwire License or Clearwire Leased FCC License, except the foregoing will not:

(A) require Clearwire to file any item or take any particular position with the FCC when Clearwire does not have a reasonable good faith basis for the filing or action or

(B) preclude Clearwire from making a filing or taking a position with the FCC when Clearwire has a reasonable good faith basis for the filing;

(xi) use its Reasonable Best Efforts to obtain timely receipt of non-U.S. regulatory approvals;

(xii) duly and timely file or cause to be filed all material Tax Returns required to be filed by it or any of its Subsidiaries and promptly pay or cause to be paid when due any related material Taxes, unless diligently contested in good faith by appropriate Proceedings;

(xiii) not take any action that would, or would reasonably be expected to, result in any of the conditions set forth in Article 9 not being satisfied except as otherwise permitted pursuant to this Agreement;

(xiv) enter into any agreement, or consummate any arrangement that would preclude Clearwire from consummating the Transactions, except as otherwise permitted pursuant to Section 10.4;

(xv) not create, assume or incur any indebtedness for borrowed money or guaranty any indebtedness of another Person, other than:

(A) as contemplated in the Clearwire Budget;

(B) any refinancing of indebtedness (including the payment of related interest, premium and fees) existing as of the Execution Date; and

(C) as permitted by (xvii) below or by Section 10.1(b)(vi)(C);

(xvi) not make any loans, advances or capital contributions to, or investments in, any other Person other than (A) loans, advances or capital contributions between any Subsidiaries of Clearwire or between Clearwire and any of its Subsidiaries made in the ordinary course of business, (B) loans or advances less than $5,000,000 in the aggregate made in the ordinary course of business, (C) loans or advances pursuant to spectrum acquisitions or leases made in the ordinary course of business, or (D) loans of shares of Capital Stock in connection with the sale of debt securities convertible into Clearwire Class A Common Stock in accordance with Sections 10.1(b)(iv)(F) and 10.1(b)(iv)(H);

(xvii) not mortgage or pledge any of its assets or properties other than in connection with the indebtedness in (xvi) above or any Permitted Encumbrance;

(xviii) except with respect to divestitures of the Capital Stock or assets of any Subsidiary of Clearwire other than the Domestic Clearwire Subsidiaries on an arms-length basis and except as otherwise expressly permitted under this Section 10.1, (A) not merge or consolidate with any other entity in any transaction or (B) sell or acquire any business or assets, or enter into any agreement to do any of the foregoing (other than purchases or sales of products and inventory in the ordinary course of business, sales of short term and long term investments (each as defined under GAAP) in exchange for cash or pursuant to agreements in effect on the Execution Date or any amendment thereof permitted under this Article 10 or acquisition of spectrum assets in the ordinary course of business) where, in the case of clause (B), the aggregate consideration in all such transactions is $25,000,000 or greater;

(xix) not change its accounting policies except as required by GAAP;

(xx) not alter, amend or create any obligations with respect to employment terms or agreements, compensation, bonus, severance, benefits, change of control payments equity awards (including the vesting thereof), tax gross-ups or any other payments, to its directors, executives, officers, employees or consultants of Clearwire or its Subsidiaries, it being understood that this clause (xx) shall not prohibit ordinary course annual compensation increases, ordinary course merit-based compensation increases, or ordinary course hiring, terminations and promotions;

(xxi) not make any change to the Clearwire Benefit Plans (other than in the ordinary course of business or as required to comply with applicable Law);

(xxii) not pay, loan or advance (other than the payment of compensation, directors’ fees or reimbursement of expenses, in each case, in the ordinary course of business) any amount to, or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement with, any of its officers or directors or any “affiliate” or “associate” of any of its officers or directors, except as required under agreements in effect on the Execution Date or any amendment thereof permitted under this Article 10;

(xxiii) not form or begin the operations of any business or any corporation, partnership, joint venture, business association or other business organization or division thereof other than NewCo, NewCo LLC and Clearwire Sub LLC or in the ordinary course of business;

(xxiv) not make or revoke any material Tax election or method of tax accounting (other than in the ordinary course of business) or settle or compromise any disputed Tax liability involving amounts in excess of $1,000,000, individually, and $3,000,000 in the aggregate; or

(xxv) not pay, discharge, settle or satisfy any claims, litigation, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise) involving amounts in excess of $10,000,000 individually or $30,000,000 in the aggregate except in the ordinary course of business other than in accordance with Sections 10.1(a)(xv)(B) or 10.1(a)(xv)(C);

(xxvi) not cancel any Indebtedness held by Clearwire or any of its Subsidiaries (other than Indebtedness existing solely between Clearwire and its wholly owned Subsidiaries or between such wholly owned Subsidiaries) or waive any other right involving an amount in excess of $10,000,000 individually or $30,000,000 in the aggregate;

(xxvii) not sell, lease or transfer any Clearwire License or Clearwire Lease, other than spectrum swaps in the ordinary course of business that do not preclude or materially alter the Transactions or between any Clearwire Subsidiaries;

(xxviii) not offer, sell, provide or market (as a reseller, mobile virtual network operator, wholesaler or agent) the products and services of any mobile voice carrier other than Sprint and its Affiliates;

(xxix) not permit any of their trademarks, tradenames or service marks to be utilized by any mobile voice carrier (other than Sprint and its Affiliates) in the offer, sale, promotion or marketing of any products and services except for any of their trademarks, tradenames or service marks that do not contain the name “Clearwire” and that are used solely by the non Domestic Clearwire Subsidiaries outside of the United States;

(xxx) solely with respect to the Domestic Clearwire Subsidiaries not enter into any wholesale/resale, mobile virtual network operator, co-branding or service bundling agreement with any third party;

(xxxi) maintain existing insurance policies or comparable replacement policies to the extent available for a reasonable cost;

(xxxii) except as contemplated by this Agreement, not adopt a plan or agreement of complete or partial liquidation or dissolution, recapitalization or other similar reorganization;

(xxxiii) not enter into a new line of business; or

(xxxiv) not authorize, or commit or agree to take, any of the foregoing actions restricted by this Section 10.1(a).

(b) Except as set forth on Section 10.1(b) of the Clearwire Disclosure Schedule, Clearwire covenants and agrees that between the date of this Agreement and the earlier of the Closing and the termination of this Agreement in accordance with Section 12.1, unless it obtains the prior written consent of Sprint and the Investor Supermajority in Interest, Clearwire will not, nor will Clearwire permit any of its Subsidiaries to:

(i) declare, set aside for payment or pay any dividends on or make other distributions (whether in cash, stock or property) in respect of any of its Capital Stock, except for (X) dividends payable to Clearwire or a wholly owned Subsidiary of Clearwire by another wholly owned Subsidiary of Clearwire or (Y) mandatory distributions by Clearwire Hawaii Partners, LLC to its members in accordance with the terms of the applicable operating agreement;

(ii) split, combine, subdivide or reclassify any of its Capital Stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for any class of shares of its Capital Stock;

(iii) repurchase, redeem or otherwise acquire any shares of its Capital Stock, or any securities convertible into any shares of its Capital Stock, or any rights, warrants or options to acquire any shares of its Capital Stock or convertible securities or any stock appreciation rights, phantom stock plans or stock equivalents except for (A) any repurchase or redemption deemed to occur upon any “cashless exercise” of any outstanding Clearwire Stock Options or Clearwire Warrants; and (B) the return of shares of Capital Stock under the terms of any share lending facility in connection with the sale of preferred securities or debt securities convertible into Clearwire Class A Common Stock in accordance with Sections 10.1(b)(iv)(F) and 10.1(b)(iv)(H);

(iv) issue, deliver, grant or sell, or authorize or propose the issuance, delivery, grant or sale of, any shares of its Capital Stock or any securities convertible into any shares of its Capital Stock, or any rights, warrants or options to acquire any shares of its Capital Stock or convertible securities or any stock appreciation rights, phantom stock plans or stock equivalents, other than

(A) the issuance of Class A Common Stock upon the conversion of the shares of Class B Common Stock outstanding on the date of this Agreement pursuant to the Recapitalization;

(B) the issuance of Class A Common Stock on the exercise of Clearwire Stock Options outstanding as of the date of this Agreement,

(C) the issuance of Class A Common Stock issued with respect to restricted stock units that vest and settle in accordance with their terms,

(D) the issuance of Class A Common Stock on exercise of Clearwire Warrants outstanding as of the date of this Agreement,

(E) the issuance or granting to directors and employees of Clearwire and its Subsidiaries of options and restricted stock grants in accordance with the amounts in the timetable set forth in Section 10.1(b)(iv) of the Clearwire Disclosure Schedule, in each case in the ordinary course of business and, in the case of options, at a per share exercise price not less than the market closing price on the Business Day of the grant;

(F) the issuance or sale in bona fide third party financings in an amount not to exceed $500,000,000 in the aggregate of shares of Clearwire Class A Common Stock, warrants exercisable for shares of Clearwire Class A Common Stock, preferred securities (so long as the preferred securities do not have any voting rights, rights to elect directors or other governance rights) convertible into Class A Common Stock, or debt securities convertible into Clearwire Class A Common Stock, in each case at a purchase, exercise or conversion price, as applicable, of at least $20 per share of Clearwire Class A Common Stock,

(G) the issuance of Class A Common Stock to the members of Clearwire Hawaii Partners, LLC in exchange for the transfer of such members’ limited liability company interests in Clearwire Hawaii Partners, LLC in accordance with the terms of the applicable operating agreement,

(H) the issuance or sale in bona fide third party financings of shares of Clearwire Class A Common Stock, warrants exercisable for shares of Clearwire Class A Common Stock or preferred securities (so long as the preferred securities do not have any voting rights, rights to elect directors or other governance rights) convertible into Class A Common Stock, debt securities convertible into Clearwire Class A Common Stock, in each case at purchase, exercise or conversion price, as applicable, of at least $20 per share of Clearwire Class A Common Stock, all of the net proceeds of which are used to refinance, in whole or in part, the principal, accrued interest and premium, if any, outstanding under the Credit Agreement; and

(I) the loan of shares to financial institutions in connection with share lending facilities in connection with the sale of preferred securities or debt securities convertible into Clearwire Class A Common Stock in accordance with Sections 10.1(b)(iv)(F) and 10.1(b)(iv)(H); and

(v) amend its certificate of incorporation (including any certificate of designations attached thereto) or bylaws or other equivalent organizational documents;

(vi) issue or sell any debt securities or warrants or other rights to acquire any debt securities of Clearwire or any of its Subsidiaries, other than:

(A) as contemplated in the Clearwire Budget;

(B) any refinancing of indebtedness (including the payment of related interest, premium and fees) existing as of the Execution Date; or

(C) the issuance or sale of shares of Clearwire Class A Common Stock, warrants exercisable for shares of Clearwire Class A Common Stock, preferred securities (so long as the preferred securities do not have any voting rights, rights to elect directors or other governance rights) convertible into Class A Common Stock, or debt securities convertible into Clearwire Class A Common Stock pursuant to Sections 10.1(b)(iv)(F) and 10.1(b)(iv)(H); or

(vii) authorize, or commit or agree to take, any of the foregoing actions restricted by this Section 10.1(b).

(c) For the period between the date of this Agreement and the earlier of the Closing and the termination of this Agreement in accordance with Section 12.1, unless it obtains the prior written consent of Clearwire and the Investor Supermajority in Interest, which consent shall not be unreasonably withheld (except with respect to clause (xiv) and (xvi) (to the extent relating to clause (xiv)), which consent may be unreasonably withheld), Sprint will and will cause its Subsidiaries to:

(i) conduct its businesses insofar as it relates to Sprint Assets held by it in the ordinary course of business;

(ii) use its Reasonable Best Efforts to preserve the relationships and goodwill with vendors, distributors, suppliers, employees and other Persons having business relations with the Sprint WiMAX Business;

(iii) comply in all material respects with all Laws applicable to the Sprint WiMAX Business wherever its business is conducted;

(iv) maintain each Sprint License held by it in full force and effect under all applicable Laws in the ordinary course of business consistent with past practice;

(v) maintain each Sprint Lease to which it is a party in full force and effect under all applicable Laws in the ordinary course of business consistent with past practice;

(vi) perform in all material respects all of its obligations under, and not default or suffer to exist any event or condition that with notice or lapse of time or both would reasonably be likely to constitute a material default under any Sprint Lease or Specified Sprint Contract to which it is a party (except those obligations being contested in good faith or for defaults existing on the Execution Date and disclosed in the Sprint Disclosure Schedule);

(vii) not enter into, assume, amend or cancel any contract or commitment that is or would be a Specified Sprint Contract other than a Specified Sprint Contract (x) entered into in the ordinary course of business or as contemplated by this Agreement and (y) that would not, after the Closing, require NewCo or NewCo LLC to be bound by any material purchase commitments or materially restrict NewCo’s or NewCo LLC’s ability to use their respective assets or operate their respective businesses in the ordinary course of business;

(viii) not enter into, assume, amend or cancel any contract or commitment that is or would be a Sprint Lease, other than in the ordinary course of business (i.e., as if Sprint would be responsible for the long-term performance of the Lease);

(ix) use its Reasonable Best Efforts to preserve the terms of each Sprint Lease and to preserve the scope of the Sprint Leased FCC Licenses, including proposed changes in duration, geographic coverage and payments, except the foregoing will not:

(A) require Sprint or any of its Subsidiaries to file any item or take any particular position with the FCC that Sprint does not have a reasonable good faith basis for the filing,

(B) require Sprint or any of its Subsidiaries to commence or maintain any litigation or other legal proceedings,

(C) preclude Sprint or any of its Subsidiaries from making a filing or taking a position with the FCC when Sprint has a reasonable good faith basis for the filing, or

(D) require Sprint or any of its Subsidiaries to renew any terms of a Sprint Lease unless renewal would be completed in the ordinary course of business.

(x) not commit any act, engage in any activity or fail to take any action that would be reasonably expected to cause the impairment of, loss of service area authorized under, or the revocation, cancellation or suspension of, any material Sprint License or Sprint Leased FCC License, except the foregoing will not:

(A) require Sprint to file any item or take any particular position with the FCC that Sprint does not have an independent good faith basis for the filing or

(B) preclude Sprint from making a filing or taking a position with the FCC when Sprint has a reasonable good faith basis for the filing;

(xi) duly and timely file or cause to be filed all material Tax Returns required to be filed with respect to Sprint Sub LLC, the Transfer Entities and the Sprint Assets and promptly pay or cause to be paid when due any related material Taxes, unless diligently contested in good faith by appropriate Proceedings;

(xii) not take any action that would, or would reasonably be expected to, result in any of the conditions set forth in Article 9 not being satisfied;

(xiii) enter into any agreement or consummate any arrangement that would preclude Sprint or its Subsidiaries from consummating the Transactions;

(xiv) not expend any portion of the Sprint Pre-Closing Financing on any other business or asset of Sprint or its Subsidiaries other than the Sprint WiMAX Business;

(xv) with respect to the Sprint WiMAX Business, pay its debts and obligations in the ordinary course as they become due; and

(xvi) not authorize, or commit or agree to take, any of the foregoing actions restricted by this Section 10.1(c).

(d) Sprint covenants and agrees that between the date of this Agreement and the earlier of the Closing and the termination of this Agreement in accordance with Section 12.1, Sprint will not, nor will it permit any of its Subsidiaries to, enter into any agreement, or consummate any arrangement to enter into any wholesale/resale, mobile virtual network operator, co-branding, or service bundling agreement with any third party with respect to the Sprint WiMAX Business.

(e) Except as contemplated by Section 3.2(b) or the Sprint Pre-Closing Financing, Sprint covenants and agrees that between the date of this Agreement and the earlier of the Closing and the termination of this Agreement in accordance with Section 12.1, unless it obtains the prior written consent of Clearwire and Investor Supermajority in Interest, which consent will not be unreasonably withheld, Sprint will not, nor will Sprint permit any of its Subsidiaries to:

(i) sell, lease or transfer any Sprint License or Sprint Lease, other than spectrum swaps in the ordinary course of business that do not preclude or materially alter the Transactions or between any Transfer Entities;

(ii) issue, deliver, grant or sell, or authorize or propose the issuance, delivery, grant or sale of, any shares of the Capital Stock of the Transfer Entities or any securities convertible into any shares of the Capital Stock of the Transfer Entities, or any rights, warrants or options to acquire any shares of the Capital Stock of the Transfer Entities or convertible securities or any stock appreciation rights, phantom stock plans or stock equivalents of the Transfer Entities;

(iii) amend the certificate of incorporation (including any certificate of designations attached thereto) or bylaws or other equivalent organizational documents of Sprint Sub LLC or the Transfer Entities;

(iv) create, assume or incur any indebtedness for borrowed money by Sprint Sub LLC or the Transfer Entities or cause Sprint Sub LLC or the Transfer Entities to guaranty any indebtedness of another Person, or issue or sell any debt securities or warrants or other rights to acquire any debt securities of Sprint Sub LLC or any Transfer Entity other than:

(A) between any Transfer Entities

(B) any refinancing of indebtedness existing as of the Execution Date;

(C) the Sprint Pre-Closing Financing; and

(D) as permitted by (v) below

(v) cause Sprint Sub LLC or the Transfer Entities to make any loans or advances to, or any investments in, any other Person other than (A) loans, advances or capital contributions between any Transfer Entity, (B) loans or advances less than $5,000,000 made in the ordinary course of business or (C) loans or advances pursuant to spectrum acquisitions or leases made in the ordinary course of business;

(vi) cause Sprint Sub LLC or the Transfer Entities to mortgage or pledge any of its assets or properties other than in connection with the indebtedness in (iv) above, or any Permitted Encumbrance;

(vii) cause Sprint Sub LLC or the Transfer Entities to (A) merge or consolidate with any other entity in any transaction or (B) sell any business or assets, or enter into any agreement to do any of the foregoing (other than or between any Transfer Entities or sales of products and inventory in the ordinary course of business, sales of short term and long term investments (each as defined under GAAP) in exchange for cash or pursuant to agreements in effect on the Execution Date or any amendment thereof permitted under this Article 10 or acquisition of spectrum assets in the ordinary course of business), where, in the case of clause (B), the aggregate consideration in all such transactions is $25,000,000 or greater;

(viii) with respect to the Sprint WiMAX Business, change its accounting policies except as required by GAAP;

(ix) with respect to the Sprint WiMAX Business, make or revoke any material Tax election or method of tax accounting (other than in the ordinary course of business) or settle or compromise any disputed Tax liability involving amounts in excess of $1,000,000, individually, or $3,000,000 in the aggregate;

(x) with respect to the Sprint WiMAX Business, pay, discharge, settle or satisfy any claims, litigation, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise) involving amounts in excess of $10,000,000 individually or $30,000,000 in the aggregate except in the ordinary course of business;

(xi) with respect to the Sprint WiMAX Business, cancel any Indebtedness or waive any other right involving an amount in excess of $10,000,000 individually or $30,000,000 in the aggregate;

(xii) with respect to the Sprint WiMAX Business, maintain existing insurance policies or comparable replacement policies to the extent available for a reasonable cost; or

(xiii) authorize, or commit or agree to take, any of the foregoing actions restricted by this Section 10.1(e).

(f) Notwithstanding any provision of this Agreement to the contrary, it is understood and agreed that the provisions of this Article 10 that grant Sprint the right to take certain actions do not alter or affect the obligations of Sprint under Section 1.2 or Article 13 hereof.

(g) For purposes of this Section 10.1, if one or more Party’s consent is required for Clearwire or Sprint, as applicable, to take or omit to take certain actions described in this Section 10, unless such Party provides written notice that it is withholding its consent within 3 Business Days from receipt of written request for the consent, such Party’s consent will be deemed to have been given.

(h) If reasonably determined by Clearwire or any two of the Investors (other than BHN) to be necessary to avoid possible restrictions or limitations on the operations of NewCo and its Subsidiaries arising out of the Indemnified Litigation, simultaneously with the Closing, Sprint and NewCo will take, permit and authorize the actions set forth on Exhibit M or (if such actions are not sufficient to avoid such restrictions or limitations) such other actions with respect to NewCo and its Subsidiaries and the Clearwire Assets and the Sprint Assets as are reasonably requested by Clearwire or any two of the Investors (other than BHN). For the purposes of determining whether such other actions (other than those on Exhibit M) are reasonably requested, (i) the reasonableness of any requested actions will be determined taking into account the projected operations of NewCo and its Subsidiaries over the following three-year period and (ii) any such requested actions will not be disproportionate in relation to the then-current and projected operations of NewCo and its Subsidiaries in the territory affected by Indemnified Litigation.

SECTION 10.2 Access; Records Confidentiality.

(a) To the extent permitted by applicable Law, until the earlier of the Closing and the termination of this Agreement in accordance with Section 12.1, each of Sprint and Clearwire will, and will cause its Subsidiaries to, subject to reasonable restrictions imposed from time to time on advice of counsel respecting the provision of privileged communications or any applicable confidentiality agreement with any Person (except that each Party will use its Reasonable Best Efforts to obtain waivers under applicable confidentiality agreements or implement requisite procedures to enable the provision of reasonable access without violating the agreements), afford representatives of each other Party reasonable access during normal business hours to evaluate Clearwire, including without limitation, the Clearwire Assets and its Liabilities, or the Sprint WiMAX Business, including, the Sprint Assets, as the case may be (including each Party’s 2.5 GHz Spectrum portfolio), and all related books and records.

(b) Subject to Section 10.10, prior to the Closing Date and after any termination of this Agreement, each Party (the “Receiving Party”) (i) will hold, and will cause their respective Affiliates and Representatives to hold, in confidence, unless compelled to disclose by any judicial or administrative process or by other requirements of applicable Law (after providing the other Party(ies) notice and an opportunity to object or seek a protective order, if applicable), all confidential documents and information concerning any other Party or any Affiliate of another Party that has come into the possession or knowledge of the Receiving Party in the course of negotiating, entering into or performing this Agreement, except to the extent that such information can be shown to have been (A) previously known on a nonconfidential basis by the Receiving Party, (B) in the public domain through no fault of the Receiving Party or (C) later lawfully acquired by the Receiving Party from sources other than such other Party; provided that the Receiving Party may (i) disclose such information to its Affiliates and Representatives so long as such Persons are informed by the Receiving Party of the confidential nature of such information and are directed by the Receiving Party to treat such information confidentially; and (ii) will not use any such documents or information for any purpose other than as reasonably necessary or appropriate to assess its prospective investment and for the performance of its duties pursuant to this Agreement and the Ancillary Agreements; provided, further, that nothing contained herein shall prevent the use (subject, to the extent possible, to a protective order) of such information in connection with the assertion or defense of any claim by or against any Party relating to the Transactions or the transactions contemplated by the Ancillary Agreements. The Receiving Party shall be responsible for any breach of this Section 10.2(b) by its Affiliates and Representatives. If this Agreement is terminated, the Parties will, and will cause their respective Affiliates and Representatives to, destroy or deliver to any other party hereto, upon request, all documents and other materials, and all copies thereof, obtained by one Party from another Party in connection with this Agreement that are subject to such confidence. Notwithstanding the foregoing, each Party will be permitted to retain one copy of such documents and other materials as may be necessary to document its consideration of this Agreement and the Transactions for the purpose of establishing its compliance with any applicable Laws and for defending or maintaining any litigation (including any administrative proceeding) relating to this Agreement or the Transactions, but such retained materials will be kept only in its record archives, and will remain subject to this Agreement for so long as such materials are retained. The terms of this Section 10.2(b) supersede and replace the terms of any confidentiality, non-disclosure or similar agreements previously entered into in connection with this Agreement or the Transactions between or among the Parties or any of their respective

Affiliates concerning the confidentiality of such documents and information solely as it relates to this Agreement or the Transactions; provided that any information protected as confidential under such agreements shall constitute confidential information hereunder; and provided, further, that this Agreement shall not affect the terms of any confidentiality, non-disclosure or similar agreement between or among the Parties or any of their respective Affiliates as such confidentiality, non-disclosure or similar agreement relates to other matters.

(c) No investigation or notice delivered under this Section 10.2 or otherwise will operate as a waiver or affect any representation, warranty or agreement in this Agreement of any Party or any condition to the obligations of the Parties.

SECTION 10.3 Further Assurances.

(a) On the terms and subject to the conditions hereof, each of the parties hereto will use its Reasonable Best Efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under Law to consummate and make effective the Merger and the other Transactions contemplated by this Agreement, including using its Reasonable Best Efforts to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of each Governmental Authority and parties to contracts with that Party and its Subsidiaries as are necessary for the consummation of the Merger and the other Transactions contemplated by this Agreement and to fulfill the conditions set forth in Article 9. If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers of each Party to this Agreement and NewCo and NewCo LLC will use their Reasonable Best Efforts to take all action to carry out the purposes of this Agreement and will cooperate fully with each other and their respective officers, directors, employees, agents, counsel, accountants and other designees in connection with any steps required to be taken as a part of their respective obligations under this Agreement, including:

(b) Not later than 30 days following the Execution Date, the Parties will file or cause to be filed with the FCC and any other Governmental Authorities all appropriate applications and notifications, if any, and will take all actions necessary, proper or advisable under applicable Laws, if any, to obtain any required approval of the FCC and any Governmental Authority with jurisdiction over the Transactions (it being understood that the failure of a Party to file within the 30-day period will not constitute a breach of this Agreement to the extent that such Party has used its Reasonable Best Efforts to make such filing within such 30-day period and continues to use its Reasonable Best Efforts to make such filing as soon thereafter as possible). Each of the Parties will furnish all information required for any application or other filing to be made under the rules and regulations of any applicable Law in connection with the Transactions.

(c) In furtherance of and not in limitation of the foregoing, not later than 30 days following the Execution Date, each of the Parties will make an appropriate filing of a Notification and Report Form under the HSR Act and any applicable foreign antitrust Laws with respect to the Transactions contemplated by this Agreement and to supply as promptly as practicable any additional information and documentary material that may be requested under the HSR Act and any applicable foreign antitrust Laws and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act and any applicable foreign antitrust Laws as soon as practicable.

(d) Nothing in this Agreement (i) will obligate Clearwire or Sprint to license, divest, dispose of or hold separate any material portion of its or any of its Affiliates’ assets or commit or agree to such actions (except for Sprint’s obligation to effect the transfers and contribution contemplated by Article 3 of this Agreement), (ii) will obligate any Party or any of its Affiliates to (A) license, divest, dispose of or hold separate any portion of its or any of its Affiliates’ assets or commit or agree to such actions, (B) accept any condition, limitation, obligation, commitment or requirement or take any other action imposed or proposed by any Governmental Authority that (1) restricts or limits its or any of its Affiliates’ freedom of action, or requires it or any of its Affiliates to take any action, with respect to any of its or any of its Affiliates’ assets or any portion of its or any of its Affiliates’ businesses, in either case, present or future, (2) alters the rights or obligations of NewCo or that Party under any of the provisions or arrangements contemplated by this Agreement or any of the Ancillary Agreements, (3) limits its or any of its Affiliates’ ability effectively to exercise full rights of ownership of any shares of Class A or Class B Common Stock or any Class B Common Units, (4) limits its or any of its Affiliates’ ability to exercise fully its rights (including its governance rights) under, or would require any amendment or modification to, any Ancillary Agreement or (5) reduces or negatively interferes with the benefits to be recognized by it or any of its Affiliates in the Transactions or any of the transactions contemplated by the Ancillary Agreements to which it or any of its Affiliates is a party, (C) pay any significant amounts in connection with seeking or obtaining any required actions, Consents or waivers as are required to complete the Transactions (excluding any mandatory filing fees and reasonable and customary costs and expenses associated with making applications for, and responding to requests for information from Governmental Authorities with respect to, such required actions, consents, approvals or waivers as are required to complete the Transactions), or (D) commit or agree to any of the foregoing, (iii) will obligate Sprint or any of its Affiliates to (A) accept any material condition, limitation, obligation, commitment or requirement or take any other material action imposed or proposed by any Governmental Authority that (1) materially restricts or materially limits its or any of its Affiliates’ freedom of action, or requires it or any of its Affiliates to take any material action, with respect to any of its or any of its Affiliates’ material assets or any material portion of its or any of its Affiliates’ businesses, in either case, present or future which condition, restriction or limitation has a materially negative impact on Sprint and its Affiliates, (2) materially and negatively alters the material rights or obligations of Sprint or any of its Affiliates under any of the provisions or arrangements contemplated by this Agreement or any of the Ancillary Agreements to which Sprint or any of its Affiliates is a party, (3) materially limits Sprint’s or any of its Affiliates’ ability to exercise full rights of ownership of any shares of Class B Common Stock or any Class B Common Units or any shares of Class A Common Stock issued to Sprint or its Affiliates upon the conversion of its Class B Common Stock and Class B Common Units, (4) materially limits Sprint’s or any of its Affiliates’ ability to exercise fully its rights (including its governance rights)

under, or would require any material amendment or modification to, any Ancillary Agreement to which Sprint or its Affiliates is a party which amendment or modification materially and negatively impacts Sprint, its Affiliates or the benefits Sprint or its Affiliates would have received if such amendment or modification had not been required or (5) materially reduces or materially and negatively interferes with the benefits to be recognized by Sprint and its Affiliates in the Transactions and the transactions contemplated by the Ancillary Agreements to which it or its Affiliates are a party, (B) pay any material amounts in connection with seeking or obtaining any required actions, Consents or waivers as are required to complete the Transactions (excluding any mandatory filing fees and reasonable and customary costs and expenses associated with making applications for, and responding to requests for information from Governmental Authorities with respect to, such required actions, consents, approvals or waivers as are required to complete the Transactions), or (C) commit or agree to any of the foregoing, (iv) will require any Party to, or, without the consent of such Party, permit Clearwire, Sprint, NewCo or any of their respective Affiliates to, accept the imposition of any condition, limitation, obligation, commitment or requirement on NewCo or any of its Subsidiaries (including Sprint Sub LLC or any Transfer Entity) that materially reduces or materially interferes with or would be reasonably likely to materially reduce or materially interfere with the benefits to be recognized by that Party in the Transactions and the transactions contemplated by the Ancillary Agreements (each of clauses (i), (ii), (iii) and (iv), a “Burdensome Condition”), or (v) will require any Party to litigate or participate in the litigation of any Proceeding, whether judicial or administrative, brought by any Governmental Authority, FCC or other Person or appeal any order (A) challenging or seeking to make illegal, delay materially or otherwise directly or indirectly restrain or prohibit the consummation of the Transactions contemplated by this Agreement or the transactions contemplated by any Ancillary Agreement or that questions the validity or legality of the Transactions or seeks damages in connection therewith or (B) seeking to impose any Burdensome Condition on or with respect to such Party or over which such Party has an approval right pursuant to this Section 10.3(d), except to the extent such Party determines in its reasonable good faith judgment that there is a reasonable prospect of success in relation to such litigation and that the participation by such Party in such litigation would not pose a material risk of the imposition of a Burdensome Condition on or with respect to such Party or over which such Party has an approval right pursuant to this Section 10.3(d); provided that (w) neither Clearwire nor Sprint may invoke clause (ii) unless (A) both Clearwire and Sprint agree to invoke clause (ii) and (B) the events in clause (ii) arise out of or relate to one or more Investors being a Party to this Agreement or the Transactions, (x) Clearwire shall not take or agree to take any action identified in clause (i) without the prior written consent of Sprint and each Investor, (y) Sprint shall not take or agree to take any action identified in clause (i) with respect to the Sprint WiMAX Business without the prior written consent of Clearwire and each Investor, in the case of clauses (x) and (y), which consent shall not be unreasonably withheld, conditioned or delayed and (z) any matter referred to in clause (iv) that has the effect of indirectly imposing a condition, limitation, obligation, commitment or requirement of the type described in clause (ii) on a Party or any of its Affiliates shall be deemed to arise under clause (ii) as well as clause (iv) (e.g., a condition imposed on NewCo that effectively requires NewCo to limit the rights of a Party or any of its Affiliates of the type described in clause (ii) shall be deemed to arise under clause (ii) as well as clause (iv)).

(e) In carrying out this Agreement, the Parties will comply at all times with applicable FCC Rules and policies.

(f) Subject to Section 10.3(d)(iv), if any Proceeding by any Governmental Authority, the FCC or other Person is commenced that questions the validity or legality of the Transactions or seeks damages in connection therewith, the Parties will cooperate and use all Reasonable Best Efforts to defend against the Proceeding and, if an injunction or other order is issued in the Proceeding, to use all Reasonable Best Efforts to have the injunction or other order lifted and to cooperate reasonably regarding any other impediment to the consummation of the Transactions.

(g) In connection with, and without limiting the foregoing, Clearwire will

(i) take all actions necessary to ensure that no state antitakeover statute or similar statute or regulation is or becomes operative with respect to this Agreement, the Merger or any other Transactions contemplated by this Agreement, and

(ii) if any state antitakeover statute or similar statute or regulation is or becomes operative with respect to this Agreement, the Merger or any other Transaction contemplated by this Agreement, take all actions necessary to ensure that this Agreement, the Merger and any other Transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of that statute or regulation on the Merger and the other Transactions contemplated by this Agreement.

(h) Each of Sprint and Clearwire will cause its respective Subsidiaries to comply with the terms of this Agreement.

(i) After the Closing, Sprint and NewCo will, and will cause their Subsidiaries to, cooperate with each other, at either Party’s reasonable request, to determine on a timely basis the amount of any Taxes and Tax refunds due related to the Sprint Assets and respond to any investigation, audit or inquiry from any Taxing Authority with respect to the Sprint Assets for periods prior to the Closing including by providing access to documentation and information relating to Taxes and Tax refunds attributable to the applicable pre-Closing periods.

(j) Clearwire will use its Reasonable Best Efforts to deliver to Tax Counsel at Closing a certificate containing such representations as Tax Counsel may reasonably request in support of its delivery of the opinion referenced in Section 9.1(n)(i). Clearwire will use its Reasonable Best Efforts to cause NewCo to deliver to Tax Counsel at Closing a certificate containing such representations as Tax Counsel may reasonably request in support of its delivery of the opinion referenced in Section 9.1(n)(ii). Each of Sprint, Comcast, TWC, BHN and Intel will use its Reasonable Best Efforts to deliver to Tax

Counsel at Closing a certificate, in the form agreed to by the Parties on or prior to the Execution Date (each, a “Tax Certificate”), upon which Tax Counsel may rely in connection with its delivery of the opinion referenced in Section 9.1(n)(ii) (the “Partnership Tax Opinion”). If any such Party fails to deliver the Tax Certificate to Tax Counsel at Closing, or delivers to Tax Counsel at Closing a tax certificate that deviates from the Tax Certificate (a “Modified Tax Certificate”), and if and to the extent that Tax Counsel reasonably determines that the failure of such Party to timely deliver a Tax Certificate or the delivery by such Party at Closing of a Modified Tax Certificate would preclude Tax Counsel from delivering the Partnership Tax Opinion at Closing, then:

(i) any Party who has failed to timely deliver a certificate pursuant to this Section 10.3(j) to Tax Counsel will be required to make its entire Investment directly into NewCo in exchange for Class A Common Stock in accordance with Section 4.2, mutatis mutandis; and

(ii) any Party who has timely delivered to Tax Counsel a Modified Tax Certificate shall be required to make all or a portion of its Investment directly into NewCo in exchange for Class A Common Stock in accordance with Section 4.2, mutatis mutandis, to the extent required by Tax Counsel to enable Tax Counsel to deliver a Partnership Tax Opinion in light of such Modified Tax Certificate, in each case, in lieu of making such investment in NewCo LLC pursuant to Section 3.3 or Section 4.1, as applicable. In the event that a Party is required pursuant to this Section 10.3(j) to invest in Class A Common Stock in lieu of making such investment in NewCo LLC, the Parties will cooperate in good faith to amend this Agreement and the Ancillary Agreements to give effect to such modified transaction structure.

SECTION 10.4 No Solicitation.

(a) General Prohibitions. Subject to the remainder of this Section 10.4, Clearwire and its Subsidiaries will not authorize or permit any of its or their officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors to, directly or indirectly,

(i) solicit, initiate or take any action to knowingly facilitate or encourage the submission of any Acquisition Proposal,

(ii) enter into or participate in any discussions or negotiations with, furnish any non-public information relating to Clearwire or any of its Subsidiaries or afford access to the business, properties, assets, books or records of Clearwire or any of its Subsidiaries to, otherwise cooperate in any way with, or knowingly assist, participate in, knowingly facilitate or encourage any effort by any Person that is seeking to make, or has made, an Acquisition Proposal,

(iii) make an Adverse Recommendation Change,

(iv) grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of Clearwire or any of its Subsidiaries,

(v) enter into any agreement in principle, letter of intent, term sheet or other similar instrument relating to an Acquisition Proposal (other than a confidentiality agreement of the sort and in the circumstances described in Section 10.4(b)) or

(vi) propose publicly or agree to do any of the foregoing related to any Acquisition Proposal.

(b) Exception to Permit Discussions or Due Diligence. Notwithstanding the foregoing, Clearwire’s Board of Directors, directly or indirectly through advisors, agents or other intermediaries, may, before the Clearwire Stockholder Approval has been received,

(i) engage in negotiations or discussions with any Person that, subject to Clearwire’s compliance with Section 10.4, has made an unsolicited bona fide written Acquisition Proposal after the date hereof that Clearwire’s Board of Directors has determined in good faith (after consultation with its outside legal counsel and financial advisors) constitutes or is reasonably likely to lead to a Superior Proposal and

(ii) thereafter furnish to that Person non-public information relating to Clearwire or any of its Subsidiaries under a confidentiality agreement with terms no less favorable to Clearwire than those contained in the Sprint Confidentiality Agreement (a copy of which is provided for informational purposes only to the other Parties), but in each case referred to in the foregoing clauses (i) and (ii) only if the Board of Directors of Clearwire determines in good faith by a majority vote, after considering advice from outside legal counsel, that failing to take that action would be inconsistent with its fiduciary duties under applicable Law. Nothing contained in this Agreement prevents Clearwire’s Board of Directors from complying with Rule 14d-9 or Rule 14e-2 under the Exchange Act with regard to an Acquisition Proposal, so long as Clearwire and its Board of Directors will not make any statement or take any action beyond that which is required by those rules if the statement or action would be inconsistent with its obligations under this Section 10.4.

(c) Required Notices. Clearwire’s Board of Directors will not take any of the actions referred to in clauses (i) and (ii) of the preceding subsection unless Clearwire will have delivered to the other Parties a prior written notice advising the other Parties that it intends to take the action, and Clearwire will continue to advise the other Person after taking the action. In addition, Clearwire will notify the other parties promptly (but in no event later than 48 hours) after receipt by Clearwire, or any of its advisors of any Acquisition Proposal, any direct notification orally or in writing that a Person is considering making an Acquisition Proposal or of any request for information relating to Clearwire or any of its Subsidiaries or for access to the business, properties, assets, books or records of Clearwire or any of its Subsidiaries by any Person that may be considering making, or has made, an Acquisition Proposal. Clearwire will provide the notice orally and in writing and will identify the Person making, and the terms and conditions of, any Acquisition Proposal, indication or request. Clearwire will keep each of the other Parties reasonably informed, on a current basis (but in no event later than 48 hours), of the status and details of any Acquisition Proposal, indication or request.

(d) Ability to Change Recommendation Subject to a “Last Look.” Notwithstanding anything in this Agreement to the contrary (but subject to the next sentence), Clearwire and its Board of Directors will be permitted to effect an Adverse Recommendation Change if

(i) Clearwire has not received the Clearwire Stockholder Approval,

(ii) Clearwire has received an unsolicited bona fide written Acquisition Proposal from a Person,

(iii) its Board of Directors has determined in good faith (after consultation with its outside legal counsel and financial advisors) that the Acquisition Proposal constitutes a Superior Proposal, and

(iv) its Board of Directors, after consultation with its outside legal counsel, determines in good faith that the failure to take that action would be inconsistent with its fiduciary duties under applicable Law.

However, Clearwire’s Board of Directors will nevertheless not make an Adverse Recommendation Change, unless, (x) Clearwire promptly notifies each of the other Parties, in writing at least five Business Days before taking that action, of its intention to make an Adverse Recommendation Change and attaching the most current version of any proposed agreement or a detailed summary of all material terms of any proposal and the identity of the offeror, and (y) the other Parties do not propose, within five Business Days after their receipt of that written notification, adjustments to the terms and conditions of this Agreement that would enable Clearwire’s Board of Directors to proceed with its recommendation to its stockholders without an Adverse Recommendation Change. Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of re-starting the five Business Day period described in the immediately preceding sentence.

(e) Obligation to Terminate Existing Discussions. Clearwire will, and will cause its Subsidiaries and its and their officers, directors, employees, investment bankers, attorneys, accountants, consultants, agents and other advisors to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any Person conducted before the date of this Agreement with respect to any Acquisition Proposal and will use all Reasonable Best Efforts (including giving written notice within 2 Business Days following the Execution Date) to cause any Person (or its agents or advisors) in possession of confidential information about Clearwire that was furnished by or on behalf of Clearwire to return or destroy all that information at the earliest practicable time. Notwithstanding the foregoing, it is understood and agreed for purposes of this Agreement that, so long as no actions inconsistent with Clearwire’s obligations under this Section 10.4 are taken by Clearwire, its Subsidiaries, its or their officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors after the Execution Date and no such actions are taken in violation of Clearwire’s obligations under its confidentiality agreements with the other Parties, an Acquisition Proposal shall not be considered to have been solicited as a result of any actions taken prior to the Execution Date.

(f) Definition of Superior Proposal. For purposes of this Agreement, “Superior Proposal” means any bona fide, unsolicited written Acquisition Proposal (which definition will be read, for this purpose, without the word “inquiry” in the second line thereof) for at least a majority of the outstanding shares of Clearwire Capital Stock on terms that Clearwire’s Board of Directors determines in good faith by a majority vote, after consultation with its legal and financial advisors and taking into account those matters deemed relevant in good faith by the Board of Directors, including among other things, all the terms and conditions of the Acquisition Proposal, including any break-up fees, expense reimbursement provisions, conditions to consummation and long-term strategic considerations, are more favorable from a financial point of view to the stockholders of Clearwire than the Transactions and for which financing, if a cash transaction (whether in whole or in part), is then fully committed or reasonably determined to be available by the Board of Directors of Clearwire.

(g) Sprint Non-Solicitation. Except as permitted pursuant to Section 10.1, neither Sprint nor any its Subsidiaries will authorize or permit any of its or their officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors to, directly or indirectly, (i) solicit, initiate or take any action to knowingly facilitate or encourage the submission of any proposal to acquire or invest in all or any portion of the Sprint WiMAX Business; (ii) enter into or participate in any discussions or negotiations with, furnish any non-public information relating to the Sprint WiMAX Business or afford access to the business, properties, assets, books or records of Sprint or any of its Subsidiaries to, otherwise cooperate in any way with, or knowingly assist, participate in, knowingly facilitate or encourage any effort by any Person that is seeking to make, or has made, a proposal to acquire or invest in all or any portion of the Sprint WiMAX Business; (iii) grant any waiver or release under any standstill or similar agreement with respect to any assets of the Sprint WiMAX Business; (iv) enter into any agreement in principle, letter of intent, term sheet or other similar instrument relating to a proposal to acquire or invest in all or any portion of the Sprint WiMAX Business or (v) propose publicly or agree to do any of the foregoing related to any proposal to acquire or invest in all or any portion of the Sprint WiMAX Business; provided that this Section 10.4(g) (x) will not prohibit spectrum swaps or similar transactions consummated in the ordinary course of business that do not preclude or materially alter the Transactions and (y) will not apply to any proposed investment in Sprint (so long as such investment is solely a direct investment in Sprint and does not otherwise constitute a proposal to acquire or invest in all or any portion of the Sprint WiMAX Business). Sprint will, and will cause its Subsidiaries and its and their Representatives to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any Person conducted before the date of this Agreement with respect to any potential sale or other disposition of all or substantially all or a material portion of the Sprint Assets or the Sprint WiMAX Business and will use all Reasonable Best Efforts (including giving written notice within 2 Business Days following the Execution Date) to cause any Person (or its agents or advisors) in possession of confidential information about the Sprint Assets or the Sprint WiMAX Business that was furnished by or on behalf of Sprint in connection with such a potential sale or disposition to return or destroy all that information at the earliest practicable time.

SECTION 10.5 Stockholder Litigation. Clearwire will give Sprint and the Investors the opportunity to participate in the defense or settlement of any stockholder Proceeding against Clearwire and its directors relating to the Transactions contemplated by this Agreement or the Merger, except no settlement will be agreed to without Sprint’s and the Investors’ consent, and that consent will not be unreasonably withheld.

SECTION 10.6 Director and Officer Indemnification.

(a) It is understood and agreed that all rights to indemnification, expense advancement, and exculpation existing in favor of each present and former director, officer and employee of Clearwire or any of its Subsidiaries as provided in Clearwire’s Certificate of Incorporation or Clearwire’s Bylaws or the charter or organizational documents of Clearwire’s Subsidiaries, in each case as in effect on the date of this Agreement, or under any other agreements in effect on the date hereof, will survive the Transactions contemplated by this Agreement and the Surviving Entity will, and NewCo will cause the Surviving Entity to,

(i) continue in full force and effect for a period of at least 6 years from the Effective Time (or, if any relevant claim is asserted or made within such six year period, until final disposition of such claim) such rights to indemnification and

(ii) perform, in a timely manner, the Surviving Entity’s obligation with respect thereto.

Any claims for indemnification under this Section 10.6 as to which the Surviving Entity has received written notice before the sixth anniversary of the Effective Time will survive, whether or not those claims will have been finally adjudicated or settled, and no action taken during such period may be deemed to diminish the obligations set forth in this Section 10.6.

(b) The Surviving Entity will, maintain in effect for 6 years from the Effective Time the current directors’ and officers’ liability insurance policies applicable to Clearwire and its Subsidiaries (“D&O Insurance”) (except the Surviving Entity may substitute therefor policies of at least the same coverage containing terms and conditions that are not less favorable) providing coverage with respect to matters occurring before the Effective Time and such policies or endorsements must name as insureds thereunder all present and former directors, officers and employees of Clearwire and its Subsidiaries, except that in no event will the Surviving Entity be required to expend under this Section 10.6(b) more than an amount per year equal to two hundred percent (200%) of current annual premiums paid by Clearwire for that insurance. If, but for the proviso to the immediately preceding sentence, the Surviving Entity would be required to expend more than two hundred percent (200%) of current annual premiums, the Surviving Entity will obtain the maximum amount of that insurance obtainable by payment of annual premiums equal to two hundred percent (200%) of current annual premiums. To the extent that a “tail” policy is available that complies with the foregoing requirements of this Section 10.6(b) with respect to the coverage, terms, and conditions applicable to all present and former directors, officers and employees of Clearwire and its Subsidiaries the Surviving Entity may satisfy its obligation under this Section 10.6(b) by obtaining such policy.

If the Surviving Entity or any of its successors or assigns

(i) consolidates with or merges into any other Person and will not be the continuing or surviving corporation or entity of that consolidation or merger or

(ii) transfers all or substantially all of its properties and assets to any Person, then, and in each case, proper provision will be made so that the successors and assigns of the Surviving Entity will assume the obligations set forth in this Section 10.6.

SECTION 10.7 Clearwire Stockholders’ Meeting. Clearwire will use its Reasonable Best Efforts in accordance with and subject to Delaware Law, its certificate of incorporation and bylaws and the rules of the Nasdaq to cause a meeting of its stockholders (the “Clearwire Stockholder Meeting”) to be duly called and held as soon as reasonably practicable for the purpose of securing the Clearwire Stockholder Approval. Subject to Section 10.4, the Proxy Statement will contain the recommendation of the Board of Directors of Clearwire that Clearwire’s stockholders approve the Transactions contemplated by this Agreement (the “Clearwire Recommendation”) and the written opinion of the Independent Advisor, dated as of the Execution Date, to the effect set forth in Section 6.1(c). In connection with the Clearwire Stockholder Meeting, Clearwire will, subject to Section 10.4:

(a) mail the Proxy Statement and all other proxy materials for the meeting to its stockholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act,

(b) use Reasonable Best Efforts to obtain Clearwire Stockholder Approval and

(c) otherwise comply with all legal requirements applicable to such meeting.

SECTION 10.8 Proxy Statement; Registration Statement.

(a) Clearwire will, as promptly as practicable following the Execution Date, prepare and file, the Proxy Statement and a registration statement on Form S-4, or other appropriate form, registering the Class A Common Stock (the “Registration Statement”) with the SEC and will use Reasonable Best Efforts to respond to the comments of the SEC and to cause the Proxy Statement to be mailed to Clearwire’s stockholders at the earliest practicable time, provided, however, that Clearwire will not be in breach of this Section 10.8 if Sprint or any Investor fails to provide any information required by Law for the preparation of the Proxy Statement or the Registration Statement. Sprint and each Investor will use Reasonable Best Efforts to provide as soon as reasonably practicable the information required by Law to be included in the Proxy Statement or the Registration Statement. Each Party to this Agreement will notify the other Parties promptly of the receipt of the comments of the SEC, if any, and of any request by the SEC for amendments or supplements to the Proxy Statement or Registration Statement or for additional information with respect thereto, and will supply the other Parties with copies of all correspondence between that party or its Representatives, on the one hand, and the SEC or members of its staff, on the other hand, with respect to the Proxy Statement, the Registration Statement or the Merger. If, at any time before the Stockholders’ Meeting, any event should occur relating to:

(i) Clearwire or any of its Affiliates, or relating to the plans of those Persons for NewCo after the Effective Time that should be set forth in an amendment of, or a supplement to, the Proxy Statement or Registration Statement, or

(ii) Sprint or any of its Affiliates, or relating to the plans of those Persons for NewCo after the Effective Time that should be set forth in an amendment of, or a supplement to, the Proxy Statement or Registration Statement, or

(iii) any Investor or any of its Affiliates, or relating to the plans of those Persons for NewCo after the Effective Time that should be set forth in an amendment of, or a supplement to, the Proxy Statement or Registration Statement,

in each case, so that the Registration Statement and/or Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, then Clearwire, Sprint or that Investor, as the case may be, will promptly inform the other Parties, and Clearwire will, on learning of that event, promptly prepare, and Clearwire will file and, if required, mail that amendment or supplement to Clearwire’s stockholders, except that, before that filing or mailing, Clearwire will consult with the other Parties with respect to that amendment or supplement and will use its Reasonable Best Efforts to accommodate the other Parties’ comments thereon.

(b) Notwithstanding the foregoing, prior to filing the Registration Statement (or any amendment or supplement thereto) or filing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, Clearwire shall provide Sprint and each Investor and its respective counsel with a reasonable opportunity to review and comment on such document or response and include in the Proxy Statement any language reasonably proposed by Sprint.

(c) Clearwire will include in the Proxy Statement the recommendation of Clearwire’s board of directors described in Section 6.1(b), subject to any modification, amendment or withdrawal thereof, to the extent permitted by Section 10.4, and represents that the Independent Advisor has, subject to the terms of its engagement letter with Clearwire and Clearwire’s board of directors, consented to the inclusion of references to its opinion in the Proxy Statement. In addition, Clearwire will include in the Proxy Statement a reasonably detailed description of the provisions of NewCo’s certificate of incorporation relating to limitations on fiduciary duties and a description of the material risks posed to NewCo’s stockholders relating to such limitation of fiduciary duties. Clearwire and its counsel will permit Sprint and its counsel and the Investors and their respective counsel to participate in all communications with the SEC and its staff, including any meetings and telephone conferences, relating to the Proxy Statement, the Merger or this Agreement.

(d) Sprint shall, and shall cause its Subsidiaries to, and shall use its Reasonable Best Efforts to cause its and their respective Representatives to, provide to Clearwire and NewCo all cooperation reasonably requested by Clearwire or NewCo that is necessary, proper or advisable in connection with the preparation of the Proxy Statement and Registration Statement, including (i) using Reasonable Best Efforts to participate in a reasonable number of meetings, presentations, and sessions with rating agencies, (ii) to the extent reasonably requested by Clearwire, using Reasonable Best Efforts to, as promptly as practical, furnish Clearwire and NewCo with all financial statements, pro forma financial information, financial data, audit reports and other information with respect to Sprint Sub LLC and the Transfer Entities of the type required by Regulation S-X and Regulation S-K under the Securities Act and of type and form required in a registration statement on Form S-4 (or any applicable successor form) under the Securities Act (all such information, the “Required Information”), or as otherwise reasonably required in connection with the Proxy Statement and Registration Statement or in connection with any debt financing (a “Debt Financing”), (iii) using Reasonable Best Efforts to obtain accountants’ comfort letters, legal opinions, appraisals, surveys, engineering reports, title insurance and other documentation and items relating to a Debt Financing as reasonably requested by Clearwire and, if requested by Clearwire or NewCo, to reasonably cooperate with and assist Clearwire or NewCo in obtaining such documentation and items; (iv) to the extent required by applicable Law, using its Reasonable Best Efforts to provide financial statements (excluding footnotes) for Sprint Sub LLC and the Transfer Entities to the extent prepared on a monthly basis in the ordinary course by Sprint or any of its Subsidiaries, within 30 days of the end of each month prior to the Closing Date, and (v) using Reasonable Best Efforts to execute and deliver any pledge and security documents, other definitive financing documents, or other certificates, or documents as may be reasonably requested by Clearwire (including a certificate of the Chief Financial Officer of Sprint or any of its Subsidiaries with respect to solvency matters) and otherwise reasonably facilitating the pledging of collateral (including cooperation in connection with the pay off of existing indebtedness and the release of related Encumbrances, if any); provided that Sprint will only be required to deliver certificates and other documentation, with respect to each of the foregoing clauses, to the extent relating to Sprint Sub LLC and the Transfer Entities; provided, further, that no obligation of Sprint or any of its Subsidiaries under such executed documents will be effective until the Effective Time and will terminate and be of no effect if this Agreement is terminated. With respect to clause (v), Sprint will have the opportunity to review and comment on any of these documents or certificates, each of which will be subject to the approval of Sprint, which approval shall not be unreasonably withheld, conditioned or delayed. It is understood and agreed that Sprint will prepare a letter to the SEC requesting that the SEC provide written concurrence that the information in clause (ii) above may be limited to “carve-out” financial statements as set forth more fully in such letter. Sprint will provide Clearwire the opportunity to review such letter prior to its submission to the SEC. Sprint will submit such letter to the SEC no later than 15 days after the Execution Date. In addition to the obligations set forth above, (1) if the SEC grants such written concurrence then Sprint shall, and shall cause its Subsidiaries to, and shall use its Reasonable Best Efforts to cause its and their respective Representatives to, deliver the financial statements and reports described in clause (ii) above no later than 90 days after the Execution Date and (2) if the SEC requires different or additional financial statements or has not responded to Sprint’s request, Sprint shall, and shall cause its Subsidiaries to, and shall use its Reasonable Best Efforts to cause its and their respective Representatives to, deliver the financial statements and reports described in clause (ii) above, as modified by any written SEC response, no later than 120 days after the Execution Date.

SECTION 10.9 Notices of Certain Events.

(a) Each Party will give prompt notice the other Parties of:

(i) the occurrence, or nonoccurrence, of any event that would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate; and

(ii) any failure by that Party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, provided that the delivery of any notice under this Section 10.9 will not limit or otherwise affect the representations, warranties, covenants or agreements of the Parties (or remedies with respect thereto) or the conditions to the obligations of the Parties under this Agreement.

If any event or matter arises during the period between the date of this Agreement and the earlier of the Closing and the termination of this Agreement in accordance with Section 12.1 that, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in the Clearwire Disclosure Schedule or the Sprint Disclosure Schedule or that is necessary to correct any information in the Clearwire Disclosure Schedule or the Sprint Disclosure Schedule that has been rendered inaccurate by that event or matter (which shall not cure any breach of a representation, warranty or covenant), then Clearwire or Sprint, as the case may be, will, for informational purposes only, promptly supplement, and deliver to each other Party hereto the Clearwire

Disclosure Schedule or the Sprint Disclosure Schedule, as the case may be, that it has delivered under this Agreement; provided that no such supplement or amendment shall limit or otherwise modify the representations, warranties, covenants or agreements of the Parties (or remedies with respect thereto) or the conditions to the obligations of the Parties under this Agreement, or cure any breach thereof.

(b) During the period from the Execution Date through the earlier of the termination of this Agreement or Closing, each Party will promptly notify the other Parties of:

(i) any written notice or other written communication from any Person alleging that the Consent of the Person is or may be required in connection with the Transactions that is not disclosed in Section 6.2 of the Clearwire Disclosure Schedule or Section 7.2 of the Sprint Disclosure Schedule, as applicable;

(ii) subject to applicable Law, any written notice or other written communication from any Governmental Authority in connection with the Transactions; and

(iii) any material Proceeding commenced or, to its Knowledge, threatened against, relating to or involving or otherwise affecting a Clearwire Asset or Sprint Asset, as the case may be, except with respect to actions related to late-filed EBS renewal applications filed by third parties whose licenses expired before January 10, 2005.

(c) Each Party acknowledges that the other Parties do not and will not waive any right they may have under this Agreement as a result of the notifications.

SECTION 10.10 Public Announcements. The Parties have agreed upon the form and substance of press releases announcing the execution of this Agreement and the transactions contemplated hereby, which shall be issued promptly following the execution and delivery hereof. Thereafter until the earlier of the Closing and the termination of this Agreement in accordance with Section 12.1, no Party will, and no Party will permit any of its Affiliates to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the Transactions without the prior consent (which consent will not be unreasonably withheld) of the other Parties, except that any Party may, without the prior consent of any other Party,

(a) issue or cause the publication of any press release or other public announcement to the extent it determines that so doing is or may be required by Law or by the rules and regulations of Nasdaq or the NYSE; and

(b) make public statements including blog postings (but may not publish any press release) that are consistent with the Parties’ prior public disclosures regarding the Transactions.

SECTION 10.11 Transfer Taxes. Any Transfer Taxes resulting from or payable in connection with the Merger, the transfers contemplated by Section 3.3 (for the avoidance of doubt, specifically excluding any such Transfer Taxes that are incurred in connection with, or otherwise attributable to, the transactions contemplated by Sections 3.1 and 3.2 (“Sprint Restructuring Transfer Taxes”) and any Taxes described in Section 13.1(b)(ii)) or the Investment shall be borne by NewCo LLC in each case regardless of the Person on whom the Transfer Taxes are imposed by Law. The Parties will reasonably cooperate in providing information and executing and delivering documents necessary to reduce or eliminate any Transfer Taxes and otherwise to properly report and remit such Transfer Taxes to the appropriate Taxing Authority. Any refunds of Transfer Taxes paid by NewCo LLC in accordance with this Section 10.11 that are received by any Party or its Affiliates will be paid over to NewCo LLC, net of any costs (including Tax costs) incurred or reasonably expected to be incurred by such Person in recovering or by reason of receipt of such refunds, promptly upon receipt.

SECTION 10.12 Consistent Tax Reporting. None of the Parties nor any of their Affiliates will take any position on an applicable income Tax Return that is inconsistent with the treatment of the Recapitalization and the Merger as tax-free reorganizations under Section 368(a)(1)(E) and Section 368(a)(1)(F) of the Code, respectively, other than in connection with a Final Determination following a challenge by a Taxing Authority. The Parties acknowledge that NewCo and NewCo LLC intend to treat the Class B Common Stock and the Voting Units issued in connection with the transactions described in Articles 2, 3 and 4 hereof as having a fair market value equal to the par value of the Class B Common Stock. No Party shall take a position on any Tax Return that is inconsistent with such fair market value, other than in connection with a Final Determination following a challenge by a Taxing Authority.

SECTION 10.13 No Purchase of Clearwire Capital Stock. Until the Closing, none of Sprint, any Investor or any of their Controlled Affiliates will, and Sprint and each Investor will cause its respective Controlled Affiliates not to, (a) purchase any shares of Clearwire Capital Stock or any options, warrants, convertible securities, subscriptions, stock appreciation rights, phantom stock or stock equivalents or other rights, agreements, arrangements or commitments (contingent or otherwise) of any character issued or authorized by Clearwire relating to the issued or unissued Clearwire Capital Stock or obligating Clearwire to issue or sell any shares of Clearwire Capital Stock, or options, warrants, convertible securities, subscriptions or other equity interests in Clearwire; or (b) directly or indirectly, sell, transfer, assign, or similarly dispose of, either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, or similar disposition of, any shares of Clearwire Capital Stock or any interest in any Clearwire Capital Stock (including any arrangement to provide another Person the economic performance of all or any portion of such Clearwire Capital Stock (including by means of any option, swap, forward or other contract or arrangement the value of which is linked in whole or in part to the value of such Clearwire Capital Stock)); provided, however, the provisions of this Section 10.13 shall not restrict any disposition by Intel of the shares of Clearwire Capital Stock Intel owns as of the Execution Date or any contract, option or other arrangement or understanding entered into by Intel with respect to the hedging of such shares.

SECTION 10.14 Transaction Related Agreements.

(a) Each Transaction Related Agreement entered into at the Closing will not contain any material amendment, modification or supplement from the form either attached as an exhibit hereto or agreed by the parties as of the date of this Agreement without the prior written consent of each of the Parties. In addition, any Transaction Related Agreement entered into prior to the Closing will not be amended, modified or supplemented in any material respect on or prior to the Closing without the prior written consent of each of the Parties.

(b) From the Execution Date to and including the Closing Date, except (i) for the Google Products and Services Agreement between Google and Sprint and (ii) as contemplated by the Transaction Related Agreements or with the written consent of all Parties, no Party shall enter into any contract, agreement, arrangement or other understanding, whether written or oral, and regardless of the subject matter thereof with any other Party or any of their respective Affiliates in connection with or in consideration of the transactions contemplated by the Transaction Related Agreements including any term sheet, letter of intent, memorandum of understanding or “agreement to agree,” in each case, whether or not such agreement purports to be binding.

SECTION 10.15 Pending Party Litigation. As soon as reasonably practicable (but no later than 15 Business Days) after the Execution Date, Clearwire and Sprint shall, and shall cause their respective Subsidiaries and their respective litigation counsel to, cooperate in good faith and to take all actions (including the preparation of joint, stipulated motions) reasonably necessary to obtain an immediate and complete stay of all proceedings (including discovery) in the Proceedings identified as items 1, 2 and 4 in Section 6.6 of the Clearwire Disclosure Schedule and items 2 through 7 in Section 7.6(b) of the Sprint Disclosure Schedule (each, a “Pending Party Litigation”). Clearwire and Sprint shall, and shall cause their respective Subsidiaries and their respective litigation counsel to, use Reasonable Best Efforts to ensure that the stay of each Pending Party Litigation (i) remains in force pending the earlier of the Closing and the termination of this Agreement in accordance with Section 12.1 and (ii) is applied broadly to encompass any matters presently pending before the court, including the possible issuance of any further opinions or orders on matters previously submitted for decision. If any court denies the request for a stay of any Pending Party Litigation, Clearwire and Sprint shall, and shall cause their respective Subsidiaries and their respective litigation counsel to, use Reasonable Best Efforts to collaborate on an alternative strategy to prevent the unstayed Pending Party Litigation from advancing, in an attempt to realize the parties’ joint intent not to have to litigate pending the earlier of the Closing and the termination of this Agreement in accordance with Section 12.1.

SECTION 10.16 Pre-Existing Intel Agreements. Each of Intel and Clearwire shall, and shall cause their respective Affiliates to, take all action necessary to terminate the Pre-Existing Intel Agreements effective at the Closing. In addition, Intel shall cause Intel Pacific, Inc. to enter into an acknowledgment irrevocably and unconditionally waiving any and all rights that Intel Pacific, Inc. may have under the Investor Rights Agreement dated as of August 29, 2006 among Clearwire, Intel Pacific, Inc. and Motorola, Inc. effective at the Closing.

SECTION 10.17 Sprint WiMAX Inventory.

(a) On the Closing Date, Sprint will provide to Clearwire and the Investors a certificate setting forth the type and Sprint’s cost (determined by reference to the amounts actually paid by Sprint for such inventory pursuant to the relevant contracts) for the Sprint WiMAX Inventory as of the Closing Date (the “Sprint WiMAX Closing Date Inventory”). NewCo LLC will purchase the Sprint WiMAX Closing Date Inventory for a price equal to Sprint’s cost as set forth on such certificate, without interest, with all purchases to occur during the period between the Closing Date and the date that is 12 months from the Closing Date (the “Purchase Period”); provided that NewCo LLC will not be required to purchase an amount of Sprint WiMAX Inventory with a cost greater than $167 million. Such purchases will occur from time-to-time during the Purchase Period as directed by NewCo LLC. To the extent that NewCo LLC has not purchased the Sprint WiMAX Closing Date Inventory at the end of the Purchase Period, Sprint may ship, and NewCo LLC will be obligated to purchase, subject to the $167 million cap referenced above, any such remaining Sprint WiMAX Closing Date Inventory as provided in Section 10.17(b).

(b) Sprint will ship the Sprint WiMAX Closing Date Inventory to those locations designated by NewCo LLC upon reasonable written notice (which may be to one or more locations and in one or more notices). Sprint will invoice NewCo LLC upon shipment, with all invoices due and payable within 15 days. Any amounts not paid when due will accrue interest at LIBOR plus 250 basis points for each Interest Period until the date of payment. Such interest will be payable at the same time as the invoice to which it relates and will be calculated daily on the basis of a year of 360 days and the actual number of days elapsed. Sprint will pay all costs associated with maintaining the Sprint WiMAX Closing Date Inventory during the Purchase Period, and NewCo LLC will bear all costs of shipping the Sprint WiMAX Closing Date Inventory to NewCo LLC.

SECTION 10.18 Sprint Future Credit Agreements. Neither Sprint nor any of its Affiliates will enter into any new agreement that restricts or purports to restrict the ability of NewCo and its Subsidiaries to incur Indebtedness or take any other action, except that with respect to any amendment or refinancing of the Credit Agreement dated as of December 19, 2005, as amended, among Sprint, Nextel Communications, Inc., Sprint Capital Corporation, the banks and other financial institutions and lenders that are parties thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent, or the Credit Agreement dated as of March 23, 2007 between Sprint Nextel Corporation and Export Development Canada, (i) Sprint will use its Reasonable Best Efforts to cause such amendment or refinanced facility to not restrict the ability of NewCo or its Subsidiaries to incur Indebtedness or take any other action and (ii) in no event will Sprint enter into any agreement in connection with any such amendment or refinancing that contains restrictions (x) that are more restrictive than those contained in the Indenture dated as of October 1, 1998 among Sprint Capital Corporation, Sprint Corporation and Bank One, NA, as trustee, together with all supplements thereto or (y) that apply to NewCo to a greater extent than those contained in such Indenture.

SECTION 10.19 Certain Financing Matters. If Clearwire proposes to incur, modify the terms of, or refinance before the Closing any indebtedness in a manner such that such indebtedness would be treated other than as a “non-recourse liability” of NewCo LLC within the meaning of Regulations Section 1.752-1(a)(2) following the Closing, the provisions of

Section 5.2(e) of the NewCo LLC Agreement shall be incorporated herein by reference and shall apply mutatis mutandis with respect to such proposed indebtedness as if such proposed indebtedness were a “Specified Financing” (as defined in the NewCo LLC Agreement).

SECTION 10.20 3G MVNO Agreement. From and after the Closing, NewCo LLC shall have the right to become a party to the 3G MVNO Agreement upon (i) the execution by NewCo LLC of the joinder agreement in substantially the form attached as Schedule 10 to the 3G MVNO Agreement and (ii) the execution by NewCo of a letter agreement in substantially the form attached as Attachment 2 to the 3G MVNO Agreement.

ARTICLE 11

EMPLOYEES

SECTION 11.1 Transfer of Employees.

(a) The Parties understand and agree that following the Closing, NewCo and/or NewCo LLC will employ certain individuals who were employed by Sprint in its WiMAX Business or Clearwire prior to the Closing. It is understood that by operation of the Merger, all Clearwire employees will become employees of NewCo LLC upon the Closing; however pursuant to the process set forth below, some of those employees may be terminated following the Closing. Further, it is understood that NewCo LLC will have the right, but not the obligation, to hire each individual who is employed by Sprint or a Sprint Affiliate in Sprint’s WiMAX Business effective as of the Closing pursuant to the process set forth below.

(b) Prior to the Closing, each of Sprint and Clearwire will, to the extent permissible under Law, provide the other with sufficient information regarding the employees of the Sprint WiMAX Business and Clearwire, respectively, for Clearwire and Sprint to collectively determine which employees from each will be hired and/or retained by NewCo LLC following the Closing. Prior to the Closing, management representatives of each of Clearwire and Sprint will meet in-person and determine which employees of the Sprint WiMAX Business will be offered employment by NewCo LLC at the Closing and the basic terms and conditions of each such offer (including location of their primary work site), and which employees of Clearwire will be retained by NewCo LLC following the Closing and the basic terms and conditions of their retention (including location of their primary worksite). It is understood and agreed that, except to the extent NewCo LLC enters into a written contractual arrangement with an employee to the contrary, all employees of NewCo LLC will be employed “at will.”

(c) Each such individual employed in the Sprint WiMAX Business prior to the Closing as to whom Clearwire extends an offer of employment and who accepts such offer by NewCo LLC will be referred to in this Agreement as a “Transferred Employee”.

SECTION 11.2 Employee Information and Employment Taxes. Sprint will provide NewCo LLC the information relating to each Transferred Employee as

NewCo LLC may reasonably request in order for NewCo LLC to satisfy its obligations under this Section 11 to the extent permissible under applicable Law in a form mutually agreed upon between NewCo LLC and Sprint. Sprint and NewCo LLC also will take all actions necessary and appropriate to transfer each Transferred Employee’s employment tax history for the calendar year that includes the Closing from Sprint to NewCo LLC so that each individual will receive credit after the Closing for employment taxes paid before the Closing. Sprint and NewCo will comply with employment tax reporting obligations with respect to Transferred Employees in accordance with the “standard procedure for predecessors and successors” set forth in Section 4 of Revenue Procedure 2004-53, 2004-34 IRB 320.

SECTION 11.3 Service and Other Credit.

(a) NewCo LLC will grant each Clearwire Employee and Transferred Employee full service credit for his or her service with, as applicable, Clearwire or a Clearwire Affiliate or Sprint or a Sprint Affiliate for all purposes under all of NewCo LLC’s employee benefit plans, programs and policies (other than for purposes of accrual under any defined benefit plan or, except as provided for in Section 2.7(a), vesting under any equity-based compensation plan), including vacation, holiday and severance pay plans, programs and policies (individually a “NewCo LLC Plan” and collectively the “NewCo LLC Plans”); provided, however, that such service shall not be recognized to the extent that it would result in duplication of benefits. Except as expressly set forth in this Section 11.3, NewCo LLC will not make any distinctions after the Closing with respect to compensation or benefits between NewCo LLC’s employees based on whether an employee is, or was, a Clearwire Employee or a Transferred Employee.

(b) Each Clearwire Employee and Transferred Employee will be eligible to participate in each NewCo LLC Plan at the Closing if he or she was eligible to participate immediately before the Closing in a plan, program or policy of, as applicable, Clearwire or a Clearwire Affiliate or Sprint or a Sprint Affiliate which provided comparable benefits to the benefits provided in the NewCo LLC Plan.

(c) The NewCo LLC Plan which is described in Section 401(a) of the Code will accept a direct rollover from a Sprint plan or the plan of a Sprint Affiliate which also is described in Section 401(a) of the Code.

(d) Each Clearwire Employee and Transferred Employee will receive full credit for the calendar year which includes the Closing under each NewCo LLC Plan which conditions the payment of benefits on the satisfaction of any co-payment or deductible requirements for all co-payments made and deductibles paid for the calendar year under a corresponding Sprint plan or a corresponding plan of a Sprint Affiliate, and no Clearwire Employee or dependent of a Clearwire Employee or Transferred Employee or dependent of a Transferred Employee will be subject to any pre-existing condition limitation under a NewCo LLC Plan except to the extent he or she was subject to the limitation under a corresponding Clearwire or Sprint plan or a corresponding plan of a Clearwire Affiliate or Sprint Affiliate immediately before the Closing. In addition, each Clearwire Employee and Transferred Employee will receive credit or debits under a NewCo LLC Plan that is a cafeteria plan under Section 125 of the Code equal to the sum of all contributions to the applicable Clearwire or Sprint plan made with respect to the calendar year that includes the Closing by or on behalf of the Clearwire Employee or Transferred Employee for the calendar year reduced by the sum of all claims incurred in the calendar year in which the Closing occurs and paid by the Clearwire or Sprint plan.

(e) Each Clearwire Employee and Transferred Employee will be eligible to receive no less annual paid vacation and other annual paid time off under NewCo LLC’s Plans that provide paid vacation and other paid time off as he or she was eligible to receive immediately before the Closing under the corresponding Sprint and Clearwire plans or the corresponding plans of a Sprint Affiliate or Clearwire Affiliate.

(f) Sprint will be responsible for any liability for severance pay and any amounts related to acceleration of Sprint stock options or other equity awards as a result of the transactions contemplated by this Agreement either under a Sprint plan, program or policy or a plan, program or policy of a Sprint Affiliate or under applicable Law, except that if NewCo LLC fails to offer employment to any of the individuals listed in a writing dated as of the Execution Date expressly referencing this Section 11.3(f) in accordance with the basic terms and conditions agreed upon in accordance with Section 11.1(b) and Sprint terminates the employment of such individuals within the 90 days following the Closing, then NewCo LLC will on demand from Sprint reimburse Sprint for the severance payment obligations of Sprint for such individual as set forth in such writing opposite each individual’s name to the extent paid by Sprint.

(g) The only Persons that have any rights under this Article 11 are the Parties. No other Person or Persons have any rights whatsoever (whether as a third party beneficiary or otherwise) under this Article 11. The provisions of this Article 11 are not intended to constitute an amendment to any benefit plan.

(h) NewCo LLC will reimburse Sprint for all salary and employee benefits incurred after the Closing with respect to any individual who is employed by Sprint or any of its Subsidiaries in the Sprint WiMAX Business on the Closing Date and who does not become a Transferred Employee on the Closing Date, but whom NewCo LLC has requested in writing continue to provide services to the WiMAX Business on a transitional basis after the Closing Date. NewCo LLC’s obligation to reimburse Sprint with respect to any individual will end upon the earliest to occur of the date that (i) such individual becomes a Transferred Employee, (ii) ten (10) Business Days following the date that NewCo LLC notifies Sprint that such individual is no longer needed to perform services for NewCo LLC, (iii) is no longer employed by Sprint or any of its Subsidiaries and (iv) is assigned by Sprint or any of its Subsidiaries to perform other duties. Nothing in this Section 11.3(h) is intended to require Sprint to retain any employee who does not become a Transferred Employee after the Closing, to cause NewCo LLC to be liable for severance pay (except as provided in Section 11.3(f)) or any amounts related to acceleration of stock options or other equity awards, or to impose on NewCo LLC any obligation to request the services of any employee who does not become a Transferred Employee.

ARTICLE 12

TERMINATION

SECTION 12.1 Termination. This Agreement may be terminated before the Closing:

(a) in writing by mutual consent of the Parties;

(b) by written notice from Clearwire to the other Parties, if

(i) any other Party fails to perform any of its agreements contained in this Agreement required to be performed by it at or before the Closing that would cause the condition set forth in Section 9.3(b) not to be satisfied, and such condition is incapable of being satisfied by the Termination Date,

(ii) any other Party breaches any of its representations and warranties contained in this Agreement that would cause the condition set forth in Section 9.3(a) not to be satisfied, and such condition is incapable of being satisfied by the Termination Date,

(iii) prior to the receipt of the Clearwire Stockholder Approval, Clearwire’s Board of Directors makes an Adverse Recommendation Change in compliance with the terms of this Agreement in order to enter into a definitive, written agreement concerning a Superior Proposal; provided that Clearwire shall simultaneously with any termination pursuant to this Section 12.1(b)(iii) (x) pay the amount due pursuant to Section 14.14(b) in connection with such termination and (y) enter into such definitive, written agreement, and in the case of (i) or (ii) is not cured within 30 days after Clearwire has notified the other Parties of its intent to terminate this Agreement under this Section 12.1(b), except that if Sprint or the applicable Investor, as the case may be, proceeds with reasonable diligence during the 30 day period and is unable, because of circumstances beyond its control or because of the nature of the default, to cure the default within the applicable time period, the time for cure will be extended, but in no event beyond 90 days after receipt of written notice from Clearwire of its intent to terminate;

(c) by written notice from Sprint to the other Parties, if

(i) Clearwire’s Board of Directors has made an Adverse Recommendation Change,

(ii) any other Party fails to perform any of its agreements contained in this Agreement required to be performed by it at or before the Closing that would cause the condition set forth in Section 9.2(b) not to be satisfied, and such condition is incapable of being satisfied by the Termination Date,

(iii) any other Party breaches any of its representations and warranties contained in this Agreement that would cause the condition set forth in Section 9.2(a) not to be satisfied, and such condition is incapable of being satisfied by the Termination Date, and in the case of (ii) or (iii) is not cured within 30 days after Sprint has notified the other Parties of its intent to terminate this Agreement under this Section 12.1(c), except that if Clearwire or the applicable Investor, as the case may be, proceeds with reasonable diligence during the 30 day period and is unable, because of circumstances beyond its control or because of the nature of the default, to cure the default within the applicable time period, the time for cure will be extended, but in no event beyond 90 days after receipt of written notice from Sprint of its intent to terminate;

(d) by written notice from any Investor (other than BHN) to the other Parties, if

(i) Clearwire’s Board of Directors has made an Adverse Recommendation Change,

(ii) any other Party fails to perform any of its agreements contained in this Agreement required to be performed by it at or before the Closing that would cause the condition set forth in Section 9.4(b) not to be satisfied, and such condition is incapable of being satisfied by the Termination Date,

(iii) any other Party breaches any of its representations and warranties contained in this Agreement that would cause the condition set forth in Section 9.4(a) not to be satisfied, and such condition is incapable of being satisfied by the Termination Date, and in the case of (ii) or (iii) is not cured within 30 days after the applicable Investors have notified the other Parties of their intent to terminate this Agreement under this Section 12.1(d), except that if Clearwire, Sprint or the applicable Investor, as the case may be, proceeds with reasonable diligence during the 30 day period and is unable, because of circumstances beyond its control or because of the nature of the default, to cure the default within the applicable time period, the time for cure will be extended, but in no event beyond 90 days after receipt of written notice from the applicable Investors of their intent to terminate;

(e) by written notice by any Party to the other Parties, if the Closing has not occurred by the date that is the last Business Day of the calendar month which is 12 months from the Execution Date (the “Termination Date”) for any reason other than delay or nonperformance of the Party seeking the termination, and as long as the Party giving notice of termination is not in material breach of this Agreement, except that (i) if the FCC Consent or the termination of the waiting period under the HSR Act has not occurred by such date and all other conditions have been satisfied or are capable of being satisfied as of the date, the Termination Date will be extended to the last Business Day of the calendar month which is 15 months from the Execution Date and (ii) if all other conditions have been satisfied or are then-capable of being satisfied except for the conditions set forth in Sections 9.2(e), 9.3(e) and 9.4(e) as a result of an Investor’s breach, the Termination Date may be further extended by Clearwire or Sprint by two months to allow the non-breaching Parties to seek to cause the breaching Investor to cure its breach; or

(f) by any Party if, at the Clearwire Stockholder Meeting (including any adjournment or postponement thereof), the Clearwire Stockholder Approval shall not have been obtained.

SECTION 12.2 Effect of Termination. If this Agreement terminates under this Article 12, this Agreement will immediately become void, and there will be no liability on the part of any Party or its partners, officers, directors or stockholders, except for obligations under Section 13.5 (Additional Indemnification by Sprint), Section 14.1 (Notices), Section 14.4 (Controlling Law; Amendment), Section 14.5 (Jurisdiction), Section 14.14 (Fees) and Section 14.15 (Waiver of Jury Trial) and this Section 12.2, all of which will survive the Termination Date. Notwithstanding the foregoing and notwithstanding Section 14.11, nothing contained in this Agreement will relieve any Party from liability or Damages (which the Parties acknowledge and agree shall not be limited to reimbursement of expenses or out-of-pocket costs, and may include to the extent proven the benefit of the bargain lost by a Party’s shareholders (taking into consideration relevant matters, including other combination opportunities and the time value of money), which shall be deemed in such event to be Damages of such Party) for any breach of this Agreement (including the payment of any amount due pursuant to Section 14.14(b)) giving rise to a termination of this Agreement.

ARTICLE 13

INDEMNIFICATION

SECTION 13.1 Indemnification by Sprint. From and after the Closing Date, Sprint will indemnify and defend NewCo, NewCo LLC and their Subsidiaries and their respective successors and assigns (the “NewCo Indemnified Persons”), on a net after-Tax basis, from and against any and all Damages incurred or suffered by any NewCo Indemnified Person arising out of, in connection with or relating to:

(a) any breach or inaccuracy of any representation or warranty of Sprint in Section 7.1(d) (Sprint Assets), Section 7.7(h) (Tax Treatment of Sprint Entities), Section 7.7(i) (Sprint Qualified Liabilities) or Section 7.14 (No Obligations);

(b) (i) all Taxes imposed on or measured by the income of Sprint Sub LLC, the Transfer Entities and their respective predecessors for taxable periods or portions thereof ending on or before the Closing Date; and all such Taxes of any member of an affiliated, consolidated, combined or unitary group of which Sprint or any of its Subsidiaries (including Sprint Sub LLC and any Transfer Entity or its predecessor) is or was a member on or prior to the Closing Date, including any liability imposed under Treasury Regulation Section 1.1502-6 or any similar state, local or foreign law or regulation, (ii) the sales tax liability described in items (b) and (c) on Section 7.7 of the Sprint Disclosure Schedule and (iii) any Sprint Restructuring Transfer Taxes;

(c) all Liabilities of either Sprint, any Subsidiary of Sprint (including Sprint Sub LLC and any Transfer Entity) or any ERISA Affiliate of any of the foregoing which arise under or relate to any employee benefit plan (as defined in Section 3(3) of ERISA), incentive plan or other benefit arrangement of Sprint, any Subsidiary of Sprint (including any Transfer Entity, Sprint Sub LLC or any ERISA Affiliate of any of the foregoing that is subject to Title IV of ERISA, Section 302 of ERISA, Section 412 of the Code, COBRA or any other statute or regulation that imposes liability on a so-called “controlled group” basis with or without reference to any provision of Section 414 of the Code or Section 4001 of ERISA, including by reason of the Sprint’s affiliation with any of its ERISA Affiliates or NewCo being deemed a successor to any ERISA Affiliate of Sprint or any Subsidiary of Sprint (including any Transfer Entity and Sprint Sub LLC);

(d) all Liabilities of Sprint Sub LLC or any Transfer Entity that do not relate primarily to the Sprint WiMAX Business and do not relate to or arise out of actions or omissions taken by NewCo or any of its Subsidiaries after the Closing Date; or

(e) all Liabilities of Sprint Sub LLC or any Transfer Entity that relate to any pending or future litigation brought by any party to a Sprint Affiliate Management Agreement against Sprint or any of its Affiliates or NewCo or any of its Affiliates regarding the plaintiffs’ contractual arrangements with Sprint and/or its Affiliates (collectively, the “Indemnified Litigation”).

SECTION 13.2 Indemnification Procedures.

(a) In the case of any Proceeding with respect to which Sprint (the “Indemnifying Party”) is obligated under Article 13 to indemnify any NewCo Indemnified Person (as the case may be, the “Indemnified Party”), the Indemnified Party will give prompt written notice thereof to the Indemnifying Party. In the event of any Proceeding asserted by any third party (a “Third Party Claim”), the Indemnifying Party may assume the defense of such Third Party Claim by employment of counsel reasonably satisfactory to the Indemnified Party no later than 30 days after the date of the notice. The Indemnified Party’s delay or failure to notify timely the Indemnifying Party will not relieve the Indemnifying Party of its obligations under this Article 13, except to the extent the delay has an adverse impact on the Indemnifying Party’s ability to defend against the Damages. If the Indemnifying Party does assume the defense, the Indemnified Party may, if it so desires, employ counsel at its own expense. In addition, where the named parties to a Proceeding include both the Indemnifying Party and an Indemnified Party, the Indemnified Party shall be entitled to retain its own counsel, at the Indemnifying Party’s expense, where the Indemnified Party has been advised by counsel that there are conflicts of interest between the Indemnifying Party and the Indemnified Party which make representation by the same counsel not appropriate.

(b) The Indemnifying Party may, without the Indemnified Party’s consent, settle or compromise any Third Party Claim or consent to the entry of any judgment if the settlement, compromise or judgment involves only the payment of money by the Indemnifying Party (which payment is made or adequately provided for at the time of the settlement, compromise or judgment), or provides for unconditional release by the claimant or plaintiff of the Indemnified Party (and all of its Affiliates) from all liability with respect to the Third Party Claim and does not impose injunctive relief, admissions against interest or operating restrictions against any of the Indemnified Party or any of its Affiliates. Subject to the provisions of Section 13.2(c), the Indemnified Party will not settle or compromise any Third Party Claim without the prior written consent of the Indemnifying Party.

(c) The Indemnified Party will provide reasonable assistance to the Indemnifying Party in the defense of the Third Party Claim. If the Indemnifying Party does not so assume the defense, the Indemnified Party may do so, with all reasonable costs and expenses thereof being borne by the Indemnifying Party, except that, the Indemnified Party will not, without the prior written consent of the Indemnifying Party, which consent will not to be unreasonably withheld, settle or compromise any Third Party Claim or consent to the entry of any judgment if such settlement, compromise or judgment involves injunctive or other non-monetary relief that adversely affects the Indemnifying Party.

(d) Any refunds of Taxes indemnified or subject to indemnification by Sprint under Section 13.1(b) that are received by NewCo, NewCo LLC or their Subsidiaries will be paid over to Sprint, net of any costs (including Tax costs) incurred or reasonably expected to be incurred by NewCo LLC or any member or subsidiary thereof in recovering or by reason of receipt of such refunds, promptly upon receipt.

SECTION 13.3 Limitation of Liability.

(a) Notwithstanding anything to the contrary set forth in this Agreement, no Indemnifying Party will be liable for any breach or inaccuracy of any representation or warranty of Sprint in Section 7.14 (No Obligations) unless the aggregate amount of Damages incurred by the Indemnified Parties with respect to breaches or inaccuracies of the representations or warranties of Sprint in Section 7.14 (No Obligations) exceeds $25 million (the “Deductible Amount”) and then only to the extent of such excess.

(b) No Party will be liable to any other Party for special, indirect, incidental, exemplary, consequential or punitive damages, or loss of profits, arising from the relationship of the Parties or the conduct of business under, or breach of, this Agreement, except where the damages or loss of profits (i) are claimed by or awarded to a third party in a claim or (ii) arise from a Party’s willful misconduct or intentional misrepresentation.

SECTION 13.4 Claims Period. No Indemnified Party may make a claim against an Indemnifying Party (a) under Section 13.1(a) (other than to the extent relating to the breach of a representation set forth in Section 7.7(h) or Section 7.7(i)) after the third anniversary of the Closing Date or (b) under Section 13.1(a) (to the extent relating to a claim for the breach of a representation set forth in Section 7.7(h) or Section 7.7(i)), after the expiration of any applicable statutes of limitation (the applicable period, the “Claims Period”); provided that claims under Sections 13.1(b)-(e) and Section 13.5 may be made and shall survive indefinitely. Notwithstanding the foregoing, if, before the close of business on the last day of the applicable Claims Period, an Indemnifying Party has been properly notified of a claim for indemnity under this Agreement and the claim has not been finally resolved or disposed of at that date, the claim will continue to survive and will remain a basis for indemnity under this Agreement until the claim is finally resolved or disposed of in accordance with the terms of this Agreement.

SECTION 13.5 Additional Indemnification by Sprint. From and after the date hereof, Sprint will indemnify and defend each of the other Parties hereto and their Subsidiaries and their respective successors and assigns (the “Additional Indemnified Persons”), on a net after-Tax basis, from and against any and all Damages incurred or suffered by any Additional Indemnified Person arising out of, in connection with or relating to the Indemnified Litigation. Sections 13.2 and 13.3(b) shall apply fully, mutatis mutandis, to the indemnification provided provided under this Section 13.5 (with Section 13.2 applying as if, for purposes of that Section, the Additional Indemnified Persons were NewCo Indemnified Persons). None of the Investors or their Subsidiaries or their respective successors and assigns will be entitled to make any claim under this Section 13.5 for any actual or alleged diminution in value of their NewCo Capital Stock or membership interests in NewCo LLC.

SECTION 13.6 Exclusion of Other Remedies. From and after the Closing Date, the indemnification obligations set forth in this Article 13 will constitute the sole and exclusive remedies of the Parties for any Damages based on, arising out of or otherwise in respect of any matter addressed in Section 13, except for remedies involving specific performance or other equitable relief.

ARTICLE 14

MISCELLANEOUS PROVISIONS

SECTION 14.1 Notices. All notices, communications and deliveries under this Agreement will be made in writing signed by or on behalf of the Party making the notice, communication or delivery, will specify the Section under this Agreement under which it is given or being made, and will be delivered by first class mail (certified or registered mail, postage prepaid, return receipt requested), by hand or established overnight courier (with evidence of delivery and postage and other fees prepaid) or facsimile transmission (with facsimile acknowledgment) as follows:

To Clearwire:	Clearwire Corporation
4400 Carillon Point
Kirkland, Washington 98033
Attention: Chief Executive Officer
Facsimile No.: (425) 828-8061

with copies to:

Clearwire Corporation
4400 Carillon Point

Kirkland, Washington 98033
Attention: Legal Department
Facsimile No.: (425) 216-7776

Davis Wright Tremaine LLP
1201 Third Avenue, Suite 2200
Seattle, Washington 98101
Attention: Sarah English Tune
Facsimile No.: (206) 757-7161

Kirkland & Ellis LLP
Citigroup Center
153 East 53rd Street
New York, New York 10022
Attention: Joshua N. Korff
Facsimile No.: (212) 446-6460

To Sprint:	Sprint Nextel Corporation
2001 Edmund Halley Drive
Reston, Virginia 20191
Attention: President of Strategic Planning and Corporate Initiatives
Facsimile No.: (703) 433-4034

with copies to:

Sprint Nextel Corporation
6200 Sprint Parkway
Overland Park, Kansas 66251
Attention: Vice President - Law, Corporate Transactions and Business Law
Facsimile No.: (913) 523-9803

King & Spalding LLP
1180 Peachtree Street, N.E.
Atlanta, Georgia 30309
Attention: Michael J. Egan
Facsimile No.: (404) 572-5100

To Comcast:	Comcast Corporation
One Comcast Center
1701 John F. Kennedy Boulevard
Philadelphia, Pennsylvania 19103
Attention: Chief Financial Officer
Facsimile No.: (215) 286-1240

with copies to:

Comcast Corporation
One Comcast Center
1701 John F. Kennedy Boulevard
Philadelphia, Pennsylvania 19103
Attention: General Counsel
Facsimile No.: (215) 286-7794

Davis Polk & Wardwell
450 Lexington Avenue
New York, New York 10017
Attention: David L. Caplan
Facsimile No.: (212) 450-3800

To TWC:	Time Warner Cable Inc.
One Time Warner Center
North Tower
New York, New York 10019
Attention: General Counsel
Facsimile No.: (212) 364-8254

with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019-6064
	Attention:	Matthew W. Abbott Robert B. Schumer
Facsimile No.: (212) 757-3990

To BHN:	Bright House Networks, LLC
c/o Advance/Newhouse Partnership
5000 Campuswood Drive
East Syracuse, New York 13057
Attention: Mr. Leo Cloutier
Facsimile No.: (315) 438-4643

with a copy to:

Sabin, Bermant & Gould LLP
Four Times Square
New York, New York 10036
Attention: Arthur J. Steinhauer, Esq.
Facsimile No.: (212) 381-7218

To Google:	Google Inc.
1600 Amphitheatre Parkway
Mountain View, California 94043
Attn: General Counsel
Facsimile No.: (650) 887-2421

with a copy to:

Wilson Sonsini Goodrich & Rosati, P.C.
650 Page Mill Road
Palo Alto, California 94304
Attn: David Segre, Esq.
Facsimile No.: (650) 493-6811

To Intel:	Intel Corporation
2200 Mission College Blvd., MS RN6-65
Santa Clara, California 95054-1549
Attention: President, Intel Capital
Facsimile No.: (408) 765-8871

Intel Corporation
2200 Mission College Blvd., MS RN6-59
Santa Clara, California 95054-1549
Attention: Intel Capital Portfolio Manager
Facsimile No.: (408) 765-6038

Intel Corporation
2200 Mission College Blvd., MS RN4-151
Santa Clara, California 95054-1549
Attention: Intel Capital Group General Counsel
Facsimile No.: (408) 653-9098

Intel Corporation
2200 Mission College Blvd., MS RN5-125
Santa Clara, California 95054-1549
Attention: Director, U.S. Tax and Trade
Facsimile No.: (408) 765-1733

with copies to:

Gibson, Dunn & Crutcher LLP
1881 Page Mill Road
Palo Alto, California 94304
Attention: Gregory T. Davidson
Facsimile No.: (650) 849-5050

Gibson, Dunn & Crutcher LLP
333 South Grand Avenue
Los Angeles, California 90071-3197
Attention: Paul S. Issler
Facsimile No.: (213) 229-6763

or to the other representative or at the other address of a party as the party may furnish to the other parties in writing. Any notice, communication or delivery will be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, communication or delivery shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

SECTION 14.2 Schedules and Exhibits. The Disclosure Schedules and Exhibits are incorporated into this Agreement and are made a part of this Agreement as if set out in full in this Agreement.

SECTION 14.3 Assignment; Successors in Interest. No assignment or transfer by any Party of the Party’s rights and obligations under this Agreement will be made except with the prior written consent of the other Parties, except that each Investor may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to one or more, but no more than five, of its direct or indirect wholly owned Subsidiaries at any time; provided that such transfer or assignment does not delay or adversely affect the Closing and shall not relieve such Investor of its obligations hereunder or enlarge, alter or change any obligation of any other Party hereto or due to such Investor; provided, further, that to the extent any Investor assigns the right to make all or a portion of its Investment to any direct or indirect wholly owned Subsidiary in accordance with the immediately preceding proviso, such Subsidiary shall, upon making all or such portion of such Investment at the Closing, become a “Equityholder” and “Member” of NewCo and NewCo LLC, respectively, at the Closing. This Agreement will be binding on and will inure to the benefit of the Parties and their successors and permitted assigns, and any reference to a Party will also be a reference to the successors (whether by merger, operation of law or otherwise) or permitted assigns of that Party.

SECTION 14.4 Controlling Law; Amendment. This Agreement will be governed by and construed and enforced in accordance with the internal Laws of the State of Delaware without reference to its choice of law rules. This Agreement may not be amended, modified or supplemented except by written agreement of the Parties.

SECTION 14.5 Jurisdiction. Any Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Transactions may only be brought in the courts of the State of Delaware or the federal courts located in the State of Delaware, and each of the Parties consents to the jurisdiction of the courts (and of the appropriate appellate courts therefrom) in any Proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any Proceeding in any court or that any Proceeding that is brought in any court has been brought in an inconvenient forum. Process in any Proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of the court. Without limiting the foregoing, each Party agrees that service of process on the Party as provided in Section 14.1 will be deemed effective service of process on the Party.

SECTION 14.6 Specific Performance and Other Remedies. Each Party acknowledges that the rights of each Party to consummate the Transactions are special, unique and of extraordinary character and that, if any Party violates or fails or refuses to perform any covenant or agreement made by it in this Agreement, the non-breaching Party or Parties may be without an adequate remedy at law. Notwithstanding the provisions of Section 13.6, if any Party violates or fails or refuses to perform any covenant or agreement made by the Party in this Agreement, the non-breaching Party or Parties may, subject to the terms of this Agreement and in addition to any remedy at law for damages or other relief, institute and prosecute a Proceeding in any court of competent jurisdiction to enforce specific performance of the covenant or agreement or seek any other equitable relief.

SECTION 14.7 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of the prohibition or unenforceability without invalidating the remaining provisions of this Agreement, and any prohibition or unenforceability in one jurisdiction will not invalidate or render unenforceable the provision in any other jurisdiction. If permitted by Law, each Party waives any provision of Law that renders any provision prohibited or unenforceable in any respect.

SECTION 14.8 Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, and it will not be necessary in making proof of this Agreement or the terms of this Agreement to produce or account for more than one counterparts.

SECTION 14.9 Enforcement of Certain Rights. Except (i) as set forth in Section 10.6 and (ii) NewCo’s rights pursuant to Article 13, nothing expressed or implied in this Agreement is intended, or will be construed, to confer on or give any Person other than the Parties, and their successors or permitted assigns, any right, remedy, obligation or liability under or by reason of this Agreement, or result in the Person’s being deemed a third party beneficiary of this Agreement.

SECTION 14.10 Waiver. Any provision of this Agreement may be waived if, but only if, such waiver is in writing and is signed by the Party against whom the waiver is to be effective. A waiver by a Party of the performance of any covenant, agreement, obligation, condition, representation or warranty will not be construed as a waiver of any other covenant, agreement, obligation, condition, representation or warranty. A waiver by any Party of the performance of any act will not constitute a waiver of the performance of any other act or an identical act required to be performed at a later time.

SECTION 14.11 Non-Survival of Representations and Warranties and Agreements. Except for the representations and warranties contained in Section 4.3(d) and described in Section 13.1(a), the representations and warranties in this Agreement will terminate at the Closing Date or on the termination of this Agreement under Section 12.1. Any covenant or other agreement of any Party herein shall survive the Closing hereunder indefinitely or for such lesser period of time as may be specified herein; provided that with respect to any covenant or other agreement that would otherwise terminate at a specified time, breaches of such covenant or other agreement will survive the Closing indefinitely. No Party to this Agreement will have or make any claim against any other Party to this Agreement with respect to or arising out of the Transactions except with respect to those agreements that survive Closing or the termination of this Agreement under Section 12.1, and, in any event, solely under the explicit provisions of this Agreement.

SECTION 14.12 Integration. This Agreement supersedes all negotiations, agreements and understandings among the Parties with respect to the subject matter of this Agreement, and, together with the Transaction Related Agreements, constitutes the entire agreement among the Parties with respect to the Transactions.

SECTION 14.13 Cooperation Following the Closing. Following the Closing, each Party will deliver to the other Party the further information and documents and will execute and deliver to the other Party the further instruments and agreements as any other Party may reasonably request to consummate or confirm the Transactions, to accomplish the purpose of this Agreement or to assure to the other Party the benefits of this Agreement.

SECTION 14.14 Fees.

(a) Each Party will pay any HSR Act filing fees applicable to such Party and any filing fees related to any filing made by such Party under foreign antitrust Laws. Except as set forth in Section 10.11, each Party will pay its own fees, costs and expenses incurred in connection with this Agreement and the Transactions, including the fees, costs and expenses of its accountants, investment banks and counsel; provided that the fees payable by Clearwire and any of its Subsidiaries (including, after the Closing, NewCo and any of its Subsidiaries) to the Independent Advisor shall not be in excess of the amount set forth on Section 6.19 of the Clearwire Disclosure Schedule.

(b) If a Clearwire Payment Event (as defined below) occurs, Clearwire will pay (by wire transfer of immediately available funds), no later than the time specified in Section 14.14(c) below, to Sprint, a fee of $60,000,000. “Clearwire Payment Event” means the termination of this Agreement under

(i) Section 12.1(b)(iii), 12.1(c)(i), or 12.1(d)(i),

(ii) Section 12.1(c)(ii) or 12.1(d)(ii), solely due to a breach by Clearwire, or

(iii) Section 12.1(e) or Section 12.1(f) only if (A) before the Clearwire Stockholder Meeting an Acquisition Proposal will have been made to Clearwire or will have been made directly to the stockholders of Clearwire generally or will have otherwise become publicly known or any Person will have publicly announced an intention (whether or not conditional and whether or not withdrawn) to make an Acquisition Proposal and (B) within 12 months following the date of the termination: (1) Clearwire merges with or into, or is acquired, directly or indirectly, by merger or otherwise by, a third party; (2) a third party, directly or indirectly, acquires more than 50% of the total assets of Clearwire and its Subsidiaries, taken as a whole; (3) a third party, directly or indirectly, acquires more than 50% of the outstanding shares of Clearwire Capital Stock or (4) Clearwire or any Clearwire Subsidiary(ies) will have entered into any contract or agreement providing for any of the actions, or the Clearwire Board of Directors recommends to its stockholders any transaction that would have any of the effects, described in any of the immediately preceding clauses (1) through (3).

(c) If a Clearwire Payment Event occurs, Clearwire shall pay to Sprint the amount due to Sprint pursuant to Section 14.14(b) as follows: (x) simultaneously with the occurrence of such Clearwire Payment Event, if the Agreement is terminated by Clearwire pursuant to Section 12.1(b)(iii) or (y) within two Business Days following such Clearwire Payment Event, if the Agreement is terminated with respect to any other Clearwire Payment Event.

(d) Each of the Parties acknowledges that the agreements contained in this Section 14.14 are an integral part of the Transactions contemplated by this Agreement and that, without these agreements, no Party would enter into this Agreement. Accordingly, if Clearwire fails promptly to pay any amount due under this Section 14.14, Clearwire will also pay any costs and expenses incurred by Sprint in connection with a legal action to enforce this Agreement that results in a judgment against the non-paying party for that amount, together with interest on the amount of any unpaid fee or expense at the publicly announced prime rate of Citibank, N.A. from the date that fee was required to be paid to, but excluding, the payment date.

SECTION 14.15 Waiver of Jury Trial. Each of the Parties irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement or the Transactions.

SECTION 14.16 Investor Rights and Obligations. Notwithstanding any other provision of this Agreement to the contrary, (a) the obligations of each of Comcast, TWC, BHN, Google and Intel under this Agreement shall be several with respect to itself (and not joint or joint and several) and (b) the rights granted to the Investors or each of Comcast, TWC, BHN, Google and Intel under this Agreement (including, rights to invoke Closing Conditions, to terminate this Agreement and to enforce covenants, except as specifically provided in this Agreement) may be exercised by each such Investor individually. For the avoidance of doubt and notwithstanding anything to the contrary in this Agreement, none of Time Warner Inc. or any of its Affiliates other than TWC shall have any obligations or liabilities under this Agreement, express, implied or otherwise.

SECTION 14.17 Interpretation. Unless the context of this Agreement otherwise clearly requires,

(a) references to the plural include the singular, and references to the singular include the plural,

(b) the words “include,” “includes” and “including” do not limit the preceding terms or words and will be deemed to be followed by the words “without limitation,”

(c) references to any Person include the successors and permitted assigns of that Person,

(d) the terms “day” and “days” mean and refer to calendar day(s),

(e) the terms “year” and “years” mean and refer to calendar year(s), and

(f) the words “in full force and effect,” when used with respect to any contract, agreement or other arrangement that is binding or purports to be binding, mean, without limitation, that, if applicable, such contract, agreement or arrangement has been assumed by the relevant party pursuant to Section 365 of the Bankruptcy Code.

Unless otherwise set forth in this Agreement, references in this Agreement to

(i) any document, instrument or agreement (including this Agreement)

(A) includes and incorporates all Schedules and Exhibits,

(B) includes all documents, instruments or agreements issued or executed in replacement of those documents, instruments or agreements, and

(C) means the document, instrument or agreement, or replacement or predecessor thereto, as amended, modified or supplemented from time to time in accordance with its terms and in effect at any given time, and

(ii) all Article, Section, Schedule and Exhibit references in this Agreement are to Articles, Sections, Schedules and Exhibits of this Agreement, unless otherwise specified. This Agreement will not be construed as if prepared by one of the Parties, but rather according to its fair meaning as a whole, as if all Parties had prepared it.

[Rest of page intentionally left blank]

IN WITNESS WHEREOF, the parties to this Agreement have executed this Transaction Agreement and Plan of Merger as of the date set forth in the first paragraph of this Agreement.

CLEARWIRE CORPORATION

By:	/s/ Benjamin G. Wolff
Name:	Benjamin G. Wolff
Title:	Chief Executive Officer

[Signature Page to the Transaction Agreement and Plan of Merger]

SPRINT NEXTEL CORPORATION

By:	/s/ Keith O. Cowan
Name:	Keith O. Cowan
Title:	President of Strategic Planning and Corporate Initiatives

[Signature Page to the Transaction Agreement and Plan of Merger]

COMCAST CORPORATION

By:	/s/ Robert S. Pick
Name:	Robert S. Pick
Title:	Senior Vice President

[Signature Page to the Transaction Agreement and Plan of Merger]

TIME WARNER CABLE INC.

By:	/s/ Robert D. Marcus
Name:	Robert D. Marcus
Title:	Senior Executive Vice President and Chief Financial Officer

[Signature Page to the Transaction Agreement and Plan of Merger]

BRIGHT HOUSE NETWORKS, LLC

By:	/s/ Leo Cloutier
Name:	Leo Cloutier
Title:	Vice President, Strategy & Partnership

[Signature Page to the Transaction Agreement and Plan of Merger]

GOOGLE INC.

By:	/s/ Kent Walker
Name:	Kent Walker
Title:	Vice President and General Counsel

[Signature Page to the Transaction Agreement and Plan of Merger]

INTEL CORPORATION

By:	/s/ Arvind Sodhani
Name:	Arvind Sodhani
Title:	Executive Vice President President, Intel Capital

[Signature Page to the Transaction Agreement and Plan of Merger]

EXHIBIT A

DEFINITIONS

For purposes of this Agreement, the following terms have the meanings set forth on this Exhibit A:

“2.5 GHz Spectrum” means any spectrum authorized by the FCC under licenses for BRS or EBS.

“3G MVNO Agreement” means the MVNO Support Agreement dated as of the date hereof, among Sprint Spectrum L.P., BHN Spectrum Investments, LLC, Comcast MVNO II, LLC and TWC Wireless, LLC, as amended, modified or supplemented from time to time.

“Accounting Referee” has the meaning set forth in Section 1.2(c).

“Acquisition Proposal” means, other than the Transactions, in respect of Clearwire, any offer, proposal or inquiry relating to, or any indication of interest in, (i) any acquisition or purchase, direct or indirect, of 20% or more of the consolidated assets of Clearwire and its Subsidiaries or over 20% of any class of equity or voting securities of Clearwire or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of Clearwire in a single transaction or a series of related transactions, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in a Person beneficially owning 20% or more of any class of equity or voting securities of Clearwire or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of Clearwire in a single transaction or a series of related transactions, or (iii) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving Clearwire or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of Clearwire in a single transaction or a series of related transactions.

“Additional Indemnified Persons” has the meaning set forth in Section 13.5.

“Adjustment Amount” means, with respect to an Investor making its Investment (or the applicable portion of its Investment) under Section 4.1, the number equal to the number of Class B Common Units issued to such Investor pursuant to Section 4.1(a), or with respect to an Investor making its Investment (or the applicable portion of its Investment) under Section 4.2, the number equal to the number of shares of Class A Common Stock issued to such Investor pursuant to Section 4.2(a), in each case minus the quotient (rounded to the nearest whole number) obtained by dividing such Investor’s Investment by the NewCo Volume Weighted Share Price.

“Adjustment Date” means the date that is the ninetieth (90th) day after the Closing Date, or the following Business Day if that date is not a Business Day.

“Adverse Recommendation Change” means either (i) any failure by the Board of Directors of Clearwire to make, or any withdrawal or modification in a manner adverse to Sprint or the Investors of, the Clearwire Recommendation or (ii) any recommendation by Clearwire’s Board of Directors of an Acquisition Proposal.

“Affiliate” means, with respect to any Person, any other Person, directly or indirectly, controlling, controlled by, or under common control with, the Person; provided that following the Closing, (i) neither NewCo nor any of its Subsidiaries shall be considered an Affiliate of any of Sprint or the Investors or their respective Affiliates (other than NewCo and its Subsidiaries) and (ii) none of Sprint or the Investors or their respective Affiliates (other than NewCo and its Subsidiaries) shall be considered an Affiliate of NewCo and its Subsidiaries. For purposes of this definition, the term “control” (including the correlative terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Ancillary Agreements” means, collectively, the following documents:

(i) the 3G MVNO Agreement,

(ii) the 4G MVNO Agreement to be entered into as of the Closing Date among NewCo LLC, Sprint Spectrum L.P., BHN Spectrum Investments, LLC, Comcast MVNO II, LLC and TWC Wireless, LLC, substantially in the form agreed to by the Parties as of the date of this Agreement,

(iii) the Network Master Services Agreement to be entered into as of the Closing Date between NewCo LLC and Sprint Solutions, Inc., substantially in the form agreed to by the Parties as of the date of this Agreement,

(iv) the IT Master Services Agreement to be entered into as of the Closing Date between NewCo LLC and Sprint Solutions, Inc., substantially in the form agreed to by the Parties as of the date of this Agreement,

(v) the Master Site Agreement to be entered into as of the Closing Date between NewCo LLC and a Subsidiary of Sprint, substantially in the form agreed to by the Parties as of the date of this Agreement,

(vi) the Intellectual Property Agreement to be entered into as of the Closing Date between NewCo LLC and Sprint, substantially in the form agreed to by the Parties as of the date of this Agreement,

(vii) the Google Agreements,

(viii) the Intel Agreements,

(ix) the Registration Rights Agreement,

(x) the Secured Note Documentation,

(xi) the Equityholders’ Agreement,

(xii) the NewCo LLC Agreement,

(xiii) the Parent Agreements to be entered into as of the Closing Date, substantially in the form attached as Exhibit G to the Equityholders’ Agreement,

(xiv) the Strategic Investor Agreement entered into among Comcast, TWC, BHN and Google as of the date hereof, as amended from time to time,

(xv) the National Retailer Agreement to be entered into as of the Closing Date between Sprint and NewCo, substantially in the form agreed to by the Parties as of the date of this Agreement,

(xvi) the Authorized Sales Representative Agreement to be entered into as of the Closing Date between Sprint and NewCo, substantially in the form agreed to by the Parties as of the date of this Agreement,

(xvii) the Letter Agreement re: Open Patent Alliance, LLC entered into as of the date hereof among Clearwire, Sprint and Intel, and

(xviii) the Joinder to LLC Agreement to be entered into among Sprint, Clearwire and Open Patent Alliance, LLC, substantially in the form agreed to by the Parties as of the date of this Agreement.

“Assumed Note” has the meaning set forth in Section 1.2(a).

“Bankruptcy” means, with respect to any Person, (i) one or more lenders notify such Person in writing that such lender(s) are declaring amounts in excess of $1 billion in the aggregate owed to such lender(s) to be immediately due and payable prior to the scheduled maturity of such obligations and such Person has not repaid such debt or cured the default(s) giving rise to such notification within the earlier of (A) 10 Business Days after receipt of such notification and (B) the satisfaction or waiver of the Closing Conditions (excluding conditions that by their nature cannot be satisfied until the Closing); (ii) such Person applies for, consents to, or acquiesces in, the appointment of a trustee, receiver, sequestrator or other custodian for substantially all of its property; (iii) such Person, in the absence of an application, consents or acquiesces, permits or suffers to exist the appointment of a trustee, receiver, sequestrator or other custodian for it or substantially all of its property; (iv) such Person voluntarily commences any bankruptcy, reorganization, or other case or proceeding under any bankruptcy, insolvency or similar laws affecting creditors’ rights, or any dissolution, winding up or liquidation proceeding; (v) such Person fails to obtain the dismissal of any petition for the commencement of a case under any present or future bankruptcy, insolvency or similar statute, law or regulation within the earlier of (A) sixty (60) days and (B) the satisfaction or waiver of the Closing Conditions (excluding conditions that by their nature cannot be satisfied until the Closing); (vi) such Person admits in writing that it will be unable to pay its debts as they come due; (vii) such Person has made a general assignment for the benefit of creditors; (viii) the board of directors of such

Person takes any action authorizing any of the foregoing; or (ix) (A) the present fair market value of such Person’s assets is less than the amount that will be required to pay its probable liability on its existing debts as they become absolute and matured or (B) the sum of such Person’s debts (as such term is defined in Section 101 of the Bankruptcy Code) is greater than all of its property, at fair market valuation, exclusive of property transferred, concealed or removed with the intent to hinder, delay or defraud its creditors. Notwithstanding the foregoing, subsection (i) shall not apply with respect to a notice of default resulting from the failure of Clearwire to obtain the Credit Agreement Consent if the applicable Parties have waived the Closing Conditions in Section 9.1(o).

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute.

“Bankruptcy Exception” has the meaning set forth in Section 6.1(a).

“BHN” has the meaning set forth in the Preamble.

“BRS” Broadband Radio Service means radio service licensed by the FCC under Part 27 of Title 47 of the Code of Federal Regulations, as amended and interpreted by the FCC, which can be used to provide fixed and mobile wireless services.

“BTA” means a Basic Trading Area, as determined by the FCC.

“Burdensome Condition” has the meaning set forth in Section 10.3(d).

“Business Day” means a day that is not a Saturday or Sunday or other day that banks are authorized by Law to be closed in New York, New York.

“Capital Stock” of any entity means the issued and outstanding equity interests, including limited liability company interests, of the entity.

“Cash Payment” has the meaning set forth in Section 1.2(b).

“Certificate of Merger” has the meaning set forth in Section 2.4.

“Certificates” has the meaning set forth in Section 2.6(a).

“Claims Period” has the meaning set forth in Section 13.4.

“Class A Common Stock” has the meaning set forth in the Recitals.

“Class A Common Units” has the meaning set forth in the NewCo LLC Agreement.

“Class B Common Stock” has the meaning set forth in the Recitals.

“Class B Common Units” has the meaning set forth in the NewCo LLC Agreement.

“Clearwire” has the meaning set forth in the Preamble.

“Clearwire Assets” means:

(i) the Clearwire Contracts;

(ii) the Clearwire Licenses;

(iii) the Clearwire Leases;

(iv) the Clearwire Network Assets; and

(vi) all Governmental Licenses relating to any Clearwire License, Clearwire Lease or Clearwire Network Asset.

“Clearwire Benefit Plans” has the meaning set forth in Section 6.16.

“Clearwire Budget” means the budget in the form agreed to by Clearwire and the Investors and that has been provided to the Investors (but not to Sprint).

“Clearwire Capital Stock” means the Capital Stock of Clearwire.

“Clearwire Class A Common Stock” has the meaning set forth in the Recitals.

“Clearwire Class B Common Stock” has the meaning set forth in the Recitals.

“Clearwire Closing Date MHz-Pops” has the meaning set forth in Section 9.2(d).

“Clearwire Contracts” means any contracts of Clearwire or any of Subsidiaries (other than Clearwire Licenses or Clearwire Leases).

“Clearwire De Facto Transfer Lease” means a Clearwire Lease that is a long term de facto transfer leasing arrangement pursuant 47 C.F.R. 1.9030.

“Clearwire Disclosure Schedule” has the meaning set forth in the preamble to Article 6.

“Clearwire Employee” means each employee of Clearwire or its Subsidiaries as of the Closing Date.

“Clearwire In-Lease” means any Clearwire Lease other than (i) a Lease under which Clearwire or any of its Subsidiaries is the lessor or sublessor or (ii) any such Lease under which Clearwire or any of its Subsidiaries is the lessee of a Sprint License.

“Clearwire Lease” means any Lease under which Clearwire or any of the Domestic Clearwire Subsidiaries is a party and that encumbers any License.

“Clearwire Leased FCC Licenses” has the meaning set forth in Section 6.4(h).

“Clearwire Licenses” means the Licenses held by Clearwire or any of the Domestic Clearwire Subsidiaries.

“Clearwire License Disputes” has the meaning set forth in Section 6.6(b).

“Clearwire License Facilities” has the meaning set forth in Section 6.3(c).

“Clearwire Material Adverse Effect” means any state of facts, change, event, effect or occurrence (when taken together with all other states of fact, changes, events, effects or occurrences) that is or would be reasonably likely to be materially adverse to (a) the condition (financial or otherwise), business, assets or liabilities of Clearwire and its Subsidiaries taken as a whole, or (b) the ability of Clearwire and NewCo to consummate any of the Transactions. However, none of the following, either alone or in combination, will constitute or be taken into account in determining whether there has been a Clearwire Material Adverse Effect for purposes of clause (a): (i) any change in the market price of the Capital Stock of Clearwire after the date of this Agreement (except this clause (i) does not exclude any underlying circumstance, change, event, fact, development or effect that may have caused that change in market price), (ii) changes, circumstances or conditions generally affecting any industry in which Clearwire or any of its Subsidiaries participate and not having a materially disproportionate effect on Clearwire and its Subsidiaries, as compared to other companies in its industry, (iii) changes generally affecting United States or global economic conditions or financial, banking or securities markets, (iv) the suspension of trading in or the delisting of Clearwire’s securities on the Nasdaq Stock Market or any other national securities exchange or other trading market, (except this clause (iv) does not exclude any underlying circumstances, change, event, fact, development or effect that may have caused the suspension or delisting), (v) changes resulting from a change in any applicable law, rule or regulation or GAAP or official interpretation thereof or other accounting requirement or principle and not having a materially disproportionate effect on Clearwire and its Subsidiaries as compared to other companies in its industry, (vi) changes resulting from any act of God; (vii) changes resulting from any act of war or terrorism (or any escalation thereof) or any national or international political or social event or condition, including the engagement by the United States in hostilities or the expansion of hostilities ongoing on the date of this Agreement, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States and not uniquely targeting or having a unique or materially disproportionate effect on Clearwire and its Subsidiaries, or (viii) changes, facts, circumstances or conditions attributable solely to the announcement or existence of this Agreement or any Transaction contemplated by or in compliance with any term of this Agreement; provided, however, that the exception in this clause (viii) will not be deemed to apply to references of Clearwire Material Adverse Effect in the representations and warranties set forth in Sections 6.2 and 6.10 and, to the extent related to such representations and warranties, the conditions set forth in Sections 9.2(a) and 9.4(a).

“Clearwire Network Assets” means the tower sites, equipment and related assets (including design plans) owned by Clearwire or any of the Domestic Clearwire Subsidiaries and used solely in connection with the Clearwire Licenses.

“Clearwire Out-Lease” means any Clearwire Lease under which Clearwire or any of its Subsidiaries is the lessor or sublessor, other than any such Lease under which (i) Sprint or any of its Subsidiaries is the lessee of a Clearwire License (ii) that expires by its terms within 12 months of the Execution Date or (iii) the terms of which permit Clearwire to terminate such Clearwire Lease within 12 months of the Execution Date.

“Clearwire Payment Event” has the meaning set forth in Section 14.14(b).

“Clearwire Recommendation” has the meaning set forth in Section 10.7.

“Clearwire Stockholder Approval” has the meaning set forth in Section 6.1(a).

“Clearwire Stockholder Meeting” has the meaning set forth in Section 10.7.

“Clearwire Stock Option” has the meaning set forth in Section 2.7(a).

“Clearwire Stock Option Plans” has the meaning set forth in Section 2.7(a).

“Clearwire Sub LLC” has the meaning set forth in the Recitals.

“Clearwire Transaction Tax Items” has the meaning set forth in Section 6.7(i).

“Clearwire Warrant” has the meaning set forth in Section 2.8.

“Clearwire Warrant Agreements” has the meaning set forth in Section 2.8.

“Closing” has the meaning set forth in Section 2.3.

“Closing Conditions” has the meaning set forth in Section 2.1.

“Closing Date” means the date on which the Closing occurs.

“Code” has the meaning set forth in the Recitals.

“Comcast” has the meaning set forth in the Preamble.

“Communications Act” means the Communications Act of 1934 and all regulations and rules promulgated under it.

“Consents” means the Governmental Consents, the consents set forth on Section 6.2 of the Clearwire Disclosure Schedule and Section 7.2 of the Sprint Disclosure Schedule and any other third party consent required to effect any aspect of the Transactions.

“Credit Agreement” means the Credit Agreement dated as of July 3, 2007 among Clearwire, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Citigroup Global Markets Inc., as Co-Documentation Agents, JPMorgan Chase Bank, N.A., as Syndication Agent, Morgan Stanley & Co., Inc., as Collateral Agent, Morgan Stanley Senior Funding, Inc., as Administrative Agent, and the lenders thereto, as amended from time to time.

“Credit Agreement Consent” has the meaning set forth in Section 9.1(o).

“Credit Agreement Refinancing” has the meaning set forth in Section 9.1(o)).

“Daily Sales Price” for any Trading Day means the volume weighted intraday average price per share of Class A Common Stock as of the closing of the Trading Day as reported by Nasdaq or the NYSE, if applicable.

“Damages” means the amount of any loss, liability, claim, damage, Taxes, expense (including costs of investigation and defense and reasonable attorneys’ fees) or diminution of value, whether or not involving a third-party claim.

“Deductible Amount” has the meaning set forth in Section 13.3(a).

“Debt Financing” has the meaning set forth in Section 10.8(d).

“Delaware Law” has the meaning set forth in Section 2.2.

“Disclosure Schedule” means the disclosure schedules to this Agreement delivered by the Parties on the Execution Date.

“DGCL” has the meaning set forth in Section 2.2.

“DLLC” has the meaning set forth in Section 2.2.

“D&O Insurance” has the meaning set forth in Section 10.6(b).

“Domestic Clearwire Subsidiary” means any Subsidiary of Clearwire other than Clearwire International LLC and its Subsidiaries.

“Eagle River” has the meaning set forth in the Recitals.

“EBS” means Educational Broadband Service, a fixed or mobile service, the licensees of which are educational institutions or non-profit educational organizations, and intended primarily for video, data, or voice transmissions of instructional, cultural, and other types of educational material licensed by the FCC under Part 27 of Title 47 of the Code of Federal Regulations, as amended and interpreted by the FCC.

“Effective Time” has the meaning set forth in Section 2.4.

“Encumbrance” means any charge, claim, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership, except for the following “Permitted Encumbrances”:

(a) liens in respect of property taxes or similar assessments, governmental charges or levies that (i) relate solely to the interests of a ground lessor and are not, in the aggregate for all such interests, in excess of $10 million, or (ii) are not yet due and payable;

(b) liens of landlords’, laborers’, shippers’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, (i) that relate solely to the interests of a ground lessor and are not in excess of $50,000, or (ii) arising in the ordinary course of business and securing obligations that are not yet due and payable;

(c) any easements, rights of public utility companies, rights-of-way, covenants, conditions, licenses, restrictions, reservations of mineral rights (with surface rights being waived) or similar non-monetary encumbrances that do not impair the use or operation of the applicable property, including property used as a communications tower site and the rental of that site to tower subtenants,

(d) rights of tenants in possession of a telecommunications tower site under a collocation agreements,

(e) ground lessor mortgages,

(f) other matters filed in the public real estate records which do not materially impair, in the lessee’s reasonable discretion, the use or operation of applicable property, including property used as a communication tower site and the rental of that site to tower subtenants, and

(g) liens on the shares of Capital Stock of Clearwire.

“Environmental Laws” means any Law relating to the environment (including air, water, vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), to pollutants, contaminants, wastes, chemicals or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, wastes or materials, or to human health or safety as it relates to the environment, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq., the National Environmental Policy Act, 42 U.S.C. § 4321 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq., the Clean Air Act, 33 U.S.C. § 2601 et seq., the National Historic Preservation Act, 16 U.S.C. § 470 et.seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. § 136 et seq., and the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq., and the regulations promulgated under these Laws, and all analogous state or local Laws, in the case of each of these federal, state or local Laws and regulations, as amended.

“Equityholders’ Agreement” has the meaning set forth in Section 1.3.

“ERISA” has the meaning set forth in Section 6.16.

“ERISA Affiliate” has the meaning set forth in Section 6.16.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” means American Stock Transfer.

“Execution Date” has the meaning set forth in the Preamble.

“FCC” means the Federal Communications Commission.

“FCC Consent” means that the FCC has released one or more public notices which, considered together, constitute its consent to the transfer of control or assignment of (i) each Clearwire License and Sprint License, and (ii) each Clearwire Lease or Sprint Lease requiring such consent, which are included in the Transactions; provided that if the FCC has released a public notice, news release or similar document or announcement that it will release a formal order addressing one or more of such transfers of control or assignments, the FCC has released a formal order affirmatively consenting to such transfers of control or assignments and setting forth the detailed terms and conditions, if any, thereof, and such order has become effective.

“FCC Rules” means the Communications Act, and the rules and regulations established by the FCC under the Communications Act, as codified in Title 47 of the Code of Federal Regulations, as any of them may be modified or amended from time to time hereafter, together with all orders and public notices of the FCC.

“Final Determination” means (i) any final determination of liability in respect of a Tax, that under applicable Law, is not subject to further appeal, review or modification through Proceedings or otherwise (including the expiration of the statute of limitations or a period for the filing of claims for refunds, amended Tax Returns or appeals from adverse terminations), including a “determination” as defined in Section 1313(a) of the Code or execution of an Internal Revenue Service Form 870 or 870AD (or comparable events for state, local or foreign income Tax purposes), (ii) the payment of Tax by a Party or any of their Affiliates, whichever is responsible for payment of such Tax under applicable Law with respect to any item disallowed or adjusted by a Taxing Authority, (iii) the execution by a Party or any of its Affiliates of an Issue Resolution Agreement (or similar or successor agreement, or comparable agreement for state, local or foreign income Tax purposes) in respect of a Tax pursuant to the Internal Revenue Service Compliance Assurance Process program (or similar or successor program, or comparable program for state, local or foreign income Tax purposes) or (iv) the receipt by a Party or any of its Affiliates of a Full or Partial Letter of Acceptance (or similar or successor agreement, or comparable agreement for state, local or foreign income Tax purposes) in respect of a Tax pursuant to the Internal Revenue Service Compliance Assurance Process program (or similar or successor program, or comparable program for state, local or foreign income Tax purposes).

“Final Order” means that 41 days have elapsed from the date of the FCC’s issuance of public notice of an action without any filing of any adverse request, petition or appeal by any third Person or adverse action by the FCC on its own motion, or, if challenged, the action will have been reaffirmed or upheld and the applicable period for seeking further administrative or judicial review will have expired without the filing of any action, petition or request for further review.

“Financial Statements” means all of the financial statements made by the applicable party included in filings made to the SEC, including any related notes thereto.

“GAAP” has the meaning set forth in Section 6.12(d).

“Google” has the meaning set forth in the Preamble.

“Google Agreements” means (i) the Products and Services Agreement to be entered into as of the Closing Date between Google and NewCo LLC, (ii) the Spectrum Agreement to be entered into as of the Closing Date between Google and NewCo LLC and (iii) the Letter Agreement to be entered into as of the Closing Date among NewCo, NewCo LLC, Comcast, Google and TWC, each substantially in the form agreed to by the Parties as of the date of this Agreement.

“Governmental Authority” means any (i) nation, state, county, city, town, village, district or other jurisdiction of any nature; (ii) federal, state, local, municipal, or other government; (iii) governmental or quasi-governmental authority of any nature; or (iv) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing power or authority of any nature.

“Governmental Consents” means the following consents, approvals, authorizations or permits of, or filings with or notification to, any Governmental Authority required for the performance of this Agreement:

(a) the applicable requirements, if any, of the Securities Act, the Exchange Act, state securities or “blue sky” Laws and filing and recordation of appropriate merger documents as required by Delaware Law,

(b) those required by the HSR Act and any applicable foreign antitrust Laws;

(c) the approval of the FCC and any applicable foreign Governmental Authorities governing telecommunications services, and

(d) filings with the SEC.

“Governmental Licenses” means all notifications, licenses, permits (including environmental, construction and operation permits), franchises, certificates, approvals, exemptions, classifications, registrations and other similar documents and authorizations issued by a Governmental Authority, and applications therefor, except Licenses issued by the FCC.

“GSA” has the meaning set forth in the definition of MHz-Pops.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” of any Person means, at any date, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services, other than (A) obligations under spectrum purchase agreements and purchase agreements for tower sites, equipment and related assets not yet due and payable as of the Closing Date and (B) trade accounts payable arising in the ordinary course of business, (iv) all obligations of such Person as lessee which are capitalized in accordance with GAAP, (v) all non-contingent obligations of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit or similar instrument, (vi) all Indebtedness secured by an Encumbrance on any asset of such Person, whether or not such Indebtedness is otherwise an obligation of such Person, but only to the extent of such Encumbrance, and excluding any purchase money security interests and (vii) all guarantees by such Person of Indebtedness of another Person (each such guarantee to constitute Indebtedness in an amount equal to the amount of such other Person’s Indebtedness guaranteed thereby).

“Indemnified Litigation” has the meaning set forth in Section 13.1(e).

“Indemnified Party” has the meaning set forth in Section 13.2(a).

“Indemnifying Party” has the meaning set forth in Section 13.2(a).

“Independent Advisor” has the meaning set forth in Section 6.1(c).

“Initial NewCo LLC Agreement” has the meaning set forth in Section 1.1(b).

“Intel” has the meaning set forth in the Preamble.

“Intel Agreements” means (i) the Market Development Agreement to be entered into as of the Closing Date between Intel and NewCo LLC, (ii) the Letter Agreement to be entered into as of the date of this Agreement between Intel and Sprint Spectrum L.P. and (iii) the Letter Agreement to be entered into as of the date of this Agreement between Intel and Clearwire, each substantially in the form agreed to by the Parties as of the date of this Agreement.

“Interest Period” means the period beginning on (i) for purposes of clause (i) of Section 1.2(f), the Sprint Pre-Closing Financing Repayment Date; (ii) for purposes of clause (ii) of Section 1.2(f), the date on which any interest was paid by Sprint Sub LLC to Sprint pursuant to the Secured Note with respect to the portion of the Reimbursement Amount for which the Secured Note is reduced pursuant to Section 1.2(e); and (iii) for purposes of Section 10.17(b), the first date on which an invoice for Sprint WiMAX Closing Date Inventory is due but not yet paid (in the case of the first Interest Period) or on the day following the last day of the Interest Period then ending (in the case of each subsequent Interest Period) and ending on the last day of each calendar month; provided that if an Interest Period would otherwise end (x) on a day which is not a Business Day, it shall be extended to the next succeeding Business Day and (y) after the relevant payment date, it shall end on the day preceding the payment date or, if such day is not a Business Day, the next preceding Business Day.

“Investor Material Adverse Effect” means, with respect to any Investor, any state of facts, change, event, effect or occurrence (when taken together with all other states of fact, changes, events, effects or occurrences) that is or would be reasonably likely to be materially adverse to the ability of such Investor to consummate the Transactions.

“Investor Supermajority in Interest” means any number of Investors whose collective Investment is greater than 75% of the Total Investment.

“Investment” means, with respect to each Investor, the contribution of each Investor made under Section 4.1 or Section 4.2.

“Investors” has the meaning set forth in the Preamble.

“Knowledge” means (i) with respect to Clearwire, all facts actually known after reasonable inquiry by any of the individuals listed on Section A-1 of the Clearwire Disclosure Schedule and (ii) with respect to Sprint, all facts actually known after reasonable inquiry by any of the individuals listed on Section A-2 of the Sprint Disclosure Schedule.

“Law” means any applicable foreign or domestic, federal, state or local law (including common law), statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or requirement of any Governmental Authority or any arbitration tribunal.

“Lease” means any written agreements, together with all amendments, waivers and notices to these written agreements, under which a Person (i) leases the right to use the transmission capacity associated with a License or (ii) has a right of first refusal or any other contractual right to acquire any rights for the use of any License, including without limitation, any agreement for the acquisition of a License or any right to lease spectrum rights under a License.

“Liabilities” means all debts, liabilities, obligations, responsibilities, response actions, losses, damages (whether compensatory, punitive, consequential, treble or other), fines, penalties and sanctions, absolute or contingent, matured or unmatured, liquidated or unliquidated, foreseen or unforeseen, on- or off-balance sheet, joint, several or individual, asserted or unasserted, accrued or unaccrued, known or unknown, when arising, including those arising under or in connection with any Law, and those arising under any contract, guarantee, commitment or undertaking, whether sought to be imposed by a Governmental Authority, private party, or a party, whether based in contract, tort, implied or express, warranty, strict liability, criminal or civil statute, or otherwise, and including any costs, expenses, interest, attorneys’ fees, disbursements and expense of counsel, expert and consulting fees, fees of third party administrators, and costs related thereto or to the investigation or defense thereof.

“LIBOR” means, for any Interest Period, the 6-month London Interbank Offered Rate as of 11:00 a.m. London time on the second Business Day prior to the last day of the Interest Period. The applicable rate will be determined by typing “US0006M <index> HP <go>“ on Bloomberg and selecting the yield shown on the screen for the applicable date.

“License” means an FCC license for the operation of 2.5 GHz Spectrum, including any application for a License and any application to renew any previously existing License.

“Listed Transaction” has the meaning set forth in Section 7.7(g).

“LLC Contribution” has the meaning set forth in Section 3.3(a).

“Marketing Funds” has the meaning set forth in Section 3.5.

“Merger” has the meaning set forth in Section 2.2.

“Merger Consideration” has the meaning set forth in Section 2.5.

“MHz-Pops” means, with respect to any set of spectrum rights, the number of MHz of spectrum bandwidth to which such rights apply, multiplied by the population residing within the Geographic Service Area (as defined in Section 27.1206 of the FCC Rules, a “GSA”) covered by such rights, as modified by any partitioning of such GSA, and as otherwise determined by applying the standards and methodology set forth below and in Article 9.

For the purpose of calculating MHz and MHz-Pops:

(a) the number of MHz of spectrum bandwidth attributable to any BRS License will equal all spectrum authorized by the FCC for such License, calculated as if the “Transition” contemplated by the FCC in WT Docket No. 03-66 has been completed with respect to such License (regardless of whether the Transition has been initiated or completed), less the portion of the spectrum for such License authorized in the J band (2568 MHz to 2572 MHz) or K band (2614 MHz to 2618 MHz);

(b) the number of MHz attributable to any EBS License that is subject to a Lease will equal all spectrum authorized by the FCC for such License (without regard to any licensee reservation other than as set forth in clause (ii) below), calculated as if the “Transition” contemplated by the FCC in WT Docket No. 03-66 has been completed with respect to such License (regardless of whether the Transition has been initiated or completed), less (i) the portion of the spectrum associated with such License authorized in the J band (2568 MHz to 2572 MHz) or K band (2614 MHz to 2618 MHz) and (ii) any MHz representing a full 5.5 MHz or 6 MHz channel that is reserved solely for the EBS licensee’s use following implementation of digital transmissions using the spectrum;

(c) only the MHz and MHz-Pops associated with Licenses that are in full force and effect shall be included in any calculation; and

(d) (i) if any Governmental Authority has required the disposition of any spectrum, such spectrum (and related MHz-Pops) shall not be included in such calculation even if such disposition is to occur or can be delayed until after the date of the applicable calculation, (ii) if Clearwire or any of its Subsidiaries or Sprint or any of its Subsidiaries has entered into a spectrum swap agreement relating to the exchange of spectrum with any Person that has not been consummated prior to the date of the applicable calculation but as to which the agreement is then in full force and effect and no party thereto is then in breach, it shall be assumed that the swap transaction has been consummated, and (iii) if Clearwire or any of its Subsidiaries or Sprint or any of its Subsidiaries has entered into any agreement that requires that transfer of a License or Lease to a Person other than Sprint, Clearwire or a Subsidiary of either, that has not been consummated prior to the date of the applicable calculation, such Lease or License (and related MHz-Pops) shall not be included in such calculation (it being understood that the taking of any actions referred to in clauses (ii) or (iii) are subject to the provisions of Section 10.1).

To the extent any License has been or is renewed or reinstated by the FCC following its expiration without the timely filing of an application for renewal or other termination by Final Order, for purposes of calculating MHz Pops, the GSA boundaries for such renewed or reinstated

License are determined by applying the applicable provisions in the FCC’s March 20, 2008 Declaratory Ruling in WT Docket No. 03-66 (Amendment of Parts 1, 21, 73, 74 and 101 of the Commission’s Rules to Facilitate the Provision of Fixed and Mobile Broadband Access, Educational and Other Advanced Services in the 2150-2162 and 2500-2690 MHz Bands, Third Order on Reconsideration and Sixth Memorandum Opinion and Order and Fourth Memorandum Opinion and Order and Second Further Notice of Proposed Rulemaking and Declaratory Ruling, 23 FCC Rcd. 6315 (2008)), or by such other boundaries as the FCC shall specify by Final Order in renewing or reinstating such License.

GSA and BTA boundaries are determined on a channel-by-channel basis in accordance with Sections 27.1206 and 27.1208 of the FCC Rules, respectively. Determination of population for any GSA or BTA will be based upon the current SRC, LLC population database, or such other industry-standard database as may be mutually agreed upon by the Parties. Sprint will use CelPlan® Technologies Inc. CelSpectrum™, and Clearwire will use MapInfo™ and its proprietary software, to determine GSA boundaries and associated population counts as well as to plot such GSAs for graphical presentation.

“Modified Tax Certificate” has the meaning set forth in Section 10.3(j).

“Nasdaq” means the Nasdaq Global Select Market.

“NewCo” has the meaning set forth in the Recitals.

“NewCo Capital Stock” means the Capital Stock of NewCo.

“NewCo Indemnified Persons” has the meaning set forth in Section 13.1.

“NewCo LLC” has the meaning set forth in the Recitals.

“NewCo LLC Plan” has the meaning set forth in Section 11.3(a).

“NewCo LLC Agreement” has the meaning set forth in Section 1.1(b).

“NewCo Volume Weighted Share Price” means the price equal to the average Daily Sales Price (rounded to the nearest ten-thousandth) of the Class A Common Stock for the fifteen (15) Trading Days selected by Sprint, Clearwire and the Investors in the manner described in the next two sentences out of the thirty (30) Trading Days ending on and including the Trading Day prior to the Adjustment Date (the “Random Trading Days”); provided, however, that (i) if the NewCo Volume Weighted Share Price is less than $17.00, then, for purposes of this Agreement, the NewCo Volume Weighted Share Price will be deemed to equal $17.00; and (ii) if the NewCo Volume Weighted Share Price is more than $23.00, then, for purposes of this Agreement, the NewCo Volume Weighted Share Price will be deemed to equal $23.00. The Random Trading Days shall be selected pursuant to a process reasonably acceptable to Sprint, Clearwire and each of the Investors which ensures that the selections are made on a random and blind basis without manipulation by any Party. The Random Trading Days shall be selected pursuant to such process by Sprint, Clearwire and the Investors, with a representative of each of Sprint and Clearwire each selecting five of those Random Trading Days and a representative of each of the five Investors each selecting one of those Random Trading Days. The blind selection process shall take place at the end of the Trading Day immediately prior to the Adjustment Date at a location that is reasonably acceptable to Sprint, Clearwire and the Investors and each Party shall be entitled to have a representative present.

“New Sprint LLC” has the meaning set forth in Section 3.2(b).

“NYSE” means the New York Stock Exchange.

“Objection” has the meaning set forth in Section 1.2(c).

“Parties” has the meaning set forth in the preamble.

“Partnership Tax Opinion” has the meaning set forth in Section 10.3(j).

“Pending Party Litigation” has the meaning set forth in Section 10.15.

“Person” means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivisions thereof or any group comprised of two or more of the foregoing.

“Pre-Closing Accrued Interest” has the meaning set forth in Section 1.2(b).

“Pre-Existing Intel Agreements” means (i) the Voting Agreement dated as of August 29, 2006 among Clearwire, Intel Pacific, Inc., Intel Capital Corporation and Eagle River Holdings, LLC and (ii) Side Letter dated as of June 28, 2006 by and among Clearwire, Intel Pacific, Inc. and Eagle River Holdings, LLC.

“Post-Closing Verification Period” has the meaning set forth in Section 1.2(c).

“Preferred Stock” has the meaning set forth in Section 6.13(a).

“Proceeding” means any claim, action, arbitration, hearing, legal complaint, investigation, litigation, or suit (whether civil, criminal, administrative) commenced, brought, conducted, or heard by or before, any Governmental Authority or arbitrator.

“Proxy Statement” has the meaning set forth in Section 6.20.

“Purchase Period” has the meaning set forth in Section 10.17(a).

“Reasonable Best Efforts” means the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to achieve that result as expeditiously and as reasonably as possible, except that a Person required to use Reasonable Best Efforts under this Agreement will not by this requirement be required to take actions that would result in a material adverse change in the benefits to the Person of this Agreement or dispose of any material asset (except as provided in this Agreement).

“Recapitalization” has the meaning set forth in Section 2.1.

“Receiving Party” has the meaning specified in Section 10.2(b).

“Registration Rights Agreement” means the Registration Rights Agreement dated as of the Closing Date, substantially in the form of Exhibit H.

“Registration Statement” has the meaning set forth in Section 10.8(a).

“Reimbursement Amount” has the meaning set forth in Section 1.2(c).

“Representative” means, with respect to a particular Person, any director, officer, member, manager, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

“Required Information” has the meaning set forth in Section 10.8(d).

“SEC” means the Securities and Exchange Commission.

“SEC Documents” has the meaning set forth in Section 6.12(a).

“Secured Note” has the meaning set forth in Section 1.2(b).

“Secured Note Documentation” means the Secured Note and other documents to be delivered in accordance with Exhibit L.

“Securities Act” means the Securities Act of 1933, as amended.

“Specified Clearwire Contracts” means Clearwire Contracts (a) which involve obligations of, or payments to Clearwire or any Subsidiary of Clearwire in excess of $10 million, (b) which involve the granting of any rights or any provisions that, individually or in the aggregate, materially restrict or adversely affect the development, licensing, marketing, distribution or sale of Clearwire’s or its Affiliates’ products or services, (c) which limit or purport to limit the freedom of Clearwire or any of its Affiliates to compete in any line of business or with any Person or in any area or which would so limit the freedom of NewCo or any of its Affiliates after the Effective Time, (d) which grant any exclusive license or supply or distribution agreement or right or other exclusive rights, (e) of Clearwire or any Domestic Clearwire Subsidiary which involve “most favored nation” or similar obligations or restrictions, (f) that would, after the Closing, purport to bind (or otherwise restrict in any way) any Affiliate of NewCo (other than NewCo or any of its Subsidiaries), (g) with Sprint or any of its Affiliates or (h) with (i) Eagle River or any of its Affiliates (excluding Clearwire and its Subsidiaries), (ii) any Person directly or indirectly owning, controlling or holding the power to vote, any of the outstanding voting securities of Eagle River or any of its Affiliates (excluding Clearwire and its Subsidiaries) or (iii) any director, manager or officer of Eagle River or any of its Affiliates (excluding Clearwire and its Subsidiaries) or any “associates” or members of the “immediate family” (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act) of any such director, manager or officer.

“Specified Sprint Contracts” means Sprint Contracts (a) which involve obligations of, or payments to Sprint or any Subsidiary of Sprint in excess of $10 million, (b) which involve the granting of any rights or any provisions that, individually or in the aggregate, materially restrict or adversely affect the development, licensing, marketing, distribution or sale of Sprint’s products or services of the Sprint WiMAX Business, (c) which limit or purport to limit the freedom of the Sprint WiMAX Business to compete in any line of business or with any Person or in any area or which would so limit the freedom of NewCo or any of its Affiliates after the Effective Time, (d) which grant any exclusive license or supply or distribution agreement or right or other exclusive rights, (e) which involve “most favored nation” or similar obligations or restrictions, (f) that would, after the Closing, purport to bind (or otherwise restrict in any way) any Affiliate of NewCo (other than NewCo or any of its Subsidiaries), (g) with Clearwire or any of its Affiliates or (h) in which Sprint or any of its Affiliates will be a counterparty following the Closing other than the agreements contemplated by this Agreement.

“Sprint” has the meaning set forth in the preamble.

“Sprint Affiliate Management Agreement” means an agreement (including any addenda) entered into between Sprint or its Affiliates and another Person for the purpose of engaging the other Person to both (i) manage portions of a CDMA mobile wireless communications network using the Person’s own network equipment and (ii) sell mobile wireless communications services as the agent of Sprint under the Sprint designated brand.

“Sprint Assets” means:

(i) the Sprint Contracts (subject to Section 3.5);

(ii) the Sprint Licenses;

(iii) the Sprint Leases;

(iv) the Sprint Intellectual Property;

(v) the Sprint Network Assets;

(vi) all Governmental Licenses relating to any Sprint License, Sprint Lease or Sprint Network Asset; and

(vii) all rights of Sprint and its Subsidiaries in the Proceedings identified as items 1 through 8 in Section 7.6 of the Sprint Disclosure Schedule.

“Sprint Budget” means the budget for the period beginning on April 1, 2008 through December 31, 2008 in the form agreed to by Sprint and the Investors and that has been provided to the Investors (but not to Clearwire).

“Sprint Closing Date MHz-Pops” has the meaning set forth in Section 9.3(d).

“Sprint Contracts” means any contracts of Sprint or of its Subsidiaries (other than Sprint Licenses or Sprint Leases) primarily relating to the Sprint Licenses, Sprint Leases, Sprint Network Assets or the Sprint WiMAX Business.

“Sprint Confidentiality Agreement” means the Agreement for Mutual Use and Non-Disclosure of Proprietary Information between Clearwire and Sprint dated February 16, 2008.

“Sprint De Facto Transfer Lease” means a Sprint Lease that is a long term de facto transfer leasing arrangement pursuant 47 C.F.R. 1.9030.

“Sprint Disclosure Schedule” has the meaning set forth in the preamble to Article 7.

“Sprint HoldCo LLC” has the meaning set forth in the recitals.

“Sprint In-Lease” means any Sprint Lease other than (i) a Lease under which Sprint or any of its Subsidiaries is the lessor or sublessor, or (ii) any such Lease under which Sprint or any of its Subsidiaries is the lessee of a Clearwire License.

“Sprint Intellectual Property” means the intellectual property being assigned to NewCo (or an Affiliate of NewCo) under the Intellectual Property Rights Agreement in the form agreed to by the Parties as of the date of this Agreement, subject to the updating of the schedules to the Intellectual Property Rights Agreement on the Closing Date as contemplated by the Intellectual Property Rights Agreement.

“Sprint Lease” means any Lease under which Sprint or any of its Subsidiaries is a party and that encumbers a License.

“Sprint Leased FCC Licenses” has the meaning set forth in Section 7.4(h).

“Sprint Licenses” means the Licenses held by Sprint or its Subsidiaries.

“Sprint License Disputes” has the meaning set forth in Section 7.6(b).

“Sprint License Facilities” has the meaning set forth in Section 7.3(c)

“Sprint Material Adverse Effect” means any state of facts, change, event, effect or occurrence (when taken together with all other states of fact, changes, events, effects or occurrences) that is or would be reasonably likely to be materially adverse to (a) the condition (financial or otherwise), business, assets or liabilities of the Sprint Assets or Sprint WiMAX Business taken as a whole, or (b) the ability of Sprint, Sprint HoldCo LLC, Sprint Sub LLC and the Transfer Entities to consummate any of the Transactions. However, none of the following, either alone or in combination, will constitute or be taken into account in determining whether there has been a Sprint Material Adverse Effect for purposes of clause (a) (i) any change in the market price of the Capital Stock of Sprint after the date of this Agreement (except this clause (i) does not exclude any underlying circumstance, change, event, fact, development or effect that may have caused that change in market price), (ii) changes, circumstances or conditions generally affecting any industry in which Sprint or any of its Subsidiaries participate and not having a materially disproportionate effect on Sprint and its Subsidiaries (iii) changes generally affecting United States or global economic conditions or financial, banking or securities markets, (iv) changes resulting from a change in any applicable law, rule or regulation or GAAP or official interpretation thereof or other accounting requirement or principle and not having a materially disproportionate effect on Sprint and its Subsidiaries as compared to other companies in its industry, (v) changes resulting from any act of God; (vi) changes resulting from any act of war or terrorism (or any escalation thereof) or any national or international political or social event or condition, including the engagement by the United States in hostilities or the expansion of hostilities ongoing on the date of this Agreement, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States and not uniquely targeting or having a unique or materially disproportionate effect on Sprint and its Subsidiaries, or (vii) changes, facts, circumstances or conditions attributable solely to the announcement or existence of this Agreement or any Transaction contemplated by or in compliance with any term of this Agreement; provided, however, that the exception in this clause (vii) will not be deemed to apply to references of Sprint Material Adverse Effect in the representations and warranties set forth in Sections 7.2 and 7.10 and, to the extent related to such representations and warranties, the conditions set forth in Sections 9.3(a) and 9.4(a).

“Sprint Network Assets” means tower sites, equipment and related assets (including design plans) owned by Sprint or any of its Subsidiaries and used solely in connection with the Sprint Licenses and Sprint Leases.

“Sprint Out-Lease” means any Sprint Lease under which Sprint or any of its Subsidiaries is the lessor or sublessor, other than any such Lease (i) under which Clearwire or any of its Subsidiaries is the lessee of a Sprint License, (ii) that expires by its terms within 12 months of the Execution Date, or (iii) the terms of which permit Sprint to terminate such Sprint Lease within 12 months of the Execution Date.

“Sprint Pre-Closing Financing” has the meaning set forth in Section 1.2(a).

“Sprint Pre-Closing Financing Repayment Date” has the meaning set forth in Section 1.2(b).

“Sprint Restructuring Transfer Taxes” has the meaning set forth in Section 10.11.

“Sprint Samsung Agreement” means that certain Master Supply Agreement by and between Sprint/United Management Company and Samsung Telecommunications America, LLC, dated August 22, 2007.

“Sprint Senior Debt Agreements” means, collectively, (i) the Credit Agreement dated as of December 19, 2005, as amended, among Sprint Nextel Corporation, Nextel Communications, Inc., Sprint Capital Corporation, the banks and other financial institutions and lenders that are parties thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent, (ii) the Indenture dated as of October 1, 1998 among Sprint Capital Corporation, Sprint Corporation and Bank One, NA, as trustee, together with all supplements thereto, (iii) the Credit Agreement dated as of March 23, 2007 between Sprint Nextel Corporation and Export Development Canada and (iv) each other credit or loan agreement, indenture, or other similar instrument (or series of related instruments) evidencing or governing indebtedness for money borrowed or guarantees of Sprint or any of its Subsidiaries in an amount equal to or greater than $100,000,000 (provided that (x) any indebtedness borrowed or issued pursuant to a “base” indenture or credit agreement with multiple facilities, series or tranches shall be aggregated for purposes of this calculation, and (y) the amount of indebtedness for purposes of this calculation under any revolving facility shall be the maximum amount available to be borrowed under such facility).

“Sprint Sub LLC” has the meaning set forth in the Recitals.

“Sprint WiMAX Business” means the WiMAX Business of Sprint and its Subsidiaries, including the Sprint Assets.

“Sprint WiMAX Closing Date Inventory” has the meaning set forth in Section 10.17(a).

“Sprint WiMAX Inventory” means the inventory Sprint and its Subsidiaries purchases under (i) the Sprint Samsung Agreement, (ii) the Binding Term Sheet between Sprint United Management Company and Motorola Inc. for Next Generation Mobile Wireless Broadband, effective as of August 4, 2006, and (iii) the Master Purchase Agreement for Technical Deliverables and Related Services, dated June 1, 2007 by and between Sprint/United Management Company and KMW USA Inc.

“Stockholders’ Meeting” has the meaning set forth in Section 6.20.

“Subsidiary” means a corporation, association, subsidiary, partnership, limited liability company or other entity of which any Party controls, directly or indirectly, 50% or more of the outstanding equity interests; provided that following the Closing, neither NewCo nor any of its Subsidiaries shall be considered a Subsidiary of Sprint or its Affiliates.

“Superior Proposal” has the meaning set forth in Section 10.4(f).

“Surviving Entity” has the meaning set forth in Section 2.2.

“Tax” or “Taxes” means any federal, state, local, or foreign taxes, assessment, duties, fees, levies, imposts, deductions, or withholdings, including income, gross receipts, ad valorem, value added, excise, real or personal property, asset, sales, use, license, payroll, transaction, capital, net worth, franchise taxes, estimated, withholding, employment, social security, workers compensation, environmental, utility, severance, production, unemployment compensation, occupation, premium, windfall profits, transfer, gains, or other tax or governmental charge of any nature whatsoever, imposed by any Governmental Authority of any government or country or political subdivision of any country, and any liabilities with respect thereto, including any penalties, additions to tax, fines or interest thereon and includes any liability for Taxes of another person by contract, as a transferee or successor, under Treas. Reg. § 1.1502-6 or analogous state, local or foreign Law provision or otherwise.

“Tax Certificate” has the meaning set forth in Section 10.3(j).

“Tax Counsel” means Davis Wright Tremaine LLP, Kirkland & Ellis LLP, or other legal counsel nationally recognized in matters relating to federal income taxation reasonably acceptable to Sprint, Comcast, TWC, BHN and Intel.

“Tax Return” means any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Taxing Authority in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Law relating to any Tax, including any schedule or attachment thereto and any amendment to those documents.

“Taxing Authority” means the Internal Revenue Service and any other federal, state, local or foreign governmental authority, agency, or instrumentality responsible for the administration or assessment of any Tax.

“Termination Date” has the meaning set forth in Section 12.1(e).

“Third Party Claim” has the meaning set forth in Section 13.2(a).

“Total Investment” means the aggregate Investments of Comcast, TWC, BHN, Google and Intel.

“Trading Day” means a day that Class A Common Stock is traded on Nasdaq or the NYSE, if applicable.

“Transaction Related Agreements” has the meaning set forth in Section 6.21.

“Transactions” means those transactions contemplated by Article 1, Article 2, Article 3, Article 4, and Article 5.

“Transfer Taxes” means sales, use, stamp, recording, transaction-related excise, gross receipts or similar transfer taxes, fees and charges. For the avoidance of doubt, Transfer Taxes do not include any Tax measured by net income, profit, or gain of any Person.

“Transfer Entities” means those Persons wholly owned, directly or indirectly by Sprint and listed in Section 7.1(c) of the Sprint Disclosure Schedule as modified before the Closing in accordance with Section 3.2(b).

“Transferred Employee” has the meaning set forth in Section 11.1(c).

“TWC” has the meaning set forth in the Preamble.

“Uncertificated Shares” has the meaning set forth in Section 2.6(a).

“Voting Units” has the meaning set forth in the NewCo LLC Agreement.

“WiMAX” means the IEEE 802.16e-2005 Wave 2 conforming technology standard, including future evolution thereof (as defined by the WiMAX Forum).

“WiMAX Forum” means the industry-led, non-profit corporation formed to promote and certify compatibility and interoperability of broadband wireless products utilizing industry standard, IEEE 802.16.

“WiMAX Businesses” means the assets, operations and businesses as of the Closing Date held by a Party or any of its Affiliates that relate to the present or future ownership, control and operation of systems or networks to provide telecommunications and information services over the 2.5 GHz Spectrum.

“Wireless Broadband Network” has the meaning set forth in the Recitals.